UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

COLONY CAPITAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To the Stockholders of Colony Capital, Inc.:
It is our pleasure to invite you to the 2020 annual meeting of stockholders (the “2020 Annual Meeting”) of Colony Capital, Inc., a Maryland corporation. In light of public health concerns, the 2020 Annual Meeting will be conducted virtually, via live audio webcast, on May 5, 2020, beginning at 10:00 a.m., Eastern Time. You will be able to attend the virtual 2020 Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting: www.viewproxy.com/colonycapital/2020.
The enclosed materials include a notice of meeting, proxy statement, proxy card, self-addressed pre-paid envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2019.
I sincerely hope that you will be able to attend and participate in the virtual meeting. Whether or not you plan to attend the annual meeting via the live webcast, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or Internet. The proxy card materials provide you with details on how to authorize a proxy to vote by these three methods.

We look forward to receiving your proxy and thank you for your continued support.
Sincerely,

THOMAS J. BARRACK, JR. Executive Chairman & Chief Executive Officer

April 1, 2020 Los Angeles, California

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 5, 2020
10:00 a.m., Eastern Time
Via Live Audio Webcast:
www.viewproxy.com/colonycapital/2020

ITEMS OF BUSINESS

1.	Election of Directors: Elect 12 directors nominated by our Board of Directors, each to serve until the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified;

2.	Advisory Vote on Executive Compensation: Approve, on a non-binding, advisory basis, named executive officer compensation as disclosed in the accompanying proxy statement;

3.
Ratification of Independent Registered Public Accounting Firm: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	Other Business: Transact any other business that may properly come before the 2020 Annual Meeting or any postponement or adjournment of the 2020 Annual Meeting.
RECORD DATE
You can vote if you are a stockholder of record on March 19, 2020.
ANNUAL REPORT
Our 2019 Annual Report to Stockholders accompanies, but is not part of, these proxy materials.
PROXY VOTING
Your vote is very important. Whether or not you plan to attend the virtual 2020 Annual Meeting via live webcast, you are encouraged to read the proxy statement and submit your proxy card or voting instructions form as soon as possible to ensure that your shares are represented and voted at the 2020 Annual Meeting. If you hold your shares as a record holder, you may vote your shares by proxy via the phone or the Internet by following the instructions provided on the enclosed proxy card or by completing, signing, dating and returning your proxy card in the postage-paid envelope provided. If you hold your shares through a broker or other custodian, please follow the instructions you received from the holder of record to vote your shares.

By Order of the Board of Directors,

RONALD M. SANDERS
Executive Vice President, Chief Legal Officer and Secretary
April 1, 2020 Los Angeles, California

PROXY SUMMARY

PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Colony Capital, Inc., a Maryland corporation (the “Company,” “Colony Capital,” “Colony,” “CLNY,” “we,” “our” or “us”), on or about April 1, 2020.
2020 ANNUAL MEETING

•	Date and Time: May 5, 2020, at 10:00 a.m., Eastern Time

•	Place: Via live audio webcast at www.viewproxy.com/colonycapital/2020

•
Voting: Only holders of record of the Company’s Class A common stock, $0.01 par value per share (“Class A common stock”) and Class B common stock, $0.01 par value per share (“Class B common stock,” and together with Class A common stock, our “common stock”), as of the close of business on March 19, 2020, the record date, will be entitled to notice of the annual meeting and entitled to vote at the 2020 Annual Meeting. Each share of Class A common stock entitles its holder to one vote. Each share of Class B common stock entitles its holder to 36.5 votes.

PROPOSALS AND BOARD RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	FOR MORE INFORMATION
1	Election of Directors	FOR each of the nominees listed on the enclosed proxy card	Page 9
2	To adopt a resolution approving, on a non-binding, advisory basis, named executive officer compensation	FOR	Page 36
3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	FOR	Page 71
HOW TO CAST YOUR VOTE
We have provided you with three different methods for you to vote your proxy. Please see the enclosed proxy card or voting instruction form for additional details regarding each voting method.

BY INTERNET USING A COMPUTER	BY TELEPHONE	BY MAIL

Vote 24/7	Dial toll-free 24/7	Cast your ballot, sign your proxy card and send by pre-paid mail
OUR MISSION FOR 2020 AND BEYOND: Bridging the Digital Divide
In 2019, following a thoughtful and thorough review of our Company’s business units, assets and liabilities, with the unanimous support of our Board of Directors, including its Strategic Asset Review Committee, we formulated and began to implement a strategic pivot to become the leading global company in the digital real estate industry, and the preferred solutions provider of occupancy, infrastructure and capital to the world’s leading mobile communications and technology companies. We believe that there are several compelling factors that support this strategic pivot decision, including:

•
the identification of a talented and driven management team, led by Marc C. Ganzi, our CEO-elect (which will be effective July 1, 2020), with over two decades of operational expertise, to capitalize on these trends and drive meaningful value for CLNY shareholders;

•
among real estate and infrastructure asset classes, digital infrastructure has exhibited one of the strongest demand fundamentals and secular growth prospects driven by powerful themes including 5G, artificial intelligence, the internet of things and cloud services; and

2 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROXY SUMMARY

•
the essential and ‘utility-like’ nature of digital infrastructure as an asset class, characterized typically by long-duration contracts with investment-grade counterparties and recurring revenue and cash flow streams.

With our clear strategic direction established, we have made the following commitments to our stockholders for 2020 and beyond:

–
to rotate our balance sheet capital into total-return driven assets in which we have a durable competitive advantage, favorable growth prospects, low recurring capital expenditures and a significant control position

–	to strengthen our balance sheet by retiring and refinancing our liabilities

–	to co-invest balance sheet deployment with a significant quantum of third-party capital, on which we expect to earn attractive investment management economics

–	to grow our cash flow through the accelerated expansion of our balance sheet-led digital real estate investments

–	to simplify complexity and confusion of our strategy and balance sheet by defining a clear mission with easily definable assets and business silos
With Colony’s global scale and operating platform, outstanding capital markets access and ability to invest across the capital stack in digital assets, we believe we are well positioned to execute our strategic transformation and commitments to stockholders and create sustainable and long-term value for our stockholders.
RECENT OPERATIONAL AND DIGITAL STRATEGY HIGHLIGHTS
We believe the following accomplishments since the beginning of 2019 highlight the Company’s significant transformational progress and dedication to its digital strategic pivot:

•
Digital Bridge: Acquired Digital Bridge Holdings, LLC (“DBH”), the investment manager of Digital Colony Partners (“DCP”) and six digital portfolio companies, and merged its world-class team of investment professionals with Colony’s

•	Digital Colony Partners: Closed on $4.1 billion of commitments for DCP, the largest first-time fund for digital real estate in history

•	CEO Succession: Designated Marc Ganzi as Colony Capital's next CEO, which will be effective July 1, 2020

•
Balance Sheet Rotation: Acquired a 20.4% ownership interest in Data Bridge Holdings, LLC and its wholly owned subsidiary, DataBank Holdings, Ltd. (collectively, “DataBank“), the leading private owner and manager of Edge Data Centers in the United States with a nationwide footprint, for approximately $185 million

•
Industrial: Completed the sale of the light industrial platform for an aggregate gross sale price of $5.7 billion (aggregate net proceeds to us of $1.25 billion), delivering a 17% IRR while utilizing modest leverage

•	OED: Sold $717 million of OED asset monetizations with net equity proceeds of $566 million

•	NRE: Completed the sale of NorthStar Realty Europe Corp. (“NRE”), delivering a 16% IRR since inception and generating gross proceeds of $160 million

•
Credit: Closed a $1.0 billion collateralized loan obligation (CLO) at Colony Credit Real Estate, Inc. (NYSE: CLNC); and held a closing of the Company’s fifth global real estate credit fund, with total capital commitments of $428 million

•
G&A Reduction: Achieved well over 100% of the expected total $50 million to $55 million, or $45 to $50 million on a cash basis, of previously announced annual compensation and administrative cost savings on a run rate basis since November 2018 to date

•	Healthcare: Refinanced an aggregate $2.3 billion of debt, including the $1.725 billion US GAHR loan

•	Hospitality: Refinanced three portfolios totaling $1.1 billion of debt on accretive terms that extend maturities 4-7 years

3 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROXY SUMMARY

•
Returning Capital to Stockholders: Returned approximately $2.6 billion, as of December 11, 2019, to common and preferred stockholders through dividends, redemptions, and repurchases over the last three years

4 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROXY SUMMARY

BOARD COMPOSITION AND REFRESHMENT (page 12)
Our Board recognizes the importance of having the right mix of skills, expertise and experience and is committed to continuously reviewing its capabilities and ongoing refreshment. In 2019, in connection with the Cooperation Agreement (the “2019 Cooperation Agreement”) with Blackwells Capital LLC (“Blackwells Capital”), a stockholder of the Company, our Board appointed three new independent directors to the Board - Craig M. Hatkoff, Raymond C. Mikulich and Dale Anne Reiss - each with valuable real estate and finance experience as well as new perspectives that they bring to the Board.
In addition, in connection with the Company’s strategic pivot to digital real estate and infrastructure and in furtherance of the Board’s commitment to best-in-class governance practices, we engaged Spencer Stuart, a third party consultant, to work with the Nominating and Corporate Governance Committee, the Board and management to provide an analysis with respect to the composition and refreshment of the Board. As a result, the Board has taken actions to effect the following enhancements to our Board governance and refreshment:

•	committed to reducing the Board size to no more than 10 members by the 2021 annual meeting of stockholders, which is expected to include up to three independent directors with digital experience

•	engaged in a robust search to identify potential independent Board candidates with digital experience to join the Board

•	reduced the number of Board committees from eight to four (including three standing committees) by the 2020 Annual Meeting
In March 2020, the Company entered into a cooperation agreement (the “2020 Cooperation Agreement”) with Blackwells Capital pursuant to which we agreed to expand the size of the Board to create one vacant seat and include Jeannie H. Diefenderfer as a director nominee in the Proxy Statement for the 2020 Annual Meeting. As described further in “Proposal No. 1—Board of Directors,” Ms. Diefenderfer brings additional diversity to our Board, along with an extensive background in digital investing and digital real estate, which we believe will further enhance the Board’s oversight of management in the continued implementation of our digital-focused strategy.
Colony Capital Board of Directors - At-A-Glance
With Ms. Diefenderfer’s election to the Board at the 2020 Annual Meeting, our Board of Directors will be:

Over 90% independent	25% of directors are female	average tenure: 5.2 years
BOARD NOMINEES (page 12)
The following table provides information about the 12 candidates who have been nominated by our Board of Directors for election to our Board of Directors.

5 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROXY SUMMARY

		DIRECTOR	INDEPENDENCE		STANDING COMMITTEE MEMBERSHIPS
NAME	AGE	SINCE	STATUS(1)	OCCUPATION	AC	CC	NG	RC
Thomas J. Barrack, Jr.	72	2009	No (Employed by the Company)	Executive Chairman and Chief Executive Officer of CLNY	—	—	—	—
Douglas Crocker II	79	2017	Yes	Former Chairman of Pearlmark Multifamily Partners	M, E	—	—	M
Nancy A. Curtin(2)	62	2015	Yes	Former CIO/Head of Investments of Close Brothers Asset Management	—	—	—	M
Jeannie H. Diefenderfer	59	—(3)	Yes	Founder/CEO of courageNpurpose, LLC	—	—	—	—
Jon A. Fosheim	69	2017	Yes	Former CEO of Oak Hill REIT Management	M, E	—	C	—
Craig M. Hatkoff	65	2019	Yes	Founder of Victor Capital Group, LP	—	—	M(5)	M(4)
Raymond C. Mikulich	67	2019	Yes	Managing Partner of Ridgeline Capital Group LLC	—	M(4)	—	M(4)
George G. C. Parker	80	2009	Yes	Dean Witter Distinguished Professor of Finance, Stanford University	C,E	M	—	—
Dale Anne Reiss	72	2019	Yes	Global and Americas Director of Real Estate, Hospitality and Construction, Ernst & Young LLP (retired)	M, E(4)	—	M(4)	—
Charles W. Schoenherr	60	2017	Yes	Managing Director of Waypoint Residential, LLC	M, E	M	—	—
John A. Somers	76	2009	Yes	Former Head of Fixed Income and Real Estate for TIAA-CREF	—	—	M	C
John L. Steffens	78	2009	Yes	Founder of Spring Mountain Capital, LP	—	C	M	—

(1)	Independence is determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards.

(2)	Lead Independent Director of the Board of Directors.

(3)	Director nominee for the 2020 Annual Meeting pursuant to the 2020 Cooperation Agreement.

(4)	Effective as of September 25, 2019.

(5)	Effective as of February 19, 2020.
AC Audit Committee CC Compensation Committee NG Nominating & Corporate Governance Committee RC Risk Committee
C Committee Chair M Committee Member E Audit Committee Financial Expert
CORPORATE GOVERNANCE HIGHLIGHTS

No Classified Board	Majority Voting Standard for Election of Directors	Anti-Hedging/Pledging Policy
Opted out of MUTA(1)	Favorable Stockholder Rights(2)	Stock Ownership Guidelines for Directors and Officers

(1)	Stockholder approval required for CLNY board to adopt a classified board structure and other anti-takeover provisions.

(2)	CLNY stockholders have the ability to call special stockholders meetings, remove and replace directors, amend bylaws, approve increases in the number of shares authorized for issuance.
STOCKHOLDER ENGAGEMENT — We Heard You. We Took Action.
Our Board believes in listening to and communicating with stockholders. We believe stockholder insight and recommendations should be an integral part of Board discussions on many matters. The input we receive from stockholders as part of our regular engagement efforts impacts our compensation and corporate governance policies in a meaningful way. The Board,

6 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROXY SUMMARY

senior management and our investor relations team maintain a robust dialogue with investors to gain their perspectives on current issues and address any questions or concerns.

In 2019 and 2020, our Board and management engaged with numerous stockholders regarding their views on the Company’s digital strategy pivot, Board composition and refreshment, corporate governance practices, ESG policies and executive compensation program, among other topics. In addition to management’s frequent interactions with stockholders throughout the year, this year Nancy A. Curtin, our Lead Independent Director, and Craig M. Hatkoff, another independent Board member, both of whom are members of the Strategic Asset Review Committee, led and participated along with Thomas J. Barrack, Jr., our Executive Chairman and CEO, Marc C. Ganzi, our incoming CEO (which will be effective July 1, 2020), Mark M. Hedstrom, our Chief Financial Officer and Chief Operating Officer, and Ronald M. Sanders, our Chief Legal Officer, in a significant stockholder outreach campaign.

Reached out to
stockholders
representing more than
50%
of outstanding shares

Our stockholder engagement campaign involved discussions with stockholders representing more than half of our shares, after excluding shares held by insiders. The feedback we received from this outreach campaign, as described below, served as the basis for the meaningful changes we implemented in our executive compensation program for 2020.

What We Heard From Stockholders	How our Compensation Committee Responded
Majority of long-term incentive equity plan (LTIP) awards from the Company and managed companies consist of time-based awards	Implemented policy for 2020 that 50% of LTIP will be performance-based, regardless of the source of the LTIP
Portion of incentive payouts tied to individual goals & objectives is too high	For 2020, decreased the portion of cash incentive payout tied to individual goals & objectives from 40% to 25%
Increase rigor of relative TSR goals
For 2020 performance-based LTIP awards and going forward, (1) eliminated payouts below 25th percentile performance ranking (previously payout for threshold vesting was at 10th percentile); (2) increased target payout to 55th percentile performance ranking (previously target payout was at 50th percentile); and (3) implemented policy to cap payouts at 100% of target when absolute TSR is negative

Enhance disclosure of incentive payouts tied to individual goals & objectives	Presented enhanced disclosure in this Proxy Statement with individual goals & objectives, with comparisons to goals and actual results where possible (see page 49)
If setting performance goals lower than prior year’s target, provide enhanced disclosure as to rationale	Presented enhanced disclosure regarding rationale for target levels for 2019 that are below 2018 (see page 48)
For further information, see “Executive Compensation Highlights” below.
COMMITMENT TO ENVIRONMENTAL, SOCIAL & GOVERNMENTAL (ESG) INITIATIVES
In our 28 year history, Colony has had a long standing commitment to integrating environmental, social and governance principles throughout its business, both at the firm/corporate level and across its owned and managed investments. In connection with our digital strategic shift, we seek to improve our operating performance and the operating performance of the digital companies in which we invest by helping to sustainably connect the world’s leading mobile communications and technology companies with enterprises and consumers at the lowest possible cost with the lowest possible carbon footprint.
ESG Practices Highlights

•	We maintain 14 industry best practice policies addressing climate, energy, water, waste, and occupant wellbeing for owned and managed real estate assets

7 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROXY SUMMARY

•
We focus on minimizing our environmental footprint (e.g., energy/water consumption, biodiversity, etc) and, working with BSR (a large NGO focused on sustainability), we have implemented a robust ESG focused due diligence process

•	We are focused on increasing the gender diversity of Digital Colony senior investment professionals and in 2019, two female executives were added to the team

•	We have a dedicated Corporate Responsibility page on CLNY’s website

•	We deliver an annual ESG report (since 2015)

•	In May 2019, we adopted an ESG policy, which is also available on CLNY’s website
EXECUTIVE COMPENSATION HIGHLIGHTS (page 37)
For 2020, we have heard our stockholders and have made several meaningful changes to the structure of our executive compensation program to further strengthen our pay-for-performance alignment and the alignment of the long-term interests of our management with our stockholders, including the following:
Sizable reductions in target executive incentive compensation. For 2020, the size of potential annual cash bonuses and long-term equity incentive awards was considerably reduced to better align our executive compensation with the peer group median. This resulted in a 10% reduction in our CEO’s and President’s 2020 targets, in the aggregate, over 2019. The aggregate 2020 targets for our executive officers were reduced by 8%.
Substantial increase in percentage of annual cash bonus payout tied to financial metrics. For 2020, the weighting of corporate financial metrics in the annual incentive plan for cash bonuses was increased from 60% to 75%, while the weighting of individual goals and objectives was decreased from 40% to 25%.
Higher performance thresholds for payout in relative TSR performance-based equity awards. For relative TSR performance-based awards for 2020, we increased the rigor of such performance goals by raising the bar for the minimum payout threshold to the 25th percentile (from the 10th percentile) and the target payout threshold to the 55th percentile (from the 50th percentile). Additionally, we adopted a policy that caps payouts of performance-based equity awards at target when absolute TSR is negative.
Increased portion of all equity awards granted to executives tied to performance-based vesting. For 2020, 50% of all equity awards, whether issued by the Company or a managed investment vehicle, are subject to performance-based vesting criteria.

8 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

PROPOSAL NO. 1:     Election of Directors
Our Board currently consists of 11 members. Pursuant to the 2020 Cooperation Agreement with Blackwells Capital, we agreed to expand the size of the Board to 12 to create one vacant seat and include Jeannie H. Diefenderfer as a director nominee for the Board in the Proxy Statement for election at the 2020 Annual Meeting. As a result, and based on the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously recommended that the following 12 persons to be elected to serve on our Board, each until the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified: Thomas J. Barrack, Jr., Douglas Crocker II, Nancy A. Curtin, Jeannie H. Diefenderfer, Jon A. Fosheim, Craig M. Hatkoff, Raymond C. Mikulich, George G. C. Parker, Dale Anne Reiss, Charles W. Schoenherr, John A. Somers and John L. Steffens.
As discussed in “Board of Directors” below, we engaged Spencer Stuart, a third party executive search firm and consultant, to assist us in evaluating Board composition, governance and refreshment matters, with a focus on identifying potential director candidates with appropriate digital experience to join our Board as we continue to execute on our digital evolution. As a result of this evaluation, our Board has committed to reducing the size of our Board to no more than 10 members by the 2021 annual meeting of stockholders. In addition, we engaged Spencer Stuart in connection with our search for potential director candidates with digital experience.
All of the nominees are current directors and were elected by the stockholders at the 2019 annual meeting of stockholders, except for (i) Ms. Reiss, who was appointed to the Board shortly after the 2019 annual meeting and (ii) Ms. Diefenderfer, who was nominated for election to our Board at the 2020 Annual Meeting in accordance with the 2020 Cooperation Agreement.
In February 2019, the Company announced the implementation of a series of changes designed to enhance its corporate governance, and entered into the 2019 Cooperation Agreement with Blackwells Capital. In connection with the 2019 Cooperation Agreement, our Board appointed Mr. Hatkoff and Mr. Mikulich as new independent directors to our Board, effective February 11, 2019, and further agreed with Blackwells Capital to mutually agree on one additional independent director to be appointed to our Board. As a result, and with Blackwells Capital’s approval, our Board appointed Ms. Reiss as a new independent director effective on June 19, 2019. We have fully performed our obligations under the 2019 Cooperation Agreement, which terminated in accordance with its terms on October 30, 2019.
In March 2020, the Company announced that it entered into the 2020 Cooperation Agreement with Blackwells Capital and, in connection with such agreement, identified Ms. Diefenderfer as a director nominee for election at the 2020 Annual Meeting. In addition, pursuant to the 2020 Cooperation Agreement, at the 2020 annual meeting of stockholders and each annual or special meeting of the Company (or any of its affiliates, including but not limited to Colony Credit Real Estate, Inc.) with a record date prior to the third anniversary of the date of the Cooperation Agreement, Blackwells Capital has agreed to vote, or cause to be voted, all of the Company’s common stock beneficially owned by Blackwells Capital or its controlling or controlled affiliates in favor of the election of all the director nominees recommended for election by the Board and otherwise in accordance with the Board’s recommendation on all other proposals, subject to certain limited exceptions.
Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the 2020 Annual Meeting, a nominee is not able to serve for any reason or for good cause will not serve, proxies will be voted for an additional person designated by our Board, unless our Board determines to reduce the number of directors or to leave a vacant seat on our Board in accordance with the Company’s charter and bylaws.
Our Board of Directors Unanimously Recommends a Vote “FOR” the Election of Each of the Nominees Identified Above and Nominated by our Board of Directors on the Enclosed Proxy Card.

9 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

BOARD OF DIRECTORS
Our Board of Directors believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibility. All of our directors except our Executive Chairman, who is also currently our Chief Executive Officer, are independent. Each of our directors attended at least 75% of the aggregate number of meetings held by: (i) the Board of Directors during such director’s respective term of service in 2019; and (ii) each committee during the period in 2019 for which such director served as a member.
Our Board also recognizes the importance of refreshment, particularly in light of the Company’s recent determination to shift its focus towards a digital real estate and infrastructure strategy. In December 2019, we engaged Spencer Stuart, a third party executive search firm and consultant, to assist us in evaluating Board composition, governance and refreshment matters, as we continue to execute on our digital evolution. As a result, the Board has taken actions to effect the following enhancements to our Board governance and refreshment:

•	committed to reducing the Board size to no more than 10 members by the 2021 annual meeting of stockholders, which is expected to include up to three independent directors with digital experience

•	engaged in a robust search to identify potential Board candidates with digital experience and who will be independent to join the Board

•	reduced the number of Board committees from eight to four (including three standing committees) by the 2020 Annual Meeting
The commitment to reduce the size of our Board to no more than 10 members by the 2021 annual meeting of stockholders assumes that Marc C. Ganzi will be appointed to our Board in connection with his appointment as our CEO effective July 1, 2020 and Thomas J. Barrack, Jr. will continue in his role as Executive Chairman. Therefore, by the 2021 annual meeting of stockholders, we expect our Board will include up to eight independent directors, one or more of whom are expected to have digital experience. We engaged Spencer Stuart to assist us in our search for potential director candidates with digital experience.
In addition, pursuant to the 2020 Cooperation Agreement, the Board nominated Jeannie H. Diefenderfer for election to our Board at the 2020 Annual Meeting. As described further below in “—Our Director Nominees,” Ms. Diefenderfer brings additional diversity to our Board, along with an extensive background in digital investing and digital real estate, which we believe will further enhance the Board’s oversight of management in the continued implementation of our digital-focused strategy.

10 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

BOARD COMPOSITION AND REFRESHMENT
The top skills and expertise of our Board nominees:

CEO/Executive Leadership	7
Qualified Financial Expert	7
REIT Industry	9
Capital Markets	11
Investment/Portfolio Management	11
Risk Management	9
Legal/Regulatory	5
Strategic Transformation	9
Human Capital	6
Corporate Governance	12

OUR DIRECTOR NOMINEES
The information below includes each director nominee’s name, age, principal occupation, business history and certain other information, including the specific experience, qualifications, attributes and skills that led our Board to conclude that each such person should serve as a director of our company.

11 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Thomas J. Barrack, Jr. Founder, Executive Chairman and Chief Executive Officer of Colony Capital Director since 2009 Age: 72
Experience
•    Founded the Colony Capital business in 1991
•    Principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass
•    Served in the Reagan administration as Deputy Undersecretary of the Department of the Interior
Qualifications, Attributes and Skills
•    Significant vision and understanding of our Company’s strategies and future direction
•    Long track record and experience managing and investing in commercial mortgage loans and other commercial real estate and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and real estate owned properties, through a variety of credit cycles and market conditions
•    Extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio
Other Public Company Board Experience
•    First Republic Bank (June 2010 to February 2020)
•    Colony Starwood Homes (Co-chairman, January 2016 to June 2017)
•    Carrefour S.A. (January 2014 to May 2016)
•    Accor, S.A. (January 2006 to April 2013)
•    Challenger Financial Services Group Limited (November 2007 to October 2010)
•    Continental Airlines, Inc. (August 1994 to September 2007; Member of Corporate Governance Committee, Executive Committee and Human Resources Committee)
Other Positions/Recognitions
•    Awarded France’s Chevalier de la Légion d’honneur by French president Nicolas Sarkozy in 2010
•    Board of Trustees at the University of Southern California
Education
•    Bachelor of Arts, University of Southern California
•    Juris Doctor, University of San Diego Law School (with prior attendance at University of Southern California Law School)
•    Recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University

12 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Douglas Crocker II Managing Partner of DC Partners LLC Independent Director since 2017 Age: 79 Committee Memberships: Audit Committee, Risk Committee
Experience
•    Managing Partner of DC Partners LLC since 2013
•    Chairman of Pearlmark Multifamily Partners, L.L.C., formerly known as Transwestern Multifamily Partners, L.L.C.) from 2006 to 2013
•    Chief Executive Officer of Equity Residential, a multi-family residential REIT, from 1992 to 2002
Qualifications, Attributes and Skills
•    Successful, well-respected and recognized leader with more than 40 years of experience in the real estate industry
•    Extensive executive experience and strong skills in corporate finance, mergers and acquisitions, strategic planning, public company executive compensation, and corporate governance
Other Public Company Board Experience
•    Acadia Realty Trust (since November 2003)
•    Care Capital Properties, Inc. (August 2015 to August 2017)
•    Ventas, Inc. (November 1998 to May 2016)
•    CYS Investments, Inc. (March 2007 to May 2015)
•    Associated Estates Realty Corporation (December 2014 to August 2015)
•    Post Properties, Inc. (May 2004 to May 2012)
Other Positions/Recognitions
•    Member of the National Multi-Housing Council(Chairman)
•    Member of the National Association of Corporate Directors (NACD)
•    Trustee of Milton Academy and New Bedford Whaling Museum
•    Former Trustee of Urban Land Institute and DePaul University
•    Five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award and three-time winner of their REIT Executive of the Year Award
•    Three-time winner of Realty Stock Review’s Outstanding CEO Award
•    National Association of Real Estate Investment Trusts (NAREIT) 2010 Edward H. Linde Industry Leadership Award Recipient
Education
•    Bachelor of Arts, Harvard University

13 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Nancy A. Curtin Former Chief Investment Officer and Head of Investments of Close Brothers Asset Management (CBAM) Independent Director since 2014 Age: 62 Committee Memberships: Risk Committee
Experience
•    Chief Investment Officer and Head of Investments of Close Brothers Asset Management (CBAM) from 2006 to 2019
•    Chief Investment Officer and Managing Partner of Fortune Asset Management Limited, from April 2002 to January 2010, when it was purchased by CBAM
•    Managing Director of Schroders Plc and Head of Global Investments for the Mutual Funds business
•    Head of Emerging Markets at Baring Asset Management
Qualifications, Attributes and Skills
•    Years of investment management experience and senior roles in asset management, private equity and alternative asset investing are key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio
•    Extensive experience as a senior investment professional in London and across Europe, including in a range of senior roles in asset management, private equity and alternative asset investing, provides the Board and management invaluable perspective on the Company’s potential European investment opportunities
Education
•    Bachelor of Arts, Princeton University
•    Master of Business Administration, Harvard Business School

Jeannie H. Diefenderfer Founder/CEO of courageNpurpose, LLC Independent Director Nominee Age: 59
Experience
•    Founder and Chief Executive Officer of courageNpurpose, LLC since 2014
•    Executive leadership positions at Verizon Communications, including leading Verizon’s global customer care organization for its largest enterprise customers from 2010 to 2012, serving as Senior Vice President of Global Engineering & Planning from 2008 to 2010, and as Chief Procurement Officer from 2005 to 2008
Qualifications, Attributes and Skills
•    Ms. Diefenderfer’s substantial technical and operational experience in the telecommunications industry, as well as her senior executive positions and service on public and advisory boards, will provide the Board with valuable insight as the Company continues to implement its strategic transition, as well as guidance on corporate governance matters and complex business issues
Other Public Company Board Experience
•    Windstream Holdings, Inc. (February 2016 to present)
•    MRV Communications, Inc. (July 2014 to August 2017)
•    Westell Technologies, Inc. (September 2015 to September 2017)
Other Positions/Recognitions
•    Chair of the Accenture Network Advisory Council
•    Vice Chair and Trustee of Tufts University
•    Outstanding 50 Asian Americans in Business
•    New York Women’s Agenda Star Award
•    Asian Women in Business Corporate Leadership Award
Education
•    Bachelor of Science, Tufts University
•    Master of Business Administration, Babson College

14 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Jon A. Fosheim Former Chief Executive Officer of Oak Hill REIT Management, LLC Independent Director since 2017 Age: 69 Committee Memberships: Audit Committee, Nominating & Corporate Governance Committee
Experience
•    Former Chief Executive Officer of Oak Hill REIT Management, LLC from 2005 to 2011
•    Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm, from 1985 to 2005
Qualifications, Attributes and Skills
•    Extensive investment management experience and his leadership and management background provides him with the skills and qualifications to serve as a director
Other Public Company Board Experience
•    Apple Hospitality REIT, Inc. (January 2015 to present; Member of Audit Committee and Corporate Governance Committee)
•    Associated Estates Realty Corporation (February 2015 to August 2015)
Other Positions/Recognitions:
•    Director and Chairman of the Audit Committee of the Arnold and Mabel Beckman Foundation
•    2003 Recipient of the National Association of Real Estate Investment Trusts (NAREIT) Industry Achievement Award
•    Previously worked in institutional sales at Bear Stearns & Co. and the tax department at Touche Ross and Co. (now Deloitte LLP)
Education
•    Bachelor of Arts, University of South Dakota
•    Master of Business Administration and Juris Doctor, University of South Dakota

15 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Craig M. Hatkoff Founder/Former Managing Partner of Victor Capital Group, L.P. Independent Director since 2019 Age: 65 Committee Memberships: Nominating & Corporate Governance Committee, Risk Committee
Experience
•    Founder and Managing Partner of Victor Capital Group, L.P. from 1989 to 1997
•    Prior to Victor Capital, Co-Head of the Real Estate Investment Banking Unit of Chemical Bank, where he was a pioneer in commercial mortgage securitization
Qualifications, Attributes and Skills
•    In-depth expertise and knowledge of real estate, capital markets, finance, private investing, entrepreneurship and executive management provides unique insight into the financial markets generally, valuation analysis, strategic planning, and unique financing structures and alternatives
•    Possesses entrepreneurial, brand marketing, social media, technology and innovation, and senior leadership experience through his private investments and service on the Boards of numerous educational and charitable organizations.
•    Extensive experience as a current and former director at other public companies, which enables him to provide significant insight as to governance and compliance-related matters particular to real estate companies
Other Public Company Board Experience
•    SL Green Realty Corp. (January 2011 to present; Chair of the Nominating and Corporate Governance Committee and Member of the Audit Committee)
•    Taubman Centers, Inc. (May 2004 to January 2019)
•    Capital Trust, Inc. (Director from 1997 to 2010; Vice Chairman from 1997 to 2000)
Other Positions/Recognitions:
•    Co-Founder of the Tribeca Film Festival; Chairman of Turtle Pond Publications LLC
•    Trustee of the New York City School Construction Authority (2002 to 2005)
•    Adjunct Professor at Columbia Business School, where he teaches courses on entrepreneurship and innovation
Education
•    Bachelor of Arts, Colgate University
•    Master of Business Administration, Columbia Business School

16 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Raymond C. Mikulich Managing Partner of Ridgeline Capital Group, LLC Independent Director since 2019 Age: 67 Committee Memberships: Compensation Committee, Risk Committee
Experience
•    Managing Partner of Ridgeline Capital Group, LLC
•    Head of Apollo Global Real Estate North America from 2010 to 2011
•    Co-Head of the Real Estate Private Equity Group of Lehman Brothers from 1999 to 2007 and member of the Investment Committee. Previously, Group Head of Global Real Estate Investment Banking at Lehman Brothers
Qualifications, Attributes and Skills
•    Mr. Mikulich’s more than 40-year career, with significant experience in the real estate industry, vast knowledge and experience in real estate finance and investments, and current and prior experience serving on public company boards, qualify him to serve as a director
Other Public Company Board Experience
•    Altus Group Limited (December 2013 to present; Chairman since April 2015)
•    Campus Crest Communities, Inc. (May 2015 to March 2016; Transaction Committee member from July 2002 to May 2006)
Other Positions/Recognition
•    Advisory Board of Park Madison Partners
•    Chartered Surveyor (RICS) and Counselor of Real Estate
•    Former Trustee of the Urban Land Institute
•    Former Board Member of The Real Estate Roundtable
•    Former Advisory Board Member of the National Association of Real Estate Investment Trusts (NAREIT)
Education
•    Bachelor of Arts, Knox College
•    Juris Doctor, Chicago-Kent College of Law

17 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

George G. C. Parker
Dean Witter Distinguished Professor of Finance (Emeritus), Stanford University Graduate School of Business
Independent Director since 2009
Age: 80
Committee Memberships: Audit Committee, Compensation Committee

Experience
•    Distinguished member of the finance faculty of Stanford University’s Graduate School of Business since 1973 and currently the Dean Witter Distinguished Professor of Finance (Emeritus)
•    Has held a series of senior positions at Stanford, including Senior Associate Dean for Academic Affairs, Director of the M.B.A. Program, Director for Executive Education, and Director of the Stanford Sloan Program for Executives
Qualifications, Attributes and Skills
•    Deep understanding of business and finance concepts acquired through his 40-plus years of academic study and teaching provides the Board with significant business acumen as the Company positions itself for future growth and development
•    Extensive experience in an academic environment, including his position teaching about corporate governance and management compensation at Stanford Business School, allows him to advise on rapidly changing market conditions and provide perspective for the Board
•    Service on other public company Boards lends insights into public company operations and provides different perspectives on Board practices and governance matters
Other Public Company Board Experience
•    First Republic Bank (2002 to present)
•    Threshold Pharmaceuticals, Inc. (October 2004 to August 2017)
•    iShares Exchange Traded Funds (March 2001 to January 2015; Independent Chairman)
•    Tejon Ranch Company (May 1998 to March 2015; Chairman of Audit Committee)
•    Continental Airlines, Inc. (1996 to 2009; Chairman of Audit Committee)
Education
•    Bachelor of Science, Haverford College
•    Master of Business Administration and Ph.D., Stanford Graduate School of Business

18 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Dale Anne Reiss
Global and Americas Director of Real Estate, Hospitality and Construction, Ernst & Young LLP (Retired)
Independent Director since 2019
Age: 72
Committee Memberships: Audit Committee, Nominating & Corporate Governance Committee

Experience
•    Senior Managing Director of Brock Capital Group LLC since December 2009 and Chairman of Brock Real Estate LLC since 2009
•    Senior Partner at Ernst & Young LLP from 1995 until her retirement in 2008; Global and Americas Director of Real Estate, Hospitality and Construction from 1999 to 2008. Senior consultant to their Global Real Estate Center from 2008 to 2011
•    Senior Vice President and Controller at Urban Investment & Development Company from 1980 to 1985
Qualifications, Attributes and Skills
•    Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies
Other Public Company Board Experience
•    Tutor Perini Corporation (May 2014 to present; Chair of Audit Committee)
•    Starwood Real Estate Income Trust, Inc. (November 2017 to present; Chair of Audit Committee)
•    iStar Inc. (July 2008 to May 2019; Chair of Audit Committee, Member of Nominating and Governance Committee)
•    Post Properties, Inc. (October 2008 to May 2013; Audit Committee, Nominating and Governance Committee)
•    Care Capital Properties Inc. (August 2015 to August 2017; Chair of Compensation Committee, Nominating and Governance Committee)
•    CYS Investments, Inc. (January 2015 to July 2018; Audit Committee; Nominating and Governance Committee)
Other Positions/Recognitions
•    Certified Public Accountant
•    Governor and Former Trustee of Urban Land Institute (1998 to present)
Education
•    Bachelor of Science, Illinois Institute of Technology
•    Master of Business Administration, University of Chicago

19 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Charles W. Schoenherr Managing Director, Waypoint Residential, LLC Independent Director since 2017 Age: 60 Committee Memberships: Audit Committee, Compensation Committee
Experience
•    Managing Director of Waypoint Residential since January 2011
•    President of Scout Real Estate Capital, LLC, a full service real estate firm that focuses on acquiring, developing and operating hospitality assets, from June 2009 until January 2011
•    Managing Partner of Elevation Capital, LLC from November 2008 to June 2009
•    Senior Vice President and Managing Director of Lehman Brothers’ Global Real Estate Group from September 1997 to October 2008
Qualifications, Attributes and Skills
•    Mr. Schoenherr’s expertise in and knowledge of real estate investment and finance industries, including extensive experience originating debt, mezzanine and equity transactions, qualify him to serve as a director
Other Public Company Board Experience
•    NorthStar Realty Finance Corp., a predecessor to our company (June 2014 to January 2017)
•    NorthStar Realty Europe Corp. (October 2015 to January 2017)
•    NorthStar Real Estate Income II, Inc. (December 2012 to January 2017)
•    NorthStar Real Estate Income Trust, Inc. (January 2010 to October 2015)
Other Positions/Recognition
•    Board of Trustees of Iona College (Member of Real Estate and Investment Committees)
•    Has held senior management positions with GE Capital Corporation, GE Investments, Inc. and KPMG LLP, where he also practiced as a certified public accountant
Education
•    Bachelor of Business Administration in Accounting, Iona College
•    Master of Business Administration in Finance, University of Connecticut

20 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

John A. Somers Private Investor Independent Director since 2009 Age: 76 Committee Memberships: Nominating & Governance Committee, Risk Committee
Experience
•    Private investor since 2006
•    Executive Vice President and Head of Fixed Income and Real Estate for Teachers Insurance and Annuity Association and College Retirement Equities Fund (TIAA-CREF) from 1996 to 2006
•    Senior Vice President and Head of Commercial Mortgage and Real Estate Division for TIAA-CREF from 1981 to 1996
•    Held several positions in the Real Estate Department at the Prudential Insurance Company of America (now Prudential Financial, Inc.), including up to Vice President, from 1972 to 1981
•    Served as Senior Vice Chairman of The National Realty Committee and as Chairman of NYU’s Real Estate Institute
Qualifications, Attributes and Skills
•    Mr. Somers’ commercial mortgage and real estate investment expertise enables him to provide expert guidance on the Company’s objectives to acquire, originate and manage real estate related investments
•    Mr. Somers’ tenure as Head of Fixed Income and Real Estate for TIAA-CREF provides him with extensive insight into the debt markets and real estate investment space, providing a leadership perspective to the Board
Other Positions/Recognitions
•    Chairman of the Board of Directors of The Community Preservation Corporation (1986 to 2005) and member of Executive Committee and Chairman of Governance and Compensation Committee (2011 to 2016)
•    Guardian Life Insurance Company of America (1996 to 2016; Chairman of Audit and Investment Committees and Member of Risk Committee and Human Resources and Governance Committee)
•    Director of Emigrant Savings Bank (1990 to 2003)
Education
•    Bachelor of Science in Economics, Villanova University
•    Master of Business Administration in Finance, University of Connecticut

21 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

John L. Steffens Founder of Spring Mountain Capital, LP Independent Director since 2009 Age: 78 Committee Memberships: Compensation Committee, Nominating & Governance Committee
Experience
•    Founder of Spring Mountain Capital, LP, which specializes in providing advisory services and alternative investments for institutional and private investors (since 2001)
•    Previously spent 38 years with Merrill Lynch, where he held a number of senior management positions, including President of Merrill Lynch Consumer Markets (renamed the Private Client Group) from 1985 to 1997, and Vice Chairman of Merrill Lynch & Co. and Chairman of its U.S. Private Client Group from April 1997 to July 2001
Qualifications, Attributes and Skills
•    Mr. Steffens’ years of investment experience, advisory work and senior leadership positions at Merrill Lynch provides the Board with a valuable investor perspective
•    Expansive network he developed throughout his career provides the Board with invaluable market insights
•    Service as a director of other public companies brings invaluable expertise on Board practices and corporate governance matters to Colony
Other Public Company Board Experience
•    Cicero, Inc. (Chairman, since May 2007)
•    Colony Starwood Homes (January 2016 to June 2017)
•    Aozora Bank, Ltd. (June 2004 to February 2009)
•    Merrill Lynch & Co., Inc. (April 1986 to July 2001)
Other Positions/Recognitions
•    National Chairman Emeritus of the Alliance for Aging Research
•    Advisory Board of StarVest Partners and Wicks Communication & Media Partners, L.P.
•    Board of Directors of Merrill Lynch Ventures, LLC
•    Chairman of the Securities Industry Association
•    Trustee of the Committee for Economic Development
•    Board of Overseers of the Geisel School of Medicine at Dartmouth
Education
•    Bachelor of Arts in Economics, Dartmouth College
•    Advanced Management Program, Harvard Business School

22 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES AND CODES OF ETHICS
We are committed to good corporate governance practices and, as such, we have adopted our Corporate Governance Guidelines and Codes of Ethics discussed below to enhance our effectiveness. These guidelines and codes are available on our website at www.clny.com under the heading “Public Shareholders—Corporate Governance.” You can also receive a copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, without charge, by writing to Investor Relations, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.
Our Corporate Governance Guidelines are designed to assist our Board in monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing stockholder value over the long term. Our Corporate Governance Guidelines govern, among other things, Board member qualifications, responsibilities, restrictions and education, Board and committee function, management succession and self-evaluation. Our Code of Business Conduct and Ethics relates to the conduct of our business by our employees, officers and directors. We intend to maintain high standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our Code of Business Conduct and Ethics prohibits employees from providing gifts, favors or anything of value to government officials or employees or members of their families without prior written approval from the Company’s Deputy General Counsel - Corporate. We have also adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers of our company. We will disclose any amendments or waivers from the Code of Ethics for Senior Financial Officers on our website.
DIRECTOR INDEPENDENCE
Of our 12 directors being nominated for election by our Board, our Board affirmatively determined that each of the following 11 director nominees is independent: Douglas Crocker II, Nancy A. Curtin, Jeannie H. Diefenderfer, Jon A. Fosheim, Craig M. Hatkoff, Raymond C. Mikulich, George G. C. Parker, Dale Anne Reiss, Charles W. Schoenherr, John A. Somers and John L. Steffens are independent under the NYSE listing standards. In determining director independence, our Board considered whether or not each non-employee director or nominee has a direct or indirect material relationship with the Company and has otherwise complied with the requirements for independence under the applicable NYSE rules. Thomas J. Barrack, Jr. is not independent, as he is our Executive Chairman and Chief Executive Officer.
BOARD LEADERSHIP STRUCTURE
As noted above, following the 2020 Annual Meeting, our Board of Directors will be comprised of 11 independent directors and one executive director. Mr. Barrack serves as the Executive Chairman of the Board and our Chief Executive Officer. Given Mr. Barrack’s tenure with the Company and its predecessor and his in-depth knowledge of the Company and our business, the Board has determined that Mr. Barrack is well-positioned to lead Board discussions as Executive Chairman. The Board also currently believes that Mr. Barrack’s combined role as Executive Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management.
In July 2019, in connection with our combination with DBH, we designated Marc C. Ganzi as Mr. Barrack’s successor as Chief Executive Officer of our Company. In March 2020, we announced Mr. Ganzi’s appointment as Chief Executive Officer will be effective July 1, 2020. At such time, Mr. Barrack will continue in his role as Executive Chairman. The Board believes that having the Executive Chairman and Chief Executive Officer roles separated at the time of Mr. Ganzi’s appointment as our Chief Executive Officer is appropriate, particularly as the Company transitions its focus to digital real estate and infrastructure. With Mr. Barrack continuing as our Executive Chairman of our Board, we will be able to continue to benefit from his extensive experience, knowledge, leadership and vision, which Mr. Barrack has provided since founding our company in 1991 and serving as our Executive Chairman since our Colony Capital predecessor’s formation in 2009.  Mr. Ganzi has substantial experience, knowledge and relationships in the digital industry and, once Mr. Ganzi becomes our Chief Executive Officer on July 1, 2020, our Board believes that having the Executive Chairman role as a separate position will allow Mr. Ganzi to focus on executing the Company’s digital strategy transition, which will best serve the interests of the Company.
To strengthen the role of our independent directors and encourage independent Board leadership, our Board of Directors has also established the position of Lead Director. The Lead Director is selected on an annual basis by a majority of the independent directors then serving on the Board of Directors from among the independent directors. Nancy A. Curtin currently serves as our Lead Director. The responsibilities of the Lead Director include, among others: (i) serving as a liaison (a) between the Board of Directors and management, including the Chief Executive Officer, (b) among independent directors and (c) between interested third parties and the Board of Directors; (ii) presiding at executive sessions of the independent directors; (iii) serving as the focal point of communication to the Board regarding management plans and initiatives; and (iv) ensuring that the role between Board oversight and management operations is respected.

23 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

BOARD’S ROLE IN RISK OVERSIGHT
In early 2017, in recognition of the importance and relevance of risk oversight, management and controls in a large scale and diversified company such as ours, along with the complexity and diversity of our investments and businesses, our Board of Directors established a Risk Committee that is comprised solely of independent directors. In early 2019, our Board determined that maintaining a separate Risk Committee would allow the Audit Committee to substantially focus on accounting and financial reporting matters (including risks relating thereto). In February 2020, in light of the Company’s decision to become primarily focused on a single, digital strategy as well as in connection with the review and analysis conducted by Spencer Stuart regarding our Board’s governance, including the number of ad hoc Board committees, our Board, upon recommendation by the Nominating and Corporate Governance Committee, has determined to dissolve the Risk Committee effective at the 2020 Annual Meeting. The Board believes that, in consideration of the Company’s ongoing business simplification and transition to digital real estate and infrastructure, it is appropriate for our Board, as a whole and through its remaining standing committees, to oversee and monitor our risk management processes going forward.
In connection with its oversight of risk to our business, our Board and its committees consider feedback from our Chief Risk Officer (who manages an internal risk review function), Internal Auditor and other members of management concerning the Company’s operations and strategies and consider the attendant risks to our business. The Board and its committees also engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer, and other members of management as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.
The Board and its committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed during the Board meeting.
For further information regarding the roles performed by each of our committees, including in connection with risk oversight, see “Proposal No. 1 - Information about our Board of Directors and its Committees.” In addition, the Board is assisted in its oversight responsibilities by the other standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in NYSE rules.
MAJORITY VOTING STANDARD FOR ELECTION OF DIRECTORS
Our Bylaws provide that, in any uncontested election of directors, a director nominee will be elected by a majority of all of the votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. If in any uncontested election of directors an incumbent director does not receive a majority of the votes cast by stockholders entitled to vote with respect to the election of that director, our corporate governance guidelines require such director to tender his or her resignation within three days after certification of the results. To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.
DIRECTORS OFFER OF RESIGNATION POLICY
Our Corporate Governance Guidelines provide that, whenever a member of our Board accepts a position with a company that is competitive to the Company’s business or violates our Code of Ethics, Corporate Governance Guidelines or any other Company policy applicable to members of our Board, such Board member must offer his or her resignation to the Nominating and Corporate Governance Committee for its consideration. Such Board member is expected to act in accordance with the Nominating and Corporate Governance Committee’s recommendation in this regard.
EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our Board of Directors devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. The Lead Director presides at these sessions.
DIRECTOR NOMINATION PROCEDURES
Our goal is to ensure that our Board of Directors consists of a diversified group of qualified individuals that function effectively as a group. While it is expected that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors, our

24 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Nominating and Corporate Governance Committee charter provides that candidates for director must have the highest personal and professional integrity, a demonstrated exceptional ability and judgment and an ability to be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders.
In addition to the aforementioned qualifications, the Nominating and Corporate Governance Committee shall assess the nominee’s independence and may consider, among other things, the following, all in the context of an assessment of the perceived needs of the Board at that time:

•	diversity, age, background, skill and experience;

•	personal qualities, high ethical standards and characteristics, accomplishments, and reputation in the business community;

•	knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

•	knowledge and expertise in various areas deemed appropriate by the Board; and

•	fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board.
The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Nominating and Corporate Governance Committee members, (b) other members of the Board of Directors and (c) stockholders of the Company. The Nominating and Corporate Governance Committee also has the sole authority to consult with or retain advisors or search firms as it deems necessary or appropriate in its sole discretion, including any search firm to assist in the identification of qualified director candidates.
In 2020, as part of our continuing Board refreshment efforts and Spencer Stuart’s analysis of our Board governance and other matters, we also engaged Spencer Stuart as a third party executive search firm to assist the Nominating and Corporate Governance Committee in identifying, screening and assessing potential director candidates with digital experience.
Pursuant to our Bylaws, written notice by stockholders of qualifying nominations for election to our Board at the 2020 Annual Meeting must have been received by November 29, 2019. We did not receive any such nominations other than nominations from Blackwells Capital that were subsequently withdrawn pursuant to the terms of the 2020 Cooperation Agreement, and no other nominations for election to our Board may be made by stockholders at the 2020 Annual Meeting.
RESOLUTION OF SHAREHOLDER NOMINATIONS
On November 25, 2019, Blackwells Capital submitted a notice to the Company of its intent to nominate five director candidates for election at the 2020 Annual Meeting. On March 19, 2020, the Company entered into the 2020 Cooperation Agreement with Blackwells Capital pursuant to which, among other things, the Company agreed to expand the size of the Board to create one vacant seat and include Ms. Diefenderfer as a director nominee for election to the Board at the 2020 Annual Meeting and Blackwells Capital agreed to irrevocably withdraw the nomination of the slate of directors previously put forth on November 25, 2019. Under the terms of the 2020 Cooperation Agreement, the Company agreed to reimburse Blackwells Capital for up to $1.2 million of its documented, actual out-of-pocket third-party professional fees and expenses, including attorneys’ fees and expenses, incurred in connection with the 2020 Annual Meeting and the negotiation and execution of the 2020 Cooperation Agreement and the transactions contemplated thereby. Contemporaneously with entering into the 2020 Cooperation Agreement, on March 19, 2020, CBW MM 2020, LLC (“CBW MM”), an indirect subsidiary of the Company, and Blackwells Capital entered into a Limited Liability Company Agreement of CBW 2020, LLC (the “JV” and such agreement, the “JV Agreement”). The purpose of the JV is to purchase and hold shares of Class A common stock of the Company. CBW MM has committed $13.23 million in Class A common stock of the Company and/or cash, and Blackwells has committed $1.47 million in cash. In accordance with Maryland law, the Class A common stock held by the JV will not have any voting rights. For a further description of the terms of the 2020 Cooperation Agreement and the JV Agreement, including a copy of the 2020 Cooperation Agreement and the JV Agreement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2020.
COMMUNICATIONS WITH THE BOARD
Our Board has established a process to receive communications from interested parties, including stockholders. Interested parties may contact the Lead Director at the following address: “Lead Director” c/o Secretary, Colony Capital, Inc., 515 S.

25 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Flower St., 44th Floor, Los Angeles, CA 90071, or by email at leaddirector@clny.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.
POLICY FOR REVIEW OF RELATED PERSON TRANSACTIONS
Our Board of Directors has adopted a written Related Party Transaction Policy in order to ensure that related party transactions are properly reviewed and fully disclosed in accordance with the rules and regulations of the SEC and NYSE. All related party transactions, including transactions between us and any executive officer, director, director nominee or more than 5% stockholder of the Company, or any of their immediate family members, where the amount involved exceeds $120,000 and in which such related person has a direct or indirect material interest, must be approved or ratified by either our Audit Committee or a majority of the disinterested members of our Board of Directors. For purposes of the policy, a related party transaction does not include any co-investments made by and between the Company (or its subsidiaries) and one or more investment vehicles formed, sponsored and managed by the Company or its subsidiaries, regardless of when such co-investment is made, or any transactions related to any such co-investment. As a general rule, all related party transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party; however, in such cases where it may be impractical or unnecessary to make such a comparison, the Audit Committee or a majority of the disinterested members of the Board may approve any such transaction at their discretion in accordance with the Related Party Transaction Policy.
In preparation of the Company’s proxy statement, each director and executive officer completes a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, has an interest. The Company’s chief compliance officer reviews the questionnaires to determine if there are any related party transactions that need to be disclosed to our Audit Committee.
Pursuant to our Audit Committee’s charter, in addition to conducting a review of all related party transactions in accordance with the Related Party Transaction Policy, the Audit Committee must review the Related Party Transaction Policy periodically and reports the results of such reviews to Board.
It is also our policy for our Audit Committee to review and consider for approval proposed transactions involving us and Marc C. Ganzi, our CEO elect (which will be effective July 1, 2020), as if he were a related party to the Company.
See “Certain Relationships and Related Transactions” on page 73 for a description of our related party and certain other transactions.
ANTI-HEDGING/PLEDGING POLICY
Our insider trading policy applicable to all employees of the Company, including all of our officers and members of our Board, among others, strictly prohibits at all times (1) trading in call or put options involving the Company’s securities and other derivative securities, (2) engagement in short sales of the Company’s securities, (3) holding the Company’s securities in a margin account, and (4) pledging the Company’s stock to secure margin or other loans, except as otherwise approved by our Board.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of beneficial ownership of such securities on Forms 3, 4 and 5 with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Forms 3, 4 and 5 that they file. Based solely on our review of the copies of such forms we received or written representations from certain reporting persons that no additional filings on such forms were required for those persons, we believe that all such filings required to be made during and with respect to the fiscal year ended December 31, 2019 by Section 16(a) of the Exchange Act were timely made, except that a Form 4 was filed late for Mr. Barrack in connection with certain sales of the Company’s Series G and H preferred stock on March 21, 2019 by a managed investment vehicle beneficially controlled by Mr. Barrack.

26 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES
During the year ended December 31, 2019, our Board met on 14 occasions. Each director then serving attended at least 75% of the aggregate number of meetings of our Board and of all committees on which he or she served.
All directors are expected to attend the annual meeting of stockholders as provided in our corporate governance guidelines. Eleven of our directors on our Board in May 2019 attended the 2019 annual meeting of stockholders.
Our Board has appointed an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and Risk Committee. Each of these standing committees has adopted a committee charter, which is available on our website at www.clny.com under the heading “Public Shareholders—Corporate Governance” or by writing to Investor Relations, Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071 to request a copy, without charge. In 2020, in light of the Company’s decision to become primarily focused on a single, digital strategy and the corporate governance review and analysis conducted by Spencer Stuart, our Board determined to dissolve the Risk Committee effective as of the Company’s 2020 Annual Meeting. Following the 2020 Annual Meeting, our Board, as a whole and through its remaining standing committees, will oversee and monitor our risk management processes going forward. See “Proposal No. 1—Corporate Governance—Board’s Role in Risk Oversight” for additional information.
In addition, in 2019, the Board of Directors formed four additional committees. First, in connection with the Cooperation Agreement, the Board of Directors formed a Strategic Asset Review Committee comprised solely of independent directors to review, evaluate and make recommendations to the Board on issues relating to the Company’s assets and business configuration. During the course of 2019, the Strategic Asset Review Committee, along with a financial advisor, undertook a comprehensive review of the Company’s businesses, focusing on matters including but not limited to asset rotation, capital allocation, capital structure and target investment profiles. The review and analysis by the Strategic Asset Review Committee was instrumental in the Company’s decision to pursue a digital-focused strategy. The Board, upon recommendation of the Nominating and Corporate Governance Committee, dissolved the Strategic Asset Review Committee effective as of December 31, 2019, in recognition that the Strategic Asset Review Committee’s mandate had been fulfilled. The members of the Strategic Asset Review Committee were Douglas Crocker II (Chairman), Nancy A. Curtin, Craig M. Hatkoff, Justin E. Metz (who resigned from our Board effective February 25, 2020), Raymond C. Mikulich and Dale Anne Reiss.
Second, the Board of Directors formed a Corporate Communications Committee to monitor and review with management certain public press and media attention regarding the Company. The current members of the Corporate Communications Committee are Nancy A. Curtin, Craig M. Hatkoff, John A. Somers and John L. Steffens. Following the 2020 Annual Meeting, the Nominating and Corporate Governance Committee expects to recommend to the Board that the Corporate Communications Committee be dissolved in order to limit the number of ad hoc Board committees consistent with Spencer Stuart’s recommendations. Matters currently under the Corporate Communications Committee’s purview are expected to be addressed as appropriate by the full Board following the 2020 Annual Meeting.
Third, the Board of Directors formed a Demand Review Committee to evaluate a demand letter received from a purported stockholder of the Company regarding certain allegations made against certain of the Company’s current and former executive officers and directors, which are substantially similar to those alleged in certain class action lawsuits filed against the Company in 2018. The current members of the Demand Review Committee are Raymond C. Mikulich and John L. Steffens.
Fourth, in October 2019, our Board also formed a Credit Transaction Committee to review, evaluate and make recommendations to the Board regarding a potential transaction for the Company’s credit business. Following the 2020 Annual Meeting, the Nominating and Corporate Governance Committee expects to recommend to the Board that the Credit Transaction Committee be dissolved in order to limit the number of ad hoc Board committees consistent with Spencer Stuart’s recommendations. The current members of the Credit Transaction Committee are Raymond C. Mikulich (Chairman), Craig M. Hatkoff and John L. Steffens. To the extent the Credit Transaction Committee’s mandate has not been fulfilled by the 2020 Annual Meeting, the matters currently under its purview are expected to be addressed as appropriate by the full Board.
Each committee of our Board is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Exchange Act, and “outside directors” in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

27 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

The following table shows the current membership of the various committees:

2019 CLNY COMMITTEE MEMBERSHIPS
	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	RISK COMMITTEE *	STRATEGIC ASSET REVIEW COMMITTEE *	CORPORATE COMMUNICATIONS COMMITTEE *	CREDIT TRANSACTION COMMITTEE*	DEMAND REVIEW COMMITTEE
INDEPENDENT DIRECTOR
Douglas Crocker II	M, E	—	—	M	C	—	—	—
Nancy A. Curtin(1)	—	—	—	M	M	M	—	—
Jon A. Fosheim	M, E	—	C	—	—	—	—	—
Craig M. Hatkoff	—	—	M(3)	M(4)	M	M	M	—
Justin E. Metz (2)	—	—	M	M	M	—	—	—
Raymond C. Mikulich	—	M(4)	—	M(4)	M	—	C	M
George G. C. Parker	C, E	M	—	—	—	—	—	—
Dale Anne Reiss	M, E(4)	—	M(4)	—	M(5)	—	—	—
Charles W. Schoenherr	M, E	M	—	—	—	—	—	—
John A. Somers	—	—	M	C	—	M	—	—
John L. Steffens	—	C	M	—	—	M	M	M
NUMBER OF MEETINGS HELD IN 2019	5	6	8	4	7	6	2	4

C	Committee Chair	M	Committee Member	E	Audit Committee Financial Expert

(1) Lead Independent Director
(2) No longer a Board member as of February 25, 2020
(3) Effective as of February 19, 2020
(4) Effective as of September 25, 2019
(5) Effective as of December 5, 2019

* Other than Strategic Asset Review Committee, which was dissolved effective as of December 31, 2019, indicates a committee that is not expected to remain active following the 2020 Annual Meeting.
AUDIT COMMITTEE
Our Board has determined that all five members of the Audit Committee are independent and financially literate under the rules of the NYSE and are “audit committee financial experts,” as that term is defined by the SEC. The Audit Committee is responsible for the oversight of, among other things, our accounting and financial reporting processes, the integrity of our consolidated financial statements and financial reporting process, our systems of disclosure controls and procedures and internal control over financial reporting, our compliance with financial, legal and regulatory requirements and our ethics program, the evaluation of the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. In addition, the Audit Committee has established and maintains procedures for the receipt of complaints and submissions of concerns regarding accounting and auditing matters. The Audit Committee Report is included later within this Proxy Statement.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying and recommending to our Board qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders. It also implements and monitors our Corporate Governance Guidelines. It reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance and annually recommends to our Board nominees for each committee of our Board. In addition, the Nominating and Corporate Governance Committee annually facilitates the assessment of our Board’s performance as a whole and of the individual directors and reports thereon to our Board.

28 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

COMPENSATION COMMITTEE
Our Board has determined that all members of the Compensation Committee are independent under the rules of the NYSE. The Compensation Committee is responsible for, among other things, reviewing and approving on an annual basis corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of such goals and objectives, determining compensation for our executive officers, implementing and administering our equity compensation plans, preparing and submitting a report on executive compensation for inclusion in our proxy statement and/or annual report and reviewing, evaluating and recommending to the Board, if appropriate, changes to the compensation for directors. In addition, the Compensation Committee shall also ensure that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
The Compensation Committee may delegate its authority to members as it deems appropriate, and any actions taken by such members must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee has the sole authority to retain and terminate such outside legal, accounting or other advisors to the Compensation Committee as it deems necessary and advisable in its sole discretion, including compensation consultants. In selecting such advisors or consultants, the Compensation Committee shall consider the independence of such advisor or consultant, as determined by it in its business judgment, in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.
The Compensation Committee Report is included later within this Proxy Statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation Committee interlocks or employee participation on the Compensation Committee.
RISK COMMITTEE
Our Board has determined that all members of the Risk Committee are independent under the rules of the NYSE. The Risk Committee is responsible for the enterprise-wide risk management policies of the Company’s operations; structure, approach and operation of the Company’s risk-management framework; and review and approval of risk parameters to be used by management to operate the Company. Types of risk reviewed by the Risk Committee include, but are not limited to, compliance/regulatory risk, credit risk, valuation risk, market risk, liquidity risk, operational risk, legal risk, reputational risk and strategic risk. The Risk Committee also evaluates and monitors insurance coverage, risk sharing and fraud and corruption exposure and management.
As discussed above under “-Board’s Role in Risk Oversight,” the Board determined to dissolve the Risk Committee effective at the 2020 Annual Meeting. The Board believes that, in consideration of the Company’s ongoing business simplification and transition to digital real estate and infrastructure, it is appropriate for our Board, as a whole and through its remaining standing committees, to oversee and monitor our risk management processes going forward.

29 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

DIRECTOR COMPENSATION
DETERMINATION OF COMPENSATION AWARDS
The Compensation Committee has responsibility for making recommendations to our Board regarding non-employee director compensation. Our goal is the creation of a reasonable and balanced Board compensation program that aligns the interests of our Board with those of our stockholders. We use a combination of cash and stock-based compensation to attract and retain highly-qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, participation on Board committees, the skill-level required by us of members of our Board and competitive pay practice data.
In 2020, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to assist in its review of competitive practice data regarding non-employee director compensation and to advise the Compensation Committee in connection with making recommendations to our Board with respect to the amount and form of such compensation. In addition, FW Cook provided services relating to executive compensation matters for the Company’s executive officers as discussed in “Compensation Discussion and Analysis” in this Proxy Statement. Following the Compensation Committee’s comprehensive review of competitive practice data and in consideration of advice provided by FW Cook and the Company’s ongoing transition to a digital-focused strategy, the Compensation Committee recommended to our Board, and our Board approved, the non-employee director compensation program described below for 2020.
NON-EMPLOYEE DIRECTORS
During 2019, our non-employee directors’ fees were as follows:

Annual Cash Retainers
Cash Retainer	$100,000
Additional cash retainer for Lead Independent Director	$25,000
Additional cash retainer for Chair of the Audit Committee	$20,000
Additional cash retainer for Chair of the Compensation Committee	$15,000
Additional cash retainer for Chair of the Nominating & Corporate Governance Committee	$15,000
Additional cash retainer for Chair of the Risk Committee	$15,000
Annual Stock Award
Granted promptly following annual re-election, subject to one-year vesting condition(1)	$160,000

(1)
In addition, promptly following initial appointment or election to our Board, a pro rata portion (based on the period from such director’s initial appointment to the first anniversary of the Company’s most recent annual stockholder meeting) of the Annual Stock Award is granted, subject to vesting on the first anniversary of the Company’s most recent annual stockholder meeting.

Effective January 1, 2020, our non-employee directors’ fees are as follows:

Annual Cash Retainers
Cash Retainer	$100,000
Additional cash retainer for Lead Independent Director(1)	$75,000
Additional cash retainer for Committee Chairpersons:
Audit Committee	$25,000
Compensation Committee	$15,000
Nominating & Corporate Governance Committee	$15,000
Risk Committee(2)	$15,000
Additional cash retainer for Committee Members (other than Chairperson):
Audit Committee	$12,500
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$7,500
Risk Committee(2)	$7,500
Annual Stock Award
Granted promptly following annual re-election, subject to one-year vesting condition(3)	$160,000

30 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

(1)	The Lead Independent Director attends regularly scheduled committee meetings without any additional compensation for such participation at the committee meetings for which he or she is not a member.

(2)	The Risk Committee will no longer be an active committee of the Board following the 2020 Annual Meeting.

(3)
To be granted two business days following such director’s re-election to the Board in the form of restricted shares of Class A common stock, which will vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board. In addition, promptly following initial appointment or election to our Board, a pro rata portion (based on the period from such director’s initial appointment to the first anniversary of the Company’s most recent annual stockholder meeting) of the Annual Stock Award is granted, subject to vesting on the first anniversary of the Company’s most recent annual stockholder meeting.

The annual retainers are paid quarterly in arrears in cash. The Company also reimburses each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.
In addition, from the date of such committee’s formation through December 31, 2019, members of each of the Strategic Asset Review Committee and the Credit Transaction Committee received a cash retainer fee of $7,500 per month, with the Chairman of each of the Strategic Asset Review Committee and the Credit Transaction Committee receiving an additional $12,500 per month (subject to the Chairman of the Strategic Asset Review Committee receiving no more than approximately $150,000 for such services). The compensation for these special committees of the Board was determined based on a number of factors, including the anticipated amount of time expected to be devoted to the committee matters and additional work such committee members, including the Chairmen of each committee, would be taking on in connection with such director’s participation on such committees.
Since its formation in February 2019, the Strategic Asset Review Committee met formally seven times with the Company’s senior management team and financial advisor. The Strategic Asset Review Committee undertook an extensive and comprehensive review of the Company’s assets and businesses, and the committee’s work and guidance was instrumental in the Company’s decision to pursue a digital-focused strategy. The Strategic Asset Review Committee was dissolved effective December 31, 2019, in recognition that the Strategic Asset Review Committee’s mandate had been fulfilled.
Since its formation in October 2019 to date, the Credit Transaction Committee met formally three times with the Company’s senior management team and financial advisor regarding the Company’s credit business, along with frequent calls and discussions with management. Following the 2020 Annual Meeting, the Nominating and Corporate Governance Committee expects to recommend to the Board that the Credit Transaction Committee be dissolved in order to limit the number of ad hoc Board committees consistent with Spencer Stuart’s recommendations. Commencing on January 1, 2020, the members of the Credit Transaction Committee are not receiving any compensation for their participation on the committee.
Non-Executive Director Deferred Compensation Program
The non-executive directors have the right to elect to receive all or a portion of their annual retainers and any additional annual retainers in the form of deferred stock units in lieu of cash or restricted stock, which units would be issued as of the applicable payment date and valued based on the closing price of the Company’s shares of Class A common stock on the business day prior to such applicable payment date. Deferred stock units are payable in shares of the Company’s Class A common stock either upon the director’s departure from the Board or in annual installments over three years following departure. All deferred stock units are entitled to receive dividend equivalent payments, which are reinvested into additional deferred stock units. Any such additional deferred stock units will be subject to the same restrictions and conditions, including any vesting conditions, as the deferred stock units with respect to which they were credited.
DIRECTOR COMPENSATION FOR 2019
The following table provides information concerning the compensation of our non-employee directors for 2019:

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	TOTAL ($)
Douglas Crocker II(3)	$252,857	$161,277	$414,134
Nancy A. Curtin(3)	$204,821	$161,277	$366,098
Jon A. Fosheim	$115,000	$161,277	$276,277
Craig M. Hatkoff(3)(4)	$184,884	$194,081	$378,965
Justin E. Metz(3)(5)	$179,821	$161,277	$341,098
Raymond C. Mikulich(3)(4)	$212,303	$194,081	$406,384
George G. C. Parker	$120,000	$161,277	$281,277
Dale Anne Reiss(3)(6)	$59,829	$139,647	$199,476
Charles W. Schoenherr	$100,000	$161,277	$261,277
John A. Somers	$115,000	$161,277	$276,277
John L. Steffens	$131,452	$161,277	$292,729

31 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

(1)
For Messrs. Crocker, Fosheim, Metz, Somers and Steffens, amounts include the value of 9,618, 11,060, 17,334, 22,119, and 25,470 deferred stock units, respectively, received in lieu of directors’ cash compensation for service in 2019.

(2)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock and/or deferred stock units granted to each of our non-employee directors (except for Ms. Reiss, who was elected as a member of the Board on June 19, 2019) on May 9, 2019, which was $161,277 for the annual grant in connection with each director’s re-election to the Board on May 7, 2019. For Messrs. Hatkoff and Mikulich, amounts also include the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock and/or deferred stock units granted to such non-employee directors on June 21, 2019, which was $32,804 for the pro rated annual grant in connection with each such director’s initial election to the Board on February 11, 2019. For Ms. Reiss, amounts also include the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock granted to such non-employee director on June 21, 2019, which was $139,647 for the pro rated annual grant in connection with such director’s initial election to the Board on June 19, 2019. As of December 31, 2019, except for (i) 31,873 unvested shares held by each of Messrs. Hatkoff and Parker, (ii) 27,011 unvested shares held by Ms. Reiss and (iii) 33,223 unvested deferred stock units held by each of Ms. Curtin and Messrs. Crocker, Fosheim, Metz, Mikulich, Schoenherr, Somers and Steffens, none of our directors held any unexercised option awards or unvested stock awards that had been granted as director compensation. Each of the stock awards in 2019 was in the form of deferred stock units, except the stock awards granted to each of Messrs. Hatkoff and Parker and Ms. Reiss were in restricted shares of the Company’s Class A common stock.

(3)
Includes amounts earned or paid in cash for participation on the Strategic Asset Review Committee, which was dissolved effective December 31, 2019. See “Director Compensation—Non-Employee Directors” above for additional information.

(4)
Messrs. Hatkoff and Mikulich were elected to our Board on February 11, 2019 and therefore, the compensation earned in 2019 includes such director’s pro rata portion of (i) the annual cash retainers for the fiscal quarter in which such director was initially elected and (ii) the Annual Stock Award granted upon such director’s initial election.

(5)	Mr. Metz resigned as a member of our Board on February 25, 2020.

(6)
Ms. Reiss was elected to our Board on June 19, 2019 and therefore, the compensation earned in 2019 includes Ms. Reiss’s pro rata portion of (i) the annual cash retainers for the fiscal quarter in which such director was initially elected and (ii) the Annual Stock Award granted upon such director’s initial election.

DIRECTOR STOCK OWNERSHIP GUIDELINES
Our Board adopted the following minimum stock ownership guidelines for non-executive members of our Board:

TITLE	GUIDELINE
Non-Executive Directors	A multiple of 4X annual director cash base retainer
Pursuant to the Non-Executive Independent Director Compensation Policy, each non-executive director is required to maintain ownership of shares of Class A common stock of the Company (which may include deferred stock units) with a value no less than four-times (4x) the annual cash base fee for his or her services. In connection with the foregoing share ownership requirement, each non-executive director shall have until the end of the five-year period commencing on the later of January 11, 2017 or upon such director’s initial election to the Board to comply with the minimum share ownership requirement in order to stand for re-election.

32 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

EXECUTIVE OFFICERS
The following sets forth certain information concerning our executive officers, Marc C. Ganzi, our CEO-elect (which will be effective July 1, 2020) and Jacky Wu, our CFO-elect (which will be effective July 1, 2020). Our executive officers, who are appointed annually by our Board of Directors, as well as our CEO-elect, are critical to creating and executing on the Company’s strategy.

NAME	AGE	POSITION
Thomas J. Barrack, Jr.	72	Executive Chairman and Chief Executive Officer
Marc C. Ganzi	48	Chief Executive Officer-Elect and Chief Executive Officer of Digital Colony
Darren J. Tangen(1)	49	President
Mark M. Hedstrom	61	Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer
Jacky Wu	37	Executive Vice President - Finance, Chief Financial Officer-Elect and Treasurer-Elect
Ronald M. Sanders	56	Executive Vice President, Chief Legal Officer and Secretary
Neale W. Redington	53	Managing Director and Chief Accounting Officer
(1) On April 1, 2020, the Company entered into a separation agreement with Darren J. Tangen in connection with Mr. Tangen’s resignation as the Company’s President, effective as of April 10, 2020. See “—Employment Agreements—Separation Agreement with Darren J. Tangen.”
See “Proposal No. 1: Election of Directors - Board of Directors” above for Mr. Barrack’s biographical information.
Marc C. Ganzi is Chief Executive Officer of Digital Colony and, effective July 1, 2020, will be the Chief Executive Officer of Colony Capital. Mr. Ganzi serves as co-Managing Partner of the Digital Colony Partners fund and will continue to be actively involved in the activities of the fund, including serving on its Board and Investment Committee, following his transition to the CEO position at Colony Capital. He is also a founder and Chief Executive Officer of DBH, a leading global investor and owner of mobile and internet infrastructure. In July 2019, DBH was acquired by Colony Capital to become the premier platform for digital infrastructure and real estate investment, and Mr. Ganzi was announced as Colony Capital CEO, Thomas J. Barrack, Jr.’s successor. Prior to DBH, Mr. Ganzi was the founder and CEO of Global Tower Partners (“GTP”), which grew from inception in 2003 to become one of the largest privately-owned tower companies in the U.S. when it was sold to American Tower Corporation in 2013. At GTP, Mr. Ganzi executed a series of strategic acquisitions, build-to-suit agreements with wireless carriers and financings in the credit markets. Prior to the formation of GTP, Mr. Ganzi worked as a consulting partner for DB Capital Partners in New York City from 2000 to 2002 where he was tasked with overseeing the institution’s investments in the Latin American tower sector. Prior to his tenure at DB Capital, Mr. Ganzi was the President and co-founder of Apex Site Management, one of the largest third-party managers of wireless and wireline communication sites in the United States. Apex merged with SpectraSite Communications in 2000 to create one of the largest telecommunications site portfolios in the United States at the time. Mr. Ganzi has served on the boards of numerous corporations, including: Apex Site Management, Global Tower Partners, Olympus Outdoor Media, Mexico Tower Partners, Vertical Bridge, DataBank, Vantage Data Centers, Andean Telecom Partners and ExteNet Systems. Mr. Ganzi received a B.S. from the Wharton School of Business in 1993. He was a Board Member of the Wireless Infrastructure Association from 2008 to 2017 and served as Chairman from 2009 to 2011. He is a member of the Young Presidents’ Organization, the Broadband Deployment Advisory Committee of the Federal Communications Commission, and he currently serves on the board of the Aspen Valley Ski Club.
Darren J. Tangen is the President of Colony Capital. In addition, Mr. Tangen has served on the Board of Directors of Colony Credit Real Estate, Inc. (NYSE: CLNC) since January 2018. Since 2002, Mr. Tangen has held various senior investment related roles at Colony Capital and its predecessors, including Executive Vice President, Chief Financial Officer and Treasurer. Mr. Tangen was one of the key executives (Chief Financial Officer and Chief Operating Officer) responsible for Colony Financial, Inc. (NYSE: CLNY) having taken the company public in 2009 and leading it through its successful combination with Colony Capital, LLC in 2015. Prior to joining Colony Capital in 2002, Mr. Tangen held positions at Credit Suisse and Colliers International (NASDAQ: CIGI). Mr. Tangen received his Bachelor of Commerce from McGill University and his Master of Business Administration in Finance and Real Estate at The Wharton School, University of Pennsylvania where he was recognized as a Palmer Scholar.
Mark M. Hedstrom is an Executive Vice President, the Chief Financial Officer, Chief Operating Officer and Treasurer of Colony Capital. Effective July 1, 2020, Mr. Hedstrom will continue serving in his roles as Executive Vice President and Chief Operating Officer and will no longer serve as the Chief Financial Officer and Treasurer of the Company. Prior to the combination of Colony Capital, LLC and Colony Financial, Inc. into a predecessor Colony Capital in 2015, Mr. Hedstrom was the global Chief Financial Officer for Colony Capital, LLC. In that role he was responsible for management of the financial and operating aspects of its funds management business, which included oversight of Colony Capital LLC’s financial, human resources, information technology, risk management and investor reporting functions. Prior to joining the Colony Capital business in 1993, Mr. Hedstrom held senior positions with Koll International and Castle Pines Land Company. Mr. Hedstrom

33 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

spent five years with Ernst & Young, where he was a Senior Manager. Mr. Hedstrom is a Certified Public Accountant (license inactive) and received a Bachelor of Science in Accounting from the University of Colorado.
Jacky Wu is an Executive Vice President - Finance of Colony Capital and, effective July 1, 2020, will become the Chief Financial Officer and Treasurer of Colony Capital in connection with Mr. Ganzi’s appointment as Chief Executive Officer of Colony Capital. Prior to joining the Colony Capital business in March 2020, Mr. Wu served as Executive Vice President and Chief Financial Officer of Driven Brands, Inc, America's largest automotive aftermarket platform from September 2016 to March 2020. Prior to that, Mr. Wu served as Executive Vice President and Chief Financial Officer of Xura, Inc. (formerly Comverse, Inc. (NASDAQ: MESG)) from April 2015 to September 2016, when the company was taken private. From May 2010 to March 2015, Mr. Wu was Vice President at American Tower Corporation (NYSE: AMT), where he was Vice President of Finance and Mergers & Acquisitions from January 2014 to March 2015 and Vice President of Financial Planning and Analysis, US Tower from May 2010 to December 2013. Prior to that, Mr. Wu spent eight years at Verizon Communications (NYSE: VZ), from 2002 to 2010, where he served in numerous accounting, finance and business development roles, including as the Director and Chief Financial Officer of Verizon’s Digital Services Inc. from 2009 to 2010. He graduated summa cum laude, Phi Beta Kappa and with Departmental Honors with a Master of Business Administration and a Bachelor of Science in Economics from Tulane University.

Ronald M. Sanders is an Executive Vice President and the Chief Legal Officer and Secretary of Colony Capital. Mr. Sanders is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony Capital. Prior to joining the Colony Capital business in 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP. Mr. Sanders received his Bachelor of Science from the State University of New York at Albany in 1985, and his Juris Doctor from the New York University School of Law in 1988.
Neale W. Redington is a Managing Director and the Chief Accounting Officer of Colony Capital. Mr. Redington is responsible for financial accounting and reporting for firm-sponsored investments and related affiliates and subsidiaries. In addition, Mr. Redington has served as Chief Financial Officer and Treasurer of Colony Credit Real Estate, Inc. (NYSE: CLNC) since November 2018, having previously served as its Chief Accounting Officer since January 2018. Prior to joining the Colony Capital business in 2008, Mr. Redington was an audit partner in the real estate and hospitality practice of Deloitte & Touche LLP. During his twenty years with Deloitte, Mr. Redington worked in both London and Los Angeles. Mr. Redington, a Certified Public Accountant (license inactive) and a Chartered Accountant in England & Wales, received a Bachelor of Commerce in Accounting degree with Honors in 1987 from the University of Birmingham in England.

34 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 2: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation

PROPOSAL NO. 2:	Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A(a)(1) of the Exchange Act, we are providing stockholders with the opportunity to approve the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
We are asking our stockholders to indicate their support for the resolution approving our named executive officers’ compensation as described in this Proxy Statement. This vote is not limited to any specific item of compensation but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Please see “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2019.
The resolution approving the compensation of our named executive officers is advisory and, therefore, will not have any binding legal effect on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders and intend to take the results of the vote on this proposal into account in future decisions regarding the compensation of our named executive officers.
Our Board of Directors Recommends a Vote “FOR” Adoption of This Resolution, Approval of Named Executive Officer Compensation.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Compensation Committee:
John L. Steffens, Chairperson
Raymond C. Mikulich
George G. C. Parker
Charles W. Schoenherr

35 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
This Compensation Discussion & Analysis section discusses the compensation of our named executive officers. References to “our named executive officers” in this section refer to our current executive officers, Thomas J. Barrack, Jr., our Executive Chairman and Chief Executive Officer, Darren J. Tangen, our President, Mark M. Hedstrom, our Chief Financial Officer, Chief Operating Officer and Treasurer, and Ronald M. Sanders, our Chief Legal Officer and Secretary and our former Chief Investment Officer, Kevin P. Traenkle, who resigned in February 2020. On April 1, 2020, the Company entered into a separation agreement with Mr. Tangen in connection with Mr. Tangen’s resignation as our President effective April 10, 2020.
Highlights Relating to our Executive Compensation

DIGITAL EVOLUTION/STRONG OPERATING PERFORMANCE
•    In 2019, following an extensive review by the Strategic Asset Review Committee and with full support of our Board, we determined to embark on a strategic pivot to become the leading global platform for digital real estate and infrastructure.
•    During 2019, we increased our digital assets under management (“AUM”) to $13.8 billion as of December 31, 2019, which represents approximately 29% of the Company’s overall AUM and is a significant transformation from $1.9 billion of Digital AUM as of December 31, 2018.
•    Creating a solid foundation from which the Company can grow and evolve into a leading digital infrastructure and real estate-focused company, we executed on our commitments to simplify and optimize our legacy businesses and improve the Company’s capital structure, with numerous notable accomplishments in 2019, such as:
-    Generating $1.25 billion of liquidity from the highly profitable sale of our industrial portfolio, including the related operating platform resulting in a 17% IRR
-    Generating more than $550 million of liquidity from the monetization of Other Equity and Debt (OED), which exceeded our 2019 target of $500 million
-    Refinancing $3.4 billion of debt in our hospitality and healthcare portfolios
-    Redeeming $403 million of high cost preferred equity, which was completed in early January 2020, to improve the Company’s capital structure

SUBSTANTIAL REDUCTION IN ANNUAL COMPENSATION AND ADMINISTRATIVE COSTS
•    In late 2018, we undertook and announced an ambitious cost savings plan to reduce our cost structure. We have achieved well over 100% of the expected total $50 to $55 million annual compensation and administrative cost savings on a run rate basis through various initiatives

STOCKHOLDER ENGAGEMENT/MEANINGFUL EXECUTIVE COMPENSATION CHANGES
•    Despite significant strategic and operational achievements in 2019, we continue to experience underperformance in our stock price and share the frustration of our stockholders in this regard. In this context, and taking into account input we received from our stockholders through the results of our say-on-pay vote at our 2019 annual meeting, as well as one-on-one conversations, the Compensation Committee meaningfully modified our 2020 executive compensation program to focus our executives on long-term value creation as we pursue our digital evolution and further strengthen alignment with our stockholders in light of our TSR underperformance, as follows:

(1) reduced the target cash bonus and long term incentive plan amounts by 10% for our CEO and our President (or 8% overall for executive officers)
(2)    increased the weighting of corporate financial metrics in the Company’s annual incentive plan from 60% to 75%, and decreased the weighting attributable to pre-established individual goals, objectives and performance targets from 40% to 25%

(3) established that 50% of all long-term incentive equity compensation, regardless of whether paid by the Company or Company-managed vehicles, will be performance-based
(4)    increased the rigor of the performance hurdles in our total stockholder return (TSR) performance-based equity awards by increasing the minimum payout threshold from the 10th percentile to the 25th percentile, increasing the threshold for target payout from the 50th percentile to the 55th percentile, and capping payouts at target when absolute TSR is negative

36 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

PAY FOR PERFORMANCE ALIGNMENT
•    We have created strong alignment between our executives and our stockholders through our use of long-term equity awards that vest based on continued employment and, for 50% of equity awards granted by the Company, relative TSR performance over three-year performance periods. As a demonstration of this alignment, the fair value of outstanding unvested 2018 and 2019 CLNY equity awards held by our named executive officers decreased by 42% as of December 31, 2019, which is more than double the decrease of the Company’s stock price during the period from when the awards were issued through December 31, 2019. Accordingly, the realized compensation of our executives, a component of which is long-term equity awards, is significantly lower than what the SEC requires to be reported in the Summary Compensation Table and related compensation tables.

2019 Operating Performance Highlights
In 2019, we had a strong year of operating performance as reported in our year-end financial results, including the following notable achievements:
Digital Infrastructure

•
Increased digital AUM to $13.8 billion as of December 31, 2019, which represents approximately 29% of the Company’s overall AUM and is a significant transformation from $1.9 billion of Digital AUM as of December 31, 2018

•	Raised $4.1 billion in DCP, the Company’s digital real estate and infrastructure private equity fund

•	Committed nearly 75% of DCP capital to date

•	Completed the $14 billion acquisition of Zayo Group Holdings, Inc. by DCP on March 9, 2020

•
Acquired a 20.4% controlling interest in DataBank, a leading private owner and manager of edge data centers in the U.S., for approximately $185 million, representing the Company’s inaugural direct balance sheet investment in digital real estate

Dispositions/Financing/Corporate

•	Completed the $5.7 billion sale of the Company’s light industrial portfolio, including the related operating platform, with net cash proceeds of approximately $1.25 billion for the Company’s share

•	Completed $717 million of planned sales and/or monetization assets within the OED segment, with net equity proceeds of $566 million

•
Subsequent to year end, completed the sale of the Company’s 27.2% ownership interest in RXR Realty, a real estate investment management platform, for approximately $200 million resulting in a realized pre-tax gain of $106 million

•
Announced and completed the redemption of all the Company’s outstanding 8.25% Series B and 8.75% Series E cumulative redeemable perpetual preferred stock for $408 million, which was settled in January 2020 eliminating $34 million of annualized preferred dividends

•	Refinanced an aggregate $2.3 billion of debt secured by our healthcare portfolio, including the $1.725 billion US GAHR loan

•	Refinanced the debt on three hospitality portfolios totaling $1.1 billion of debt on accretive terms that extend maturities 4-7 years

•
Achieved well over 100% of the expected total $50 to $55 million, or $45 to $50 million on a cash basis, of the previously announced annual compensation and administrative cost savings on a run rate basis

PAY FOR PERFORMANCE ALIGNMENT
In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our executive management and our stockholders. With this focus, the Compensation Committee designed the structure of our executive compensation program to strengthen our pay-for-performance alignment, including:

•
adopting an annual incentive plan, which made a significant majority of the annual cash bonus for executives contingent on achievement of objective corporate financial metrics (for 2020, objective corporate financial metrics have a 75% weighting)

•	setting targets more heavily weighted towards equity over cash compensation, with long-term incentive equity compensation representing well over 50% of target total direct compensation

•
granting at least 50% of long-term incentive equity compensation in the form of performance-based awards (for 2020 and going forward, includes all long-term incentive equity compensation, whether granted by the Company or a managed public investment vehicle)

In addition, variable pay, consisting of long-term incentive equity awards and annual cash bonus, constitutes the vast majority of our executive compensation (93% for our Chief Executive Officer in 2019). This weighting allows the Compensation Committee to reward strong performance and penalize poor performance. As discussed above, to build even stronger pay for-performance

37 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

alignment with our stockholders, 50% of long-term incentive equity awards granted by the Company for 2019 are “at-risk” performance-based stock awards, the ultimate value of which depends on the Company’s total stockholder return relative to peer companies based on future performance. The following charts present the allocation of 2019 total compensation paid among different components for our Chief Executive Officer individually and the weighted average of each component for our other named executive officers as a group:
______________

(1)
Represents stock awards granted by the Company, CLNC and NRE in 2019. The stock awards granted by the Company consisted of 50% performance-based awards and 50% time-based awards. Beginning with 2020, 50% of all stock awards, whether granted by the Company or other managed vehicles will be performance-based awards. For the Chief Executive Officer, excludes a one-time award, with a grant date fair value of $286,842, made in March 2019 in connection with Mr. Barrack’s increased responsibilities as Chief Executive Officer effective as of November 2018, which award is subject to time- and performance-based conditions. See “Elements of Compensation— Long-Term Incentive Equity Awards—CEO One-Time Award” below for additional information.

(2)
Amount reflects 115% of the 2019 annual cash bonus compensation that was earned by Mr. Barrack pursuant to the 2019 Annual Incentive Plan, which the Compensation Committee and Mr. Barrack agreed would not be paid in cash, but instead be paid in the form of shares of the Company’s Class A common stock, subject generally to a three-year lock-up.

We have created strong alignment between our executives and our stockholders through our use of long-term equity incentive awards that vest based on continued employment and relative TSR performance over three-year performance periods. As a result, when our stock price declines our executive officers are directly impacted as the value of their unvested time-based equity awards is reduced, as is the potential of earning awards that are based on future relative TSR performance. As a demonstration of this alignment, the fair value of outstanding unvested equity awards granted for 2018 and 2019 of our named executive officers as of December 31, 2019, calculated in accordance with FASB ASC Topic 718, has decreased by 42% for CLNY equity awards and by 37% for all equity awards, as compared to the grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, as illustrated in the table below. The 42% decrease in the fair value of outstanding unvested equity awards is more than double the decrease in our company’s share price during the period from when the awards were issued through December 31, 2019.

	GRANT DATE FAIR VALUE OF OUTSTANDING UNVESTED EQUITY AWARDS AT DECEMBER 31, 2019(1)			FAIR VALUE OF OUTSTANDING UNVESTED EQUITY AWARDS AT DECEMBER 31, 2019(2)			% DECREASE OF OUTSTANDING UNVESTED AWARDS AT DECEMBER 31, 2019
Name	CLNY	CLNC	TOTAL	CLNY	CLNC	TOTAL	CLNY	CLNC	TOTAL
Thomas J. Barrack, Jr.(3)	$8,465,837	$3,164,268	$11,630,105	$5,371,997	$2,326,096	$7,698,093	-37%	-26%	-34%
Darren J. Tangen	$7,049,230	$1,062,755	$8,111,985	$3,634,488	$789,968	$4,424,456	-48%	-26%	-45%
Mark M. Hedstrom	$2,097,478	$942,591	$3,040,069	$1,285,777	$689,900	$1,975,677	-39%	-27%	-35%
Ronald M. Sanders	$1,695,393	$761,902	$2,457,295	$1,039,251	$557,642	$1,596,893	-39%	-27%	-35%
Kevin P. Traenkle	$1,108,282	$2,472,235	$3,580,517	$581,647	$1,872,707	$2,454,354	-48%	-24%	-31%
TOTAL	$20,416,220	$8,403,751	$28,819,971	$11,913,160	$6,236,313	$18,149,473	-42%	-26%	-37%

(1)
Represents grant date fair value, calculated in accordance with FASB ASC Topic 718, for all outstanding equity awards that were granted to our named executive officers for 2018 and 2019 and which are unvested as of December 31, 2019. See footnote 2 to the Summary Compensation Table in “Compensation Tables and Related Narrative” for additional details on the calculation of grant date fair value.

38 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

(2)
Represents fair value as of December 31, 2019, calculated in accordance with FASB ASC Topic 718 for all outstanding equity awards that were granted to our named executive officers for 2018 and 2019 and which were unvested as of December 31, 2019. See footnote 2 to the Summary Compensation Table in “Compensation Tables and Related Narrative” for additional details on the calculation of fair value.

(3)
Includes a one-time award made in March 2019 in connection with Mr. Barrack’s increased responsibilities as Chief Executive Officer effective as of November 2018, which award is subject to time- and performance-based conditions. The grant date fair value and December 31, 2019 fair value of such one-time award is $286,842 and $111,842, respectively. See “Elements of Compensation— Long-Term Incentive Equity Awards— CEO One-Time Award” below for additional information.

As we execute our digital evolution, the Compensation Committee will continue to evaluate and structure the executive compensation program with a focus on enabling the Company to attract and retain the highest caliber talent while still maintaining a strong alignment of interests between our executive officers and stockholders.
STOCKHOLDER ENGAGEMENT/2019 SAY-ON-PAY VOTE — We Heard You. We Took Action.
We believe stockholder insight and recommendations should be an integral part of Board discussions on many matters. The input we receive from stockholders as part of our regular engagement efforts impacts our compensation and corporate governance policies in a meaningful way. The Board, senior management and our investor relations team maintain a robust dialogue with investors to gain their perspectives on current issues and address any questions or concerns.

Our Board believes in listening to and communicating with stockholders. At our 2019 annual meeting of stockholders, 69% of shares were voted in favor of the advisory proposal on our executive compensation. In light of the disappointing results of our 2019 say-on-pay vote, as well as our decision to initiate a strategic shift to digital real estate and infrastructure during 2019, the Board and management embarked on a wholesale review and redesign of our executive compensation program and prioritized engagement with stockholders during 2019 and 2020.

Reached out to
stockholders
representing more than
50%
of outstanding shares

Our stockholder engagement campaign involved discussions with stockholders representing more than half of our shares, after excluding shares held by insiders.

In addition to management’s frequent interactions with stockholders throughout 2019, Nancy Curtin, our Lead Independent Director, and Craig Hatkoff, another independent Board member, both of whom were members of the Strategic Asset Review Committee, led and participated in a significant stockholder outreach campaign with senior management. The agenda for these discussions was to provide information to, and receive feedback from, stockholders regarding the Company’s digital strategy pivot, Board composition and refreshment, corporate governance practices, ESG policies and executive compensation program, among other topics. Additional discussion participants included Thomas J. Barrack, Jr., our Executive Chairman and Chief Executive Officer, Marc C. Ganzi, our incoming Chief Executive Officer (which will be effective July 1, 2020) and Chief Executive Officer of our digital realty platform, Mark M. Hedstrom, our Chief Financial Officer and Chief Operating Officer, and Ronald M. Sanders, our Chief Legal Officer.
The feedback we received from our stockholder outreach campaign was overwhelmingly positive regarding our digital pivot. In addition, certain stockholders praised our strong corporate governance practices as well as the 2019 Board refreshment actions including the addition of Dale Anne Reiss, who became the second female member of our Board.
We also had constructive dialogue with stockholders regarding our executive compensation program. The majority of the feedback related to our annual incentive plan for determining annual cash bonuses, including the emphasis of corporate financial metrics component as compared to the individual goals & objectives component and the disclosure regarding determinations for the individual goals & objectives component. We also received feedback from certain stockholders that our relative TSR performance-based equity awards did not have high enough payout thresholds.

39 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

We strongly considered the feedback received on our executive compensation program from stockholders in implementing meaningful changes to our executive compensation program for 2020. These changes include increasing the corporate financial metrics component on executives’ annual cash bonuses from 60% to 75% and increasing the minimum and target performance payout thresholds for our performance-based equity awards.

What We Heard From Stockholders	How our Compensation Committee Responded
Majority of LTIP awards from the Company and managed companies consist of time-based awards	Implemented policy for 2020 that 50% of LTIP will be performance-based, regardless of the source of the LTIP
Portion of incentive payouts tied to individual goals & objectives is too high	Increased portion of cash incentive payout tied to corporate financial metrics from 60% to 75%, while decreasing the individual goals & objectives component from 40% to 25%
Increase rigor of relative TSR goals
For 2020 performance-based LTIP awards and going forward, (1) increased threshold for minimum payout from 10th percentile to 25th percentile; (2) increased target payout from 50th percentile to 55th percentile performance ranking; and (3) implemented policy to cap payouts at 100% of target when absolute TSR is negative

Enhance disclosure of incentive payouts tied to individual goals & objectives	Presented enhanced disclosure in this Proxy Statement with individual goals & objectives, with comparisons to goals and actual results where possible
If setting performance goals lower than prior year’s target, provide enhanced disclosure as to rationale	Presented enhanced disclosure regarding rationale for target levels for 2019 that are below 2018
Our Compensation Committee is committed to making changes to the Company’s executive compensation program that reflect the feedback it received in these discussions with investors, such as more closely aligning the compensation of our executives with the long-term performance of the Company through a greater portion of incentive awards being tied to performance, rather than time, increasing the rigor of the associated compensation goals and enhancing the disclosure relating to compensation matters.
See “Executive Compensation Changes” below for additional details.
EXECUTIVE COMPENSATION CHANGES
For 2020, we have heard our stockholders and have made several meaningful changes to the structure of our executive compensation program to further strengthen our pay for performance alignment and the alignment of the long-term interests of our management with our stockholders, including the following:
Significant reductions in target executive incentive compensation. The vast majority of our executive compensation is comprised of variable pay, consisting of long-term incentive equity awards and annual cash bonus. For 2020, the Compensation Committee (with agreement by each executive officer) reduced the size of potential annual cash bonuses and long-term equity incentive awards to more align executive compensation with peer group practices. For Mr. Barrack, our Executive Chairman and CEO, and Mr. Tangen, our President, this change resulted in an overall 10% reduction in their 2020 targets over 2019. For all named executive officers, aggregate target annual cash bonus and long-term equity incentives for 2020 were reduced by 8% over 2019.
Substantial increase in percentage of annual cash bonus payout tied to corporate financial metrics. To further enhance the effectiveness of 2020 Annual Incentive Plan, the Compensation Committee increased the weighting of corporate financial metrics in the program from 60% to 75%. Therefore, the 2020 Annual Incentive Program provides (i) a 75% weighting (up from 60% in the 2019 program) across three corporate financial metrics (including a company-wide measure of operating performance measuring core funds from operations (“Core FFO,” as defined in “—Non-GAAP Financial Measures” below), excluding net gains and as may be further adjusted for net gains in investment management, and two key strategic objectives to raise new third party capital and monetize assets), and (ii) a 25% weighting (down from 40% in the 2019 program) to individual goals and objectives (based on pre-established individual performance targets applicable to the responsibilities of the relevant executive officer).
Higher performance thresholds for payout in relative TSR performance-based equity awards and increased portion of all equity awards granted to executives tied to performance-based vesting. The Compensation Committee commenced the granting of equity awards subject to performance-based vesting beginning in 2018. These equity awards for 2018 and 2019

40 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

are based on relative TSR performance against the Company’s peer group over a three-year period, with minimum and target payout thresholds at the 10th percentile and 50th percentile, respectively. For 2020, the Compensation Committee increased the rigor of the performance payout thresholds of relative TSR performance-based awards by raising the bar for minimum and target payouts to the 25th percentile and 55th percentile, respectively. Additionally, the Compensation Committee adopted a policy that caps payouts of performance-based equity awards at target when absolute TSR is negative. Further, for 2020, the Compensation Committee determined that 50% of all equity awards, whether issued by the Company or a managed investment vehicle, would be subject to performance-based vesting criteria.
Management Changes
We have recently experienced, and expect to continue to experience, certain changes to our executive management team. In July 2019, we designated Marc C. Ganzi as Mr. Barrack’s successor as Chief Executive Officer. In March 2020, we announced Mr. Ganzi’s appointment as our Chief Executive Officer will be effective July 1, 2020. At such time, Thomas J. Barrack, Jr., our current Executive Chairman and Chief Executive Officer, will maintain his role as our Executive Chairman. In addition, in March 2020, Jacky Wu joined our Company as Executive Vice President-Finance and, in connection with Mr. Ganzi’s appointment as Chief Executive Officer, Mr. Wu will become our Chief Financial Officer and Treasurer effective July 1, 2020. In connection with these changes, effective July 1, 2020, Mark M. Hedstrom, our current Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, will continue his roles as Executive Vice President and Chief Operating Officer.
In addition, on April 1, 2020, the Company entered into a Separation and Release Agreement with Darren J. Tangen in connection with Mr. Tangen’s resignation as the Company’s President, effective April 10, 2020. Upon effectiveness of Mr. Tangen’s resignation on April 10, 2020, the Board appointed Mr. Barrack to serve as President of the Company in addition to his current roles as the Company’s Executive Chairman and Chief Executive Officer. Furthermore, effective as of February 29, 2020, Kevin P. Traenkle resigned as our Chief Investment Officer.  See “—Employment Agreements—Separation Agreement with Darren J. Tangen” and “—Employment Agreements—Separation Agreement with Kevin P. Traenkle.” As a result of Mr. Tangen’s and Mr. Traenkle’s departures, 2020 target total direct compensation of the Company’s current executive officers was reduced by approximately $9.5 million in the aggregate.
2019 COMPENSATION DECISIONS
We present the following table of the total direct compensation (salary, annual cash bonus and long-term incentive equity awards) of our named executive officers as approved and considered by the Compensation Committee, which omits certain items required by SEC rules to be reported in the Summary Compensation Table presented in “Compensation Tables and Related Narrative” in this proxy statement. The below table reflects that, as discussed further below in “—Elements of Compensation—Annual Cash Bonus—2019 Annual Incentive Plan Overview”, the Compensation Committee and Mr. Barrack agreed that Mr. Barrack would not receive any cash payment for his annual cash bonus compensation for 2019. Instead, 115% of the 2019 annual cash bonus compensation that was earned by Mr. Barrack pursuant to the 2019 Annual Incentive Plan was paid to Mr. Barrack in the form of shares of the Company’s Class A common stock, subject generally to a three-year lock-up. In addition, the following table excludes amounts reflected in the Summary Compensation Table in respect of incentive fee allocation payments made to named executive officers, as such payments are generally non-recurring in nature. Therefore, we believe that the below tables most accurately reflect the historical compensation of such named executive officers and are considered by the Compensation Committee in its decisions regarding executive compensation.
In addition, the values of the long-term equity incentive awards shown in the table below are substantially higher than the current value of such awards. As of December 31, 2019, the fair value of outstanding unvested 2018 and 2019 CLNY equity awards of our named executive officers calculated in accordance with FASB ASC Topic 718 has decreased by 42% over the grant date fair values for such awards. See “—Pay for Performance Alignment” above.

41 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Total NEO Direct Compensation

	Salary					Annual Cash Bonus Earned
Executive	2019		2018		% Change from 2018 to 2019	2019		2018		% Change from 2018 to 2019
Thomas J. Barrack Jr.	$1,000,000		$1,000,000		0.0%	$—	(1)	$3,963,053	(2)	-100.0%
Darren J. Tangen(3)	$550,000		$475,000		15.8%	$2,194,533		$2,346,600		-6.5%
Mark M. Hedstrom	$500,000		$475,000		5.3%	$1,745,651		$1,479,414		18.0%
Ronald M. Sanders	$450,000		$432,000		4.2%	$1,459,364		$1,323,130		10.3%
Kevin P. Traenkle(4)	$500,000		$472,000		5.9%	$1,870,341		$1,944,041		-3.8%

Total	$3,000,000		$2,854,000		5.1%	$7,269,889		$11,056,238		-34.2%

	Long-Term Incentive Equity Awards(5)					Total Compensation
Executive	2019(6)		2018(6)		% Change from 2018 to 2019	2019		2018		% Change from 2018 to 2019
Thomas J. Barrack Jr.	$5,846,173	(7)	$3,733,208		56.6%	$6,846,173		$8,696,261		-21.3%
Darren J. Tangen(3)	$1,694,844		$1,119,744	(8)	51.4%	$4,439,377		$3,941,344		12.6%
Mark M. Hedstrom	$1,330,971		$1,158,353		14.9%	$3,576,622		$3,112,767		14.9%
Ronald M. Sanders	$1,075,707		$936,437		14.9%	$2,985,071		$2,691,567		10.9%
Kevin P. Traenkle(4)	$442,936		$923,018		-52.0%	$2,813,277		$3,339,059		-15.7%

Total	$10,390,631		$7,870,760		32.0%	$20,660,520		$21,780,998		-5.1%

(1)
Reflects the agreement between the Compensation Committee and Mr. Barrack for Mr. Barrack not to receive any cash payment for his 2019 annual cash bonus. Instead, $5,448,925, which is equal to 115% of $4,738,196, which was the 2019 annual cash bonus compensation that was earned by Mr. Barrack and payable in cash pursuant to the 2019 Annual Incentive Plan, was paid to Mr. Barrack in the form of shares of the Company’s Class A common stock, subject generally to a three-year lock-up. See “—Elements of Compensation—Annual Cash Bonus—2019 Annual Incentive Plan Overview” below.

(2)
Reflects the agreement between the Compensation Committee and Mr. Barrack to pay $1 million of Mr. Barrack’s 2018 annual cash bonus compensation earned pursuant to the subjective component of the 2018 Annual Incentive Plan in the form of long-term equity incentive equity awards.

(3)
Mr. Tangen resigned as the Company’s President, effective April 10, 2020 and entered into a separation agreement with the Company on April 1, 2020. See “—Employment Agreements—Separation Agreement with Darren J. Tangen,” “—Compensation Tables and Related Narrative” and the related compensation tables for information regarding our separation agreement with, and payments to be made to, Mr. Tangen in connection with his separation from the Company.

(4)
Mr. Traenkle resigned as the Company’s Chief Investment Officer, effective February 29, 2020 and entered into a separation agreement with the Company on February 26, 2020. See “—Employment Agreements—Separation Agreement with Kevin P. Traenkle,” “—Compensation Tables and Related Narrative” and the related compensation tables for information regarding our separation agreement with, and payments made to, Mr. Traenkle in connection with his separation from the Company.

(5)
Represents the dollar amount of grants approved by the Compensation Committee, of which 50% were subject to performance-based vesting conditions and 50% were subject to time-based vesting conditions. The current value of such awards has declined substantially. See “—Pay for Performance Alignment” above. For long-term incentive equity awards granted by the Company in 2020, 50%, or 7,462,500 restricted stock units, were subject to performance-based vesting conditions, with the remaining 50%, or 7,462,500 shares of Class A common stock subject to time-based vesting conditions. Executive officers did not receive any long-term incentive equity awards from any Company managed investment vehicle and, as a result, 50% of all long-term incentive equity awards received by executive officers for 2020 was subject to performance-based vesting.

(6)
On average, 64.4% and 57.9% of long-term incentive equity awards received by our named executive officers in 2019 and 2018, respectively, were granted by the Company. See “—Elements of Compensation—Long-Term Incentive Equity Awards-Equity Awards Granted by Managed Companies” below for additional information regarding the long-term incentive equity awards granted to our named executive officers by managed investment vehicles.

(7)
Includes $1 million of Mr. Barrack’s 2018 annual cash bonus compensation earned pursuant to the subjective component of the 2018 Annual Incentive Plan, which was paid in the form of long-term equity incentive equity awards for 2019. Excludes a one-time award, with a grant date fair value of $286,842, made in March 2019 in connection with Mr. Barrack’s increased responsibilities as Chief Executive Officer effective as of November 2018, which award is subject to time- and performance-based conditions. See “—Elements of Compensation—Long-Term Incentive Equity Awards-CEO One-Time Award” below.

(8)
Excludes a one-time award granted to Mr. Tangen by the Company in March 2018 for retention purposes, 50% of which was subject to time-based vesting and the remaining 50% subject to performance-based vesting, consistent with the vesting conditions for equity awards granted by the Company to executives in 2018.

42 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

As illustrated by the tables above, the Company’s outperformance in Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity (as defined in “—Non-GAAP Financial Measures” below) was offset by its underperformance in third party capital raising, primarily as a result of the Company’s decision to pivot to digital, and resulted in an achievement of approximately target for the Company’s executive officers’ cash bonuses paid pursuant to the 2019 Annual Incentive Plan. In addition, while total direct compensation decreased by approximately 5% over 2018 for our 2019 named executive officers, the Compensation Committee considered that such total direct compensation comparison does not include compensation that was paid to our former Chief Executive Officer, who stepped down in November 2018. If the compensation paid to our former Chief Executive Officer for 2018 is taken into account, total direct compensation for named executive officers in 2019 decreased by 18.6%. This substantial year-over-year decrease is in spite of certain executive officers, including Mr. Barrack, Mr. Tangen and Mr. Hedstrom, taking on more responsibilities in connection with the departure of our former Chief Executive Officer.
COMPENSATION PRACTICES
We believe that our executive compensation programs provide appropriate performance-based incentives to attract and retain leadership talent in the highly competitive market in which we operate, to align management and stockholder interests and to continue to drive our long-term track record of superior returns to stockholders. The following are key features of our executive compensation programs:

What We Do	What We Don’t Do

Pay for performance. The vast majority of total compensation is tied to performance (i.e., there are minimum incentive targets, but not guaranteed minimum payments) and salaries comprise a relatively small portion of each executive’s overall compensation opportunity.
No Tax Gross Ups. We do not provide tax gross-ups on compensation payments made in connection with a change of control.
Long-term alignment with stockholders. Our equity incentive awards are subject to time-based, multi-year vesting schedules to enhance executive officer retention.	No Guaranteed Bonuses. We do not provide guaranteed bonuses.

Relative TSR Performance Alignment. We align the interest of our executive officers with our long-term investors by designing our equity compensation program to provide for future multi-year, performance-based equity awards based on relative total stockholder return performance.
No Single Trigger Cash Severance. We do not provide for single trigger cash severance in connection with a change of control.
Absolute TSR Performance Cap. For 2020 and going forward, payouts of performance-based equity awards are capped at target when absolute TSR is negative.	No Dividends on Unearned Performance-Based Awards. We will not pay dividends or distributions on unearned equity awards subject to performance-based vesting.
Emphasis on Performance-Based Awards. For 2019 and going forward, 50% of all long-term incentive awards granted to executive officers are performance-based (regardless of the source of such award).	No Hedging. We do not allow hedging or pledging of Company securities.
Clawback Policy. We impose a clawback policy with respect to incentive payments.	No Executive Retirement Benefits. We do not provide executive officers with additional qualified or nonqualified retirement benefits.
Stock Ownership Guidelines. We follow robust stock ownership guidelines for our executives and directors.
Peer Benchmarking. We consider and benchmark peer companies in establishing executive compensation.
Independent Compensation Consultant. An independent compensation consultant is retained by the Compensation Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The primary goal of our executive compensation program is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent. In recent years, with the leadership of our executive officers, we have made substantial progress in simplifying our business, including our recent determination to pursue a digital-focused strategy. Unlike many other public companies that are either pure play REITs or alternative asset management companies that manage capital on behalf of third party investors, our company does both. We not only manage capital on behalf of third party investors ($36 billion as of December 31, 2019) but also we have a substantial balance sheet with investment interests that we manage on behalf of our stockholders ($13 billion as of December 31, 2019). As discussed further in “—Peer Benchmarking” below, because of the Company’s multi-faceted business, the Compensation Committee has historically evaluated and implemented elements of compensation programs from both REITs and alternative asset managers in designing our executive compensation program, in order for us to remain competitive in the market for attracting and retaining executive talent.

43 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee oversees the compensation of our executive officers, including setting base salaries, awarding bonuses and making equity awards to our executive officers. The Compensation Committee also oversees the Company’s equity plans. The Compensation Committee’s goals are to design a compensation program that rewards, among other things, favorable stockholder returns, share appreciation, the Company’s key operating objectives, our Company’s competitive position within the real estate and investment management industries and each executive officer’s long-term career contributions to our Company. Our compensation incentives that are designed to further these goals have taken and may take the form of annual cash compensation (including bonuses) and equity awards, and long-term cash and equity incentives for our executive officers.
Beginning in 2017, the Compensation Committee adopted a formulaic approach to determining annual cash bonus awards to executive officers involving objective corporate financial metrics and subjective elements relating to personal performance targets, as opposed to a fully discretionary approach. For a description of the 2019 Annual Incentive Plan established by the Compensation Committee for 2019 cash bonuses, see “—Elements of Compensation—Annual Cash Bonus—2019 Annual Incentive Plan Overview” below.
In addition, the Compensation Committee determined that, beginning with awards granted in 2018, the equity compensation paid by the Company to our named executive officers would be subject to performance-based, as well as time-based, vesting conditions. Furthermore, the Compensation Committee increased the rigor of such performance-based equity compensation granted in 2020 by increasing the minimum and target performance thresholds for payout. See “—Elements of Compensation —Long-Term Incentive Equity Awards” below.
Equity awards granted by the Company and cash bonuses are based on target levels, including, for cash bonuses, certain operating performance targets, established in the first quarter of the prior year by our Compensation Committee. In addition, the amount of equity awards granted by the Company is dependent on the amount of equity awards granted to our executive officers by certain publicly-traded companies managed by us, which for 2018 and 2019 included NRE and CLNC, as discussed below in “—Elements of Compensation—Long-Term Incentive Equity Awards.” For equity awards granted by the Company, the actual number of shares or restricted stock units, as applicable, granted pursuant to each type of award is based on the dollar amount of the award divided by the closing price of our Class A common stock on the third trading day following the release of the Company’s fiscal quarter and year end earnings. Further, our Compensation Committee may decide to make additional awards to current executive officers and awards to new executive officers in order to attract and retain talented professionals.
The employment agreements with each of our current executive officers also provide the Compensation Committee with a framework in establishing compensation governance, policies and procedures for the Company. See “—Employment Agreements” below.
PROCESS FOR DETERMINING COMPENSATION AWARDS
The Compensation Committee determines base salaries, target annual cash bonuses and long-term incentive equity awards and adopts an annual incentive plan, which establishes a formulaic approach to determining the amount of target cash bonuses to be paid, for executive officers.
The Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”), a nationally recognized independent consulting firm, to undertake a review of executive compensation, our peer group, relevant market data and to provide the Compensation Committee with an independent analysis and recommendations concerning executive compensation. FW Cook met with members of the Compensation Committee and management in separate meetings and calls regarding these matters.
During this evaluation period, to establish a framework for executive compensation for 2019, the Compensation Committee and FW Cook discussed cash bonus and long-term incentive equity award plans, including carefully evaluating details of equity compensation plans within the Company’s peer group and other relevant company published survey data. With respect to long-term incentive equity award plans, the Compensation Committee incorporates performance-based vesting to improve and further enhance the Company’s compensation plans. In addition, the Compensation Committee considers the Company’s performance and relative stockholder return, the amount of compensation payable, including annual incentive awards, to similarly-situated officers within our peer group, any stockholder vote on compensation and any other factors the Compensation Committee deems necessary or advisable in its discretion.
For purposes of guiding executive compensation for 2019, the Compensation Committee referred to the established company peer group for benchmarking purposes. In February 2020, the Compensation Committee implemented changes to its peer group for 2020 executive compensation matters. See “—Peer Benchmarking” below.
With respect to our executive officers, including our named executive officers, the Compensation Committee determined 2019 base salaries, considered target annual cash bonuses and long-term incentive equity awards and adopted a 2019 Annual Incentive Plan. The 2019 Annual Incentive Plan combines both objective and subjective measures for evaluating cash bonus compensation of executive officers. The amount of annual cash bonuses to be paid to our named executive officers for 2019

44 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

was determined by the Compensation Committee in the first quarter 2020 based on the achievement of the pre-established goals incorporated into the 2019 Annual Incentive Plan.
For long-term incentive equity awards, the Compensation Committee believes that a portion of such grants should vest solely on time-based vesting conditions with the remaining portion subject to a combination of time-based vesting and performance-based vesting (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award). For 2018 and 2019, 50% of the long-term incentive equity awards granted by the Company were subject to time-based vesting with the remaining 50% subject to a combination of time-based and performance-based vesting based on the Company’s relative total shareholder return versus a comparative peer group.
In February 2019, the Compensation Committee reviewed the terms of the long-term incentive equity awards granted by the Company for 2018 subject to performance-based vesting, and determined that the terms of such awards were not granted in accordance with the Compensation Committee’s original intention. As a result, on February 15, 2019, the Compensation Committee approved the modification of the 2018 CLNY performance-based award to move the commencement date of the performance period from March 1, 2018 (which was the date the Company released its 2018 quarter and year-end earnings) to March 15, 2018 (the grant date) and to lower the potential maximum payout opportunity from 200% to 125%. In making this modification in February 2019, the Compensation Committee took into consideration that the impact of the modification to the fair value of such performance-based awards was minimal and believed that the award recipients were not gaining an economic benefit from this modification. See “—Elements of Compensation—Long-Term Incentive Equity Awards” below. For the 2019 CLNY performance-based awards and going forward, the Compensation Committee expects the potential maximum payout opportunity to be 200%.
In early 2020, the Compensation Committee approved the 2020 executive compensation program, but made meaningful changes from the 2019 executive compensation program based on feedback from the Company’s stockholder outreach campaign, as highlighted above in “—Executive Summary—Executive Compensation Changes.” In addition, in early 2020, the Compensation Committee determined to have the Company grant 2020 long-term incentive equity awards based on pre-established targets and discussions with management and FW Cook.
Peer Benchmarking
In order to structure an effective executive compensation program, the Compensation Committee believes it is important to review the reasonableness and relative competitiveness of our executive compensation as compared to those of peer companies. In connection with adopting our executive compensation program for 2019, based on recommendations made by FW Cook and input from management, the Compensation Committee generally maintained the group of peer companies as determined by the Compensation Committee in 2017, which consisted of companies similarly situated to our Company (prior to our decision to pursue our digital evolution) in terms of industry, line of business, scope and scale and market value.
In recommending a peer group, FW Cook first focused on organization size as measured by financial metrics and industry/sector emphasis as determined by Global Industry Classification Standard (“GICS”) codes. The financial criteria to target peers generally ranged from one-third to three times our Company’s revenue, assets, market capitalization and enterprise value. GICS codes were selected to reflect our Company’s internalized management structure, embedded investment management business and industry verticals (e.g., healthcare, hospitality and industrial). The peer companies selected by the Compensation Committee met at least three of the established criteria, with limited exceptions for companies with a high comparability of business lines and high levels of competition for capital and employee talent. The resulting peer group companies includes both REITs and alternative asset managers.
Out of our Company’s total Core FFO and assets under management, approximately 35% and 74%, respectively, is generated by, or related to, our investment management business, which supports alternative asset managers representing approximately 43% of our peer group. We appreciate that our target total executive compensation is higher than those of our REIT peers on a standalone basis; however, when comparing our target total executive compensation to our alternative asset manager peers, our target compensation is below the 25th percentile. While REITs and alternative asset managers typically have very different executive compensation programs and structures, it is important in light of our company’s multi-faceted business to implement elements from both programs in order to remain competitive in the market for attracting and retaining executive talent, particularly in our investment management business where we are focused on growth. Further, our alternative asset manager peers generally have executive compensation programs with incentive fee allocations as the primary element of compensation. This asset manager compensation structure is typically very different from the compensation structures of not only REITs but also most other public companies. Because our incentive fee allocation payments to executive officers are typically non-recurring in nature (see “-Incentive Fee Allocations” below), the Compensation Committee believes adopting such an alternative asset manager compensation structure in its entirety would not currently further our goals of aligning interests of our executives with stockholders and attracting and retaining the best executive talent. Accordingly, with recommendations and guidance from FW Cook, the Compensation Committee undergoes a robust review process for peer benchmarking our executive compensation by evaluating different types of compensation programs, analyzing the complex aspects of our business and considering our ability to be competitive in the market for executive talent.

45 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Our peer group for 2019 consisted of the following companies:

Company	GICS Sub-Industry
Apollo Global Management	Asset Management and Custody Banks
Ares Management	Asset Management and Custody Banks
Blackstone Group	Asset Management and Custody Banks
Brookfield Asset Management	Asset Management and Custody Banks
Carlyle Group	Asset Management and Custody Banks
CBRE Group	Real Estate Services
Duke Realty	Industrial REIT
Healthpeak Properties, Inc. (fka HCP)	Healthcare REIT
Host Hotels & Resorts	Hotel and Resort REIT
Jones Lang LaSalle	Real Estate Services
Kennedy-Wilson	Real Estate Operating Companies
KKR & Co	Asset Management and Custody Banks
Oaktree Capital	Asset Management and Custody Banks
Prologis	Industrial REIT
Ventas	Healthcare REIT
W. P. Carey	Diversified REIT

The Compensation Committee generally reviews the peer group on an annual basis. In light of the Company’s decision during 2019 to pivot to a digital-focused strategy, the Compensation Committee’s review with FW Cook of the peer group for 2020 focused on ensuring the peer group would not only consist of companies with comparable organization size and financial metrics, but would also evolve appropriately to reflect the new business strategy. Among other metrics and analysis, FW Cook considered the Company’s digital focus and increased digital AUM and the sales of its managed European REIT and light industrial platform during 2019. Following such review and recommendations made by FW Cook, the Compensation Committee determined to significantly revise the Company’s 2019 peer group for the 2020 executive compensation program to remove certain REITs that were inconsistent with the Company’s digital-focused strategy and to remove alternative asset managers that were significantly larger than the Company in terms of revenue and AUM:

•	Removed Brookfield Asset Management, CBRE Group, Duke Realty, Jones Lang LaSalle, and Prologis

•	Added CyrusOne, QTS Realty Trust, Switch and Ladder Capital
COMPENSATION RISK MANAGEMENT
The Compensation Committee oversees all of our executive compensation policies and practices. In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our executive management and our stockholders. We believe that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us for the reasons outlined below.
We align the interest of our executive officers with our long-term investors by designing our equity compensation program to provide for future multi-year, performance-based equity awards based on relative total stockholder return performance. The vast majority of total compensation of our executive officers is tied to performance and salaries comprise a relatively small portion of each executive’s overall compensation opportunity. Our equity incentive awards are subject to time-based, multi-year vesting schedules to enhance executive officer retention. Since 2018, 50% of the long-term incentive awards granted by the Company to executive officers have also been subject to performance-based conditions. For 2020 and going forward, payouts of performance-based equity awards are capped at target when absolute TSR is negative. For 2020 and going forward, 50% of all long-term incentive awards granted to executive officers are performance-based.
As discussed below, the Compensation Committee adopted a clawback policy, which may require an executive officer to repay incentive payments where a restatement of our financial statements is filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or where it is subsequently determined that an executive officer knowingly provided inaccurate information that caused an incorrect determination regarding attainment of a performance goal that would have resulted in a lower payment to the executive officer and the executive officer was terminated for cause.

46 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Our stock ownership guidelines for our executives and directors and our prohibition on hedging and pledging of Company securities further align the interest of our executive officers with the long term interests of our shareholders.
We do not provide for single trigger cash severance in connection with a change of control.
ELEMENTS OF COMPENSATION
The key elements of our executive compensation program are as follows:

•	annual base salary;

•	annual cash bonus;

•	long-term incentive equity awards;

•	incentive fee allocations; and

•	other benefits.
Annual Base Salary
Base salaries are designed to compensate our executive officers at a fixed level of compensation that is market competitive and commensurate with each executive’s skills, experience and contributions. In determining base salaries, our Compensation Committee considers a number of factors, including, among other factors, each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable) and internal pay equity.
Effective upon the closing of the tri-party merger among Colony Capital, Inc., NorthStar Asset Management Group Inc. and NorthStar Realty Finance Corp. (the “Merger”) in January 2017, we assumed, among others, the employment agreements entered into by each of Messrs. Barrack, Tangen, Traenkle and Sanders with their former employer (as had been previously approved by independent members of the board of directors of such former employer) to continue in their respective capacities on behalf of our Company. In January 2019, the Company also entered into an employment agreement with Mr. Hedstrom, on terms substantially consistent with our other named executive officers (other than our Executive Chairman and Chief Executive Officer) and as described below in “—Employment Agreements—Employment Agreements with Other Named Executive Officers.” Each employment agreement provides for minimum annual base salaries for the respective named executive officer, which the Compensation Committee may determine to increase at its discretion.
In January 2019, the Compensation Committee approved an increase in base salary for each named executive officer (other than Mr. Barrack) in recognition of the additional roles and responsibilities undertaken as well as to align such salaries with the peer group market median. Mr. Barrack’s base salary for 2019 was the same as it was for 2018 and was equal to the minimum base salary negotiated in his employment agreement. The table below sets forth the base salaries of our named executive officers for the 2018 and 2019 years:

	BASE SALARY
NAMED EXECUTIVE OFFICER	2018	2019	PERCENTAGE CHANGE (from 2018 to 2019)
Thomas J. Barrack, Jr.	$1,000,000	$1,000,000	0.0%
Darren J. Tangen	$475,000	$550,000	15.8%
Mark M. Hedstrom	$475,000	$500,000	5.3%
Ronald M. Sanders	$432,000	$450,000	4.2%
Kevin P. Traenkle	$472,000	$500,000	5.9%
Annual Cash Bonus
The annual bonus payment is designed to incentivize our executive officers at a variable level of compensation based on performance of both our Company and each individual. The Compensation Committee takes into account corporate goals, objectives and performance in determining the annual bonus payment.
Under their respective employment agreements, each of our named executive officers was eligible to receive a discretionary annual cash bonus for 2019, which the Compensation Committee has determined to condition upon the achievement of performance measures pursuant to the 2019 Annual Incentive Plan approved by the Compensation Committee, as described further below. In January 2019, the Compensation Committee approved 2019 target cash bonuses for our named executive officers, which in the aggregate represented an 11% decrease from the aggregate 2018 target cash bonuses for the Company’s

47 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2018 named executive officers (including the Company’s former Chief Executive Officer who left the Company in November 2018). These approved targets, taken together with objective corporate financial metrics and subjective elements relating to personal performance targets described in the 2019 Annual Incentive Plan summary below, were the factors the Compensation Committee considered in determining the year-end discretionary cash bonus for all of our current executive officers, including our named executive officers, whose compensation is subject to the approval of the Compensation Committee.
2019 Annual Incentive Plan Overview
Under the 2019 Annual Incentive Plan approved by the Compensation Committee in February 2019, in order to determine the payout ratio of the previously approved target cash bonuses, the Compensation Committee applied (i) a 60% weighting across the following two corporate financial metrics: (a) Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity (as defined below in “—Non-GAAP Financial Measures”), with a 45% weighting and (b) the amount of third-party capital raised, a key strategic objective for the Company, with a 15% weighting, and (ii) a 40% weighting to subjective elements, which were based on pre-established personal performance targets applicable to the responsibilities of the relevant executive officer.
The actual amount of our named executive officers’ 2019 annual cash bonuses under the 2019 Annual Incentive Plan was based on our achievement of the following performance goals based on Core FFO ex-gains of the Company, the amount of third party capital raised by the Company and its affiliates and individual goals and objectives:

PERFORMANCE AND PAY-OUT LEVEL(1)	CORE FFO EX-NET GAINS/LOSSES ADJUSTED FOR CASH LIQUIDITY(2)	THIRD-PARTY CAPITAL RAISE	INDIVIDUAL GOALS & OBJECTIVES
150%	$0.59 per share or greater	$3.6 billion or greater	Varies by individual(3)
100%	$0.53 per share or greater	$2.6 billion or greater
0%	Less than $0.47 per share	Less than $1.6 billion(4)

(1)	Linear interpolation applies for performance between the levels set forth above.

(2)	For the year ended December 31, 2019.

(3)	Individual goals & objectives generally related to areas of business focus for the Company during 2019, as further described below.

(4)	Third-party capital raised during 2019 was $601 million.

For 2019, the objective financial metric performance hurdles that our named executive officers were required to achieve were established in connection with the Company’s budgeted operations for 2019. The Compensation Committee believes that the corporate financial metric targets established in the 2019 Annual Incentive Plan, while lower than the prior year’s metrics, were nonetheless robust and rigorous targets at the time they were established. The Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity hurdle was established for 2019 in recognition that one of the Company’s key objectives was to accelerate monetizations of certain of the Company’s non-core assets, which were expected to reduce Core FFO, as the Company would no longer receive the earnings from those investments, but would generate significant additional liquidity and simplify the Company’s business. In order to better reflect this objective, along with the goal of maximizing Core FFO, the hurdle for 2019 adjusted Core FFO Ex-Gains/Losses (the metric utilized in the 2018 annual incentive plan) for variances between actual and budgeted cash balances as of the end of each fiscal quarter in 2019 in order to calculate Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity. As a result, the Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity hurdle for 2019 was lower than the Core FFO Ex-Gains/Losses hurdle for 2018. Further, the average cash balance for 2019 was approximately $242 million lower than budgeted due to a greater-than-budgeted deployment of capital. As a result, actual Core FFO Ex-Net Gains/Losses of $0.60 per share was adjusted to deduct approximately $12.7 million, or $0.02 per share, to calculate 2019 Core FFO Ex-Net Gain/Losses Adjusted for Cash Liquidity of $0.58 per share.
In addition, the 2019 third party capital raise target hurdle was approximately 50% lower than the third-party capital hurdle for 2018 in recognition of the shift in the Company’s primary focus during 2019 from fund raising to overall business simplification and optimization as well as the risk taken by management to pursue new fund strategies. Despite the 2019 third-party capital raise hurdle being lower, the actual third-party capital raised during 2019 did not meet the minimum threshold for payout, evidencing the level of difficulty for achievement. While the results for the third-party capital raise did not meet the minimum performance level set forth at the beginning of 2019 and resulted in a 0% payout, the results for the Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity hurdle exceeded the target performance level set forth at the beginning of 2019 by approximately 9%, which resulted in a blended payout of 106% for corporate financial metrics component.

48 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

For 2019, the individual goals component of the 2019 Annual Incentive Plan was based on specific, measurable goals and objectives, which varied by individual. These individual goals and objectives related to the following five areas of business focus for the Company during 2019: (1) optimizing the balance sheet, (2) significantly reducing the Company’s g&a costs, (3) growing the investment management business, (4) simplifying the business, and (5) increasing net asset value and stock price. For each of these areas of focus, the Compensation Committee considered the specific achievements of the targets and goals that were established, as set forth in the following table:

	2019 CLNY MANAGEMENT PRIORITIES	TARGETS AND GOALS ACHIEVED FOR 2019
Balance Sheet Optimization	• Successfully resolve $1.7 billion U.S. GAHR debt which matures in December 2019 • Create significant liquidity to patiently assess the most attractive opportunities • Reduce leverage opportunistically
•    Generated $1.25 billion of liquidity from the December 2019 sale of the Company’s industrial portfolio, which was used to redeem $403 million of preferred equity (with a weighted average rate of 8.6%), invest $185 million into Databank and fully pay down the Company’s corporate credit facility
•    Generated substantial liquidity during 2019, such that liquidity as of March 1, 2020 is $1.3 billion (cash and borrowing capacity)
•    Refinanced $2.3 billion of debt in the Company’s healthcare portfolio, including the $1.7 billion U.S. GAHR loan, which addressed all material near-term maturities in the Company’s healthcare portfolio
•    Refinanced $1.1 billion of debt in the Company’s hospitality portfolio on accretive terms that extend outside maturities four to seven years
•    Closed a $1.0 billion commercial real estate collateralized loan obligation for CLNC, in which the Company owns an approximate 36% interest
•    Terminated $2.0 billion notional interest rate swap for an aggregate $365 million

Significantly Reduce G&A	• Complete $50-55 million of annualized cost savings	• Achieved over 100% of the original cost savings target on a run-rate basis to-date with additional expected savings in 2020
Grow Investment Management Business
•    Use balance sheet to seed platforms, co-investment opportunities, and funds in real estate and private equity with goal to ultimately be “balance sheet light” at 10% capital or less
•    Successfully launch new products: Bulk Industrial, Emerging Markets, Energy & Smart Index

•    Held final closing for $4.1 billion inaugural Digital Colony Partners fund and reached a definitive agreement to acquire Zayo Group Holdings in $14 billion take-private with $2.2 billion of equity co-investment committed (take-private closed in March 2020)
•    Held a first closing of our fifth global real estate credit fund with $428 million of commitments
•    Alpine Energy Capital, the Company’s energy investment management arm formed a strategic joint venture with California Resources California Resources Corporation (NYSE: CRC), to which Alpine has committed to fund $320 million for the development of CRC’s flagship Elk Hills field. Subsequently, Alpine successfully closed on a $125 million senior financing and $60 million co-invest equity syndication of the CRC investment
•    Launched the DoubleLine Colony Real Estate and Income Fund which licenses the Colony REIT Index
•     Closed on the acquisition of bulk industrial assets in which a 49% interest, or approximately $70 million of equity, was syndicated to a third party
•    Closed on the acquisition of Latin American investment management business of Abraaj

49 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

	2019 CLNY MANAGEMENT PRIORITIES	TARGETS AND GOALS ACHIEVED FOR 2019
Business Simplification
•    Continue monetization of non-strategic OED assets by returning in excess of $500 million of equity capital
•    Opportunistically monetize other balance sheet positions to create additional liquidity
•    Sell down of CLNC and/or CIF GP Positions as well as select sales in RE Verticals
•    Monetization of non-core investment management business such as RXR and Steelwave
•    Repayment of warehoused CDCF V seed investments and Tolka by raising third-party capital

•    Completed the sale of the Company’s light industrial platform for $5.7 billion, delivering a 17% IRR while utilizing modest leverage and generating over $1.25 billion of proceeds for the Company
•    Completed the sale of the Company’s managed European REIT (NRE), delivering a 16% IRR and generating gross proceeds of $160 million to the Company for its 11% share position and management contract
•    Completed monetizations in the Company’s Other Equity and Debt segment returning $566 million of equity, including $115 million in proceeds received for warehoused seed investments from third party investors in the Company’s fifth global real estate credit fund
•    Completed sale of certain non-core investment management businesses, including Steelwave, Hamburg Trust and RXR (closed subsequent to 2019 year end) generating over $230 million of equity proceeds to the Company
•    Initiated process to monetize the CLNC management contract to simplify the Company and CLNC

Increase Net Asset Value (NAV) & Stock Price	• Take steps to restore market confidence and reduce stock price trading discount to NAV • Drive NAV growth by deploying capital into investment management businesses and platforms
•    Formed Strategic Asset Review Committee and following a comprehensive review of alternatives, set a long term Digital strategic focus to grow future NAV
•    Successfully combined with Digital Bridge Holdings and named Marc Ganzi future CEO; introduced Digital strategy at 2019 BAML RE conference and Dec-19 public Investor Presentation
•    Sold the Company’s light industrial platform significantly above the net asset value ascribed by research coverage analysts prior to sale transaction

The Compensation Committee discussed each named executive officer’s 2019 achievements with the Company’s Chief Executive Officer to come to its final determination for payout of the individual goals and objectives component as recommended by the Company’s Chief Executive Officer.
The Compensation Committee determined Mr. Barrack’s 2019 cash bonus pursuant to 2019 Annual Incentive Plan in the same manner as for the other executive officers of the Company. In consideration of the Company’s stock performance and the incentive fee allocations Mr. Barrack received in 2019, the Compensation Committee and Mr. Barrack agreed that, instead of Mr. Barrack receiving such bonus in cash, the amount of such bonus was paid to Mr. Barrack in the form of shares of the Company’s Class A common stock, subject to lock-up restrictions until the earlier of three years from the date of issuance or such time that Mr. Barrack is no longer (i) an employee of CLNY and (ii) a board member of CLNY. In addition, as consideration for Mr. Barrack’s agreement to be paid such bonus in shares as opposed to cash, the Compensation Committee agreed to issue to Mr. Barrack an additional number of shares equal to 15% of the shares issued to Mr. Barrack for such bonus, with such shares also being subject to the same three year lock-up. As a result of this arrangement with Mr. Barrack not receiving his 2019 annual cash bonus in cash, the average overall cash payout percentage of target cash bonuses pursuant to the 2019 Annual Incentive Plan for our executive officers was 62.6%.
In February 2020, the Compensation Committee determined the performance and payout levels that were achieved for our annual cash bonuses for 2019 based on available financial results for the corporate financial metrics component and based on recommendations by our Chief Executive Officer for the individual goals and objectives component. The following summarizes the performance and payout decisions made by the Compensation Committee for each of the performance goals established in the 2019 Annual Incentive Plan:

50 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE GOAL	WEIGHTINGS	MINIMUM (25%)	TARGET (100%)	MAXIMUM (150%)	ACTUAL PERFORMANCE	% EARNED	PAYOUT % OF TARGET

Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity	45.0%	$0.47 per share	$0.53 per share	$0.59 per share	$0.58	141.7%	63.8%
Third Party Capital Raise	15.0%	$1.6 billion	$2.6 billion	$3.6 billion	<$1.6 billion(1)	—	0%
Individual Goals & Objectives	40.0%	Varies by individual (0 - 150%)(2)				90%	36%(3)

(1)	Third-party capital raised during 2019 was $601 million.

(2)	The Compensation Committee determined that the payout percentage for the individual goals & objectives component was 90% for each of our named executive officers.

(3)	Represents the average payout percentage of target among our named executive officers.

Based on these determinations, we paid the following amounts to our named executive officers as annual cash bonuses for 2019 based on the following overall payout percentage of the target opportunity for each of our named executive officers:

NAME	PAYOUT PERCENTAGE OF TARGET		2019 ANNUAL CASH BONUS
Thomas J. Barrack, Jr.	0.0%	(1)	$—
Darren J. Tangen	99.8%		$2,194,533
Mark M. Hedstrom	99.8%		$1,745,651
Ronald M. Sanders	99.8%		$1,459,364
Kevin P. Traenkle	99.8%		$1,870,341

(1)
Reflects the Compensation Committee and Mr. Barrack’s agreement to not pay any of his 2019 annual cash bonus earned in cash, but instead to pay 115% of such amount in shares of the Company’s Class A common stock, subject generally to a three-year lock-up. Accordingly, $5,448,925, which is equal to 115% of $4,738,196, which is equal to the 2019 annual cash bonus compensation that was earned by Mr. Barrack and payable in cash pursuant to the 2019 Annual Incentive Plan, was paid to Mr. Barrack in the form of shares of the Company’s Class A common stock, subject to lock-up restrictions generally for a three year period.

Long-Term Incentive Equity Awards
In connection with the Merger, we assumed the equity incentive plan of NSAM, which remains in effect as the Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan (the “CLNY Equity Incentive Plan”). The CLNY Equity Incentive Plan permits the Company to grant options to purchase shares of common stock, stock awards (including restricted stock and stock units), stock appreciation rights, performance awards and annual incentive awards, dividend equivalent rights, long-term incentive units (“LTIP units”) in our Operating Company, cash and other equity-based awards. Certain named executive officers of the Company, along with other eligible employees, directors and service providers are eligible to receive awards under the CLNY Equity Incentive Plan. Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our personnel with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards will, in part, vest based solely on time-based vesting conditions with the remaining portion subject to a combination of time-based and performance-based vesting conditions (measured against the peer group approved by the Compensation Committee and based on a sliding scale of the target award), each of which is designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to attract, motivate and retain talented individuals providing services for the benefit of the Company.
The Compensation Committee approved the following long-term incentive equity award grants to our named executive officers for 2019. The actual number of shares or restricted stock units, as applicable, granted pursuant to each type of award was based on the dollar amount of the award divided by the closing price of our Class A common stock on the third trading day following the release of the Company’s earnings for the year ended December 31, 2018.

51 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

	CLNY Time-Based Award ($)	CLNY Performance-Based Award ($)	CLNY Total Long-Term Incentive Equity Award ($)	% of CLNY Total Long-Term Incentive Equity Award
NAME				Time-Based	Performance-Based
Thomas J. Barrack, Jr. (1)	$2,923,087	$2,923,086	$5,846,173	50%	50%
Darren J. Tangen	847,422	847,422	1,694,844	50%	50%
Mark M. Hedstrom	665,486	665,485	1,330,971	50%	50%
Ronald M. Sanders	537,854	537,853	1,075,707	50%	50%
Kevin P. Traenkle	221,468	221,468	442,936	50%	50%

(1)
Amounts exclude a one-time award, with a grant date fair value of $286,842, granted to Mr. Barrack by the Company in March 2019 in connection with his appointment as Chief Executive Officer in November 2018 and increased responsibilities, subject to time- and performance-based vesting conditions over a three year period.

The CLNY time-based award for 2019 performance was issued in shares of our restricted Class A common stock and vests annually over a three-year period, subject to continued employment. The CLNY performance-based award for 2019 performance was issued in restricted stock units and has a three-year performance period (March 15, 2019 to March 14, 2022) with payout opportunity ranging from zero to 200% of the target value, depending on the relative total stockholder return performance of our company as compared to the following 16 peer companies:

Apollo Global Management	Host Hotels & Resorts
Ares Management	Jones Lang LaSalle
Blackstone Group	Kennedy-Wilson
Brookfield Asset Management	KKR & Co
Carlyle Group	Oaktree Capital
CBRE Group	Prologis
Duke Realty	Ventas
HCP	W. P. Carey
Recipients of the 2019 CLNY performance-based award will not be entitled to receive distributions or distribution equivalents before performance-based vesting has occurred. The restricted stock units issued as the 2019 CLNY performance-based award will convert into shares of our Class A common stock if and when earned. The 2019 CLNY performance-based award is generally conditioned on continued employment by the recipient.
For the 2019 CLNY performance-based award, the following table provides the scale which will be used to determine the payout percentage (if any) upon completion of the three-year performance cycle for such awards:

RELATIVE TSR PERCENTILE FOR THE PERFORMANCE CYCLE	% OF TARGET RESTRICTED STOCK UNITS VESTED
Less than 10th percentile	0%
At or greater than 10th percentile, but less than 20th percentile	20%
At or greater than 20th percentile, but less than 30th percentile	40%
At or greater than 30th percentile, but less than 40th percentile	60%
At or greater than 40th percentile, but less than 50th percentile	80%
At or greater than 50th percentile, but less than 60th percentile	100%
At or greater than 60th percentile, but less than 70th percentile	120%
At or greater than 70th percentile, but less than 80th percentile	140%
At or greater than 80th percentile, but less than 90th percentile	160%
At or greater than 90th percentile, but less than 100th percentile	180%
At 100th percentile	200%
As part of the meaningful changes to our 2020 executive compensation program, the Compensation Committee increased the rigor of the performance payout thresholds of relative TSR performance-based awards by raising the bar for minimum and target payouts to the 25th percentile and 55th percentile, respectively. The following table provides the scale, as modified by the Compensation Committee, which will be used to determine the payout percentage (if any) upon completion of the three-year performance cycle for the 2020 CLNY performance-based awards and going forward:

52 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

RELATIVE TSR PERCENTILE FOR THE PERFORMANCE CYCLE	% OF TARGET RESTRICTED STOCK UNITS VESTED
Less than 25th percentile	0%
At or greater than 25th percentile, but less than 30th percentile	50%
At or greater than 30th percentile, but less than 40th percentile	60%
At or greater than 40th percentile, but less than 50th percentile	80%
At or greater than 50th percentile, but less than 55th percentile	90%
At or greater than 55th percentile, but less than 60th percentile	100%
At or greater than 60th percentile, but less than 70th percentile	120%
At or greater than 70th percentile, but less than 80th percentile	140%
At or greater than 80th percentile, but less than 90th percentile	160%
At or greater than 90th percentile, but less than 100th percentile	180%
At 100th percentile	200%
Further, the Compensation Committee determined that for performance-based awards for 2020 and going forward, payouts will be capped at 100% of target when absolute TSR is negative.
CEO One-Time Award
In connection with Mr. Barrack’s appointment in November 2018 as our Chief Executive Officer (in addition to his role as Executive Chairman), the Company entered into a second amendment to its employment agreement with Mr. Barrack effective as of March 1, 2019, primarily to reflect his additional role and responsibilities. Mr. Barrack’s employment agreement, as well as the second amendment, is described below under “Employment Agreements—Employment Agreement with Thomas J. Barrack, Jr.” In addition, in connection with entering into the second amendment, in March 2019 the Company granted Mr. Barrack a one-time equity grant, and with a grant date fair value of $286,842, subject to both time-based vesting and significant performance-based vesting conditions based on the Company’s stock price over a three year period. The number of restricted stock units granted under the one-time award was 1,315,789, which was based on the dollar amount of the award approved by the Compensation Committee divided by the closing price of our Class A common stock on the third trading day following the release of the Company’s earnings for the year ended December 31, 2018. Following the three year performance period, (i) 100% of the award will vest if the Company’s stock price is equal to or greater than $11.10, at any time during the performance period, (ii) 50% of the award will vest if the Company’s stock price is equal to or greater than $10.00 but less than $11.10, at any time during the first two years of the performance period, and (iii) 25% of the award will vest if the Company’s stock price is equal to or greater than $8.00 but less than $10.00, at any time during the first year of the performance period. For determining achievement under the award, the Company’s stock price is based on the average closing prices over a 30 trading day period or, in connection with a change of control, the fair market value of the total consideration per share of the Company’s stock to be paid or payable in the transaction resulting in the change of control. In no event can more than 100% of the target amount of such one-time award be earned at the end of the three year period.
2018 PSU Awards
In February 2019, the Compensation Committee reviewed the terms of the 2018 CLNY performance-based award, and determined that the terms of such awards were not granted in accordance with the Compensation Committee’s original intention. Specifically, the beginning stock price measurement period straddled the Company’s March 1, 2018 earnings release, which was a period of significant volatility in the Company’s stock price. The Compensation Committee’s intention had been to begin the measurement period such that the beginning measurement price reflected the Company’s stock price at or around the date of the award issuance on March 15, 2018. In connection with such determination, on February 15, 2019, the Compensation Committee approved the modification of the terms of all of such recipients’ corresponding performance award agreements to move the commencement of the performance period from March 1, 2018 (which was the date the Company released its 2018 quarter and year-end earnings) to the date that the award was granted (March 15, 2018), which occurred after the period of significant volatility in our stock price, and reduced the potential maximum shares issuable upon the final vesting of the award from 200% to 125%. With this modification, the Compensation Committee believes that it was able to correct an oversight in the documentation of these awards and comply with the framework it intends to use for the performance period commencement date for future performance-based equity awards. In making this modification, the Compensation Committee took into consideration that the impact of the modification to the fair value of such performance-based awards was minimal and believes that the award recipients were not gaining an economic benefit from this modification, as the award recipients may ultimately lose value with the modification by giving up a substantial portion of the maximum payout opportunity.
For 2019 CLNY performance-based awards and going forward, the Compensation Committee expects the potential maximum payout opportunity to be 200%.

53 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards Granted by Managed Companies
In addition to the long-term equity incentive awards granted by the Company in 2019, our named executive officers received equity awards from two of our publicly-traded managed companies, CLNC and NRE. Because our named executive officers dedicate a portion of their time to these publicly-traded managed companies, we believe it is important for them to have equity awards in such companies to appropriately align interests with the stockholders of such companies. The CLNC and NRE equity awards were approved by CLNC’s and NRE’s respective compensation committees and granted directly by CLNC and NRE to each of our named executive officers. The amount of equity awards granted by publicly-traded managed companies are considered by the Compensation Committee in determining the amount of equity awards to be granted by the Company, such that the aggregate of all awards received by our named executive officers from the Company and publicly-traded managed companies are equal to the Compensation Committee’s final payout determinations based on its pre-established long-term equity incentive award targets.
The vesting conditions on equity awards granted by our publicly-traded managed companies are determined by the compensation committee of the particular company. For 2019, the equity awards granted by CLNC and NRE were subject to time-based vesting conditions, vesting annually over a three-year period. In connection with the closing of the sale of NRE to a third party on September 30, 2019, all of the outstanding unvested NRE awards were accelerated, including the awards granted to our named executive officers for 2019. The actual number of shares granted for 2019 was based on the dollar amount of the award divided by the closing stock price of CLNC and NRE on March 5, 2019 and May 2, 2019, respectively.

NAME	NRE 2019 TIME-BASED AWARD ($)	CLNC 2019 TIME-BASED AWARD ($)	TOTAL MANAGED COMPANY 2019 EQUITY-BASED AWARDS ($)	% OF TOTAL 2019 CLNY & MANAGED COMPANY EQUITY-BASED AWARDS
Thomas J. Barrack, Jr.	$409,708	$1,719,119	$2,128,827	26.7%
Darren J. Tangen	125,866	629,290	755,156	30.8%
Mark M. Hedstrom	98,844	494,185	593,029	30.8%
Ronald M. Sanders	79,887	399,406	479,293	30.8%
Kevin P. Traenkle	114,564	1,672,500	1,787,064	80.1%
Incentive Fee Allocations
The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. A portion of the incentive fees earned by the Company is allocated to senior management, investment professionals and certain other employees of the Company, generally at 50%, consistent with market terms. Because the amount payable pursuant to the incentive fees is directly tied to the applicable vehicle’s performance, we believe that incentive fee allocations promote a strong alignment of interests between the investors in those funds and our named executive officers, and in turn, benefits our stockholders. Individual incentive fee allocations to our executive officers are approved by the Compensation Committee and based on recommendations made by management. The investment fee allocation is subject to certain time-based vesting conditions, which we believe fosters employment retention.
For 2018 and 2017, aggregate incentive fee allocation payments to our named executive officers were $64,104 and zero, respectively. During 2019, certain non-recurring events occurred which triggered more significant incentive fee allocation payments to our named executive officers. Such events included the sale of NRE to a third party, which was consummated on September 30, 2019, and the sale of the Company’s light industrial platform, which was consummated on December 10, 2019. As the Company continues to focus on a digital strategy, including growth in its digital investment management business, it is expected that incentive fee allocations from the digital investment management business may become a more significant portion of executive compensation in the future.
Amounts paid to our named executive officers in respect of incentive fee allocations are disclosed in the “All Other Compensation” column in the Summary Compensation Table. For 2019, these amounts include incentive fee allocation payments that accrued and vested during 2019 but were paid in 2020. We exclude accrued but unvested incentive allocation payments from the periods disclosed in the Summary Compensation Table in recognition that such amounts remain subject to forfeiture and are therefore not reflective of compensation paid or earned by the named executive officers during such periods. As a result, for 2019, the amounts in the Summary Compensation Table exclude the following accrued incentive fee allocation payments that remained subject to time-based vesting requirements in 2019: Mr. Barrack – $1,128,522, Mr. Tangen – $775,809, Mr. Hedstrom – $475,392, Mr. Sanders – $775,809, and Mr. Traenkle – $775,809. The foregoing amounts vested in 2020 and were paid at such time.

54 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Other Benefits
The Company provides a comprehensive benefits program to executives, including our named executive officers, which mirrors the program offered to our other employees. These benefits include, among others things, a 401(k) plan with matching contributions from the Company equal to 100% of the first 2% of employee contributions plus 50% of the next 3% of employee contributions and health and welfare benefits. Our named executive officers participate on the same terms as other employees under these plans. The Company may also provide, from time to time, certain perquisites to our named executive officers, including pursuant to the terms of their employment agreements (see “—Employment Agreements” below). Refer to “Compensation Tables and Related Narrative—Summary Compensation Table” below for additional information.
COLONY CAPITAL CLAWBACK POLICY
With respect to compensation for our executive officers following the Merger, the Compensation Committee adopted a clawback policy which may require the repayment or forfeiture of incentive payments to an executive officer on the basis of our performance in the event that (i) there may be a restatement of our financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or (ii) it may be subsequently determined that the achievement of a performance goal (other than financial results covered in (i)) was not met or was only met at a level that would have resulted in a lower payment to the executive officer and such executive officer knowingly provided inaccurate information that caused the incorrect determination and was terminated for cause. Pursuant to this clawback policy, with respect to compensation payments made following the Merger, our Board may require the repayment or forfeiture of the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding either the publication of the restated financial statements or the determination that achievement was not met (or only met at a lower level), respectively, exceeded the lower payment that would have been made based on the restated financial statements or such determination.
COLONY CAPITAL STOCK OWNERSHIP GUIDELINES
Our Compensation Committee adopted minimum equity ownership guidelines for our executive officers. Pursuant to these guidelines, such executive officers are expected to own an aggregate number of shares of common stock, restricted stock units of Colony Capital or common membership units in our Operating Company (“OP Units”) or LTIP units, whether vested or not, with an aggregate market value as follows:

Title	Guideline
Executive Chairman	A multiple of 6X base salary in effect from time-to-time
Chief Executive Officer and President	A multiple of 6X base salary in effect from time-to-time
Chief Financial Officer	A multiple of 4X base salary in effect from time-to-time
Chief Investment Officer	A multiple of 4X base salary in effect from time-to-time
Chief Operating Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 3X base salary in effect from time-to-time
For purposes of determining compliance with these guidelines, equity that remains subject to performance-based vesting conditions (i.e., vesting based on the satisfaction of criteria other than, or in addition to, continued employment) is not counted. Ownership includes shares or units owned: (a) by such person directly or indirectly through a broker or other nominee holder; (b) by such person’s immediate family members sharing such person’s household; (c) by trusts for the benefit of such person or such person’s immediate family members; (d) by entities controlled by such person and/or such person’s spouse and of which a majority of the equity interests are owned by such person or such person’s immediate family members; or (e) in such person’s 401(k) plan, individual retirement account or employee stock purchase or deferred compensation plan.
Compliance with these guidelines is measured as of the end of each fiscal year and, for any executive officer who did not hold such position as of the date these guidelines were adopted, compliance will first be measured as of the end of the fifth full fiscal year following the year in which such officer was initially appointed to such position.
EMPLOYMENT AGREEMENTS
The Company has employment agreements with Messrs. Barrack, Tangen, Hedstrom and Sanders, which set forth the terms and conditions of their roles with, and their oversight and management of the day-to-day business operations, of the Company. Other than Mr. Hedstrom’s employment agreement which was entered into in January 2019, each of these agreements was assumed by the Company in connection with the Merger. Below is a summary of the terms of these employment agreements.
In addition, on April 1, 2020, we entered into a separation and release agreement with Darren J. Tangen in connection with Mr. Tangen no longer serving as the Company’s President effective April 10, 2020. See “—Separation Agreement with Darren J. Tangen” below. Further, on February 26, 2020, we entered into a separation and release agreement with Kevin P. Traenkle in

55 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

connection with Mr. Traenkle no longer serving as the Company’s Chief Investment Officer effective February 29, 2020. See “—Separation Agreement with Kevin P. Traenkle” below.
Employment Agreement with Thomas J. Barrack, Jr.
Mr. Barrack’s employment agreement assumed in the Merger sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and Chief Executive Officer. The agreement initially became effective on April 2, 2015 and had an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Merger. In addition, a second amendment to the agreement was entered into and became effective as of March 1, 2019, which, among other things extended the end of the initial term from April 2, 2020 to March 1, 2022, which is the third anniversary of the second amendment effective date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.
The agreement provides that, in his role as our Chief Executive Officer, Mr. Barrack will have such duties and responsibilities commensurate with such position and have management oversight, either directly or through his direct reports, over each of the Company’s principal business segments as of the second amendment effective date. In his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to Colony prior to the Merger. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for Colony Capital Holdings, LLC and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.
In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.
The agreement further provides that Mr. Barrack will receive an annual base salary of not less than $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). The second amendment also provided that, beginning in 2019, at least 50% of such grant by the Company will vest based on time-based vesting conditions in no more than three equal annual installments and up to 50% will vest subject to both time-based and performance-based vesting conditions over a vesting period no longer than three years. The portion of any such annual equity-based grant subject, in part, to performance-based vesting conditions will be structured to provide an additional opportunity to earn up to 200% of the target amount of such award in the event the performance thresholds established by the Board (or committee thereof) are met.
Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to the effective date of his employment agreement, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.
The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination, and (vi) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination. In addition, the second amendment provides that, for 18 months following the date of such termination, Mr. Barrack will receive continued use of his office and the services of a personal assistant, in each case, commensurate with those provided prior to the date of termination and the continued use of the Company’s corporate jet (if any) for personal use for which Mr. Barrack must reimburse the Company for the cost of any such use on the same terms as in effect prior to the date of termination.

56 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
In addition, the employment agreement, as amended by the second amendment in March 2019, provides for a full vesting of all of Mr. Barrack’s equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon a change in control (as such term is defined in the CLNY Equity Incentive Plan).
For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant then in effect, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us.
If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us), by Mr. Barrack for “good reason” (as defined in the agreement and described above), or by us or Mr. Barrack following a change in control (as such term is defined in the CLNY Equity Incentive Plan). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.
Employment Agreements with Other Named Executive Officers
These employment agreements provided for an initial term of three years, for Messrs. Tangen, Sanders and Traenkle, which began on April 2, 2015, and one year, for Mr. Hedstrom, which began on January 1, 2019, with each initial term subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. Each agreement requires that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us. The following discussion regarding the terms of Mr. Tangen’s employment agreement reflects the terms in effect during 2019 and through the date of Mr. Tangen’s separation agreement, pursuant to which Mr. Tangen will no longer serve as our President effective April 10, 2020. In addition, the following discussion regarding the terms of Mr. Traenkle’s employment agreement reflects the terms in effect during 2019 and through the date of Mr. Traenkle’s separation agreement, pursuant to which Mr. Traenkle no longer serves as our Chief Investment Officer effective February 29, 2020.
The agreements provide for the payment of a specified base salary to each executive, which is equal to no less than $447,000 for Mr. Tangen, $475,000 for Mr. Hedstrom, $432,000 for Mr. Sanders and $472,000 for Mr. Traenkle. In January 2019, the Compensation Committee approved an increase in base salary for Mr. Tangen to $550,000 from $475,000 (which had previously been increased from $447,000 to $475,000 in March 2017), to align Mr. Tangen’s salary with the peer group market median and in consideration of his appointment as our President effective November 2018. In addition, in January 2019, the Compensation Committee approved increases in the base salaries for Messrs. Hedstrom, Sanders and Traenkle from the amounts stated in their respective employment agreements to $500,000, $450,000 and $500,000, respectively, to align salaries with the peer group market median. The agreements also provide that each executive will be eligible to receive an annual cash bonus with a target amount initially set at $1,300,000 for Mr. Tangen, $1,261,000 for Mr. Hedstrom, $1,062,500 for Mr. Sanders and $1,575,000 for Mr. Traenkle and annual grants of equity-based awards with a target value initially set at $1,000,000 for Mr. Tangen, $1,924,000 for Mr. Hedstrom, $680,000 for Mr. Sanders and $990,000 for Mr. Traenkle, with such amounts subject to annual review by the Board (or a committee thereof). In addition, the executives will continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to the effective date of such employment agreements and to be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with the applicable executive. The executives will be eligible to participate in certain of our benefit plans made available to our senior executive officers from time

57 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

to time and to receive certain perquisites that the executives were entitled to receive immediately prior to the effective date of such employment agreements.
The agreements provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us) or by the executive for “good reason” (as defined in the agreement and described below), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, for Mr. Hedstrom, if any such termination of employment occurs prior to the executive receiving his annual bonus in respect of calendar year 2021, then his target annual bonus), (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, and (v) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.
The agreements provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, and (ii) a pro-rated target bonus for the year of termination.
For purposes of the agreements, “good reason” includes, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities or a diminution in the executive’s title or position; provided, that, for Mr. Hedstrom, “good reason” shall not occur if he retains either the title of Chief Operating Officer or Chief Financial Officer and there is no diminution in his duties, authority or responsibilities with respect to such retained title, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant then in effect, (iv) a 25-mile relocation of the executive’s principal place of business or, for Mr. Hedstrom, in the case of more than one location, a 25-mile relocation of each such location, or (v) a material breach of the agreement by us.
The agreements include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.
In addition, the agreements, through a restrictive covenant agreement that is included as an exhibit to the agreements, provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.
Separation Agreement with Darren J. Tangen
Mr. Tangen’s employment agreement, dated March 16, 2015, set forth the terms and conditions of Mr. Tangen’s service as our President. On April 1, 2020, the Company entered into a Separation and Release Agreement (the “DT Separation Agreement”) with Mr. Tangen, which provides for his separation from us effective as of April 10, 2020 (the “DT Separation Date”).
Pursuant to the DT Separation Agreement, and provided that Mr. Tangen executes a supplemental release of claims, attached as an annex to the DT Separation Agreement, within 21 days following the DT Separation Date and does not revoke such supplemental release within seven days of such execution, Mr. Tangen will receive the benefits and payments provided for in his employment agreement, as amended (as described above) consisting of (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a pro-rated target bonus for the year of termination, (iii) continued medical, dental and vision benefits at active employee rates for 24 months following the DT Separation Date, and (iv) full vesting of all equity-based awards of the Company and CLNC, carried interests and other like compensation that he holds to the extent unvested on the DT Separation Date. In addition, under the DT Separation Agreement, Mr. Tangen will receive certain carried interest allocations in connection with certain of the Company’s investments with which Mr. Tangen had significant involvement. Mr. Tangen’s receipt of the foregoing benefits is conditioned upon his execution of the supplemental release (and not revoking such release within the applicable revocation period), which contains a general release of claims by Mr. Tangen against the Company.
In connection with his separation from the Company, Mr. Tangen also resigned from all other officer and director positions at the Company and its affiliates (other than in certain limited circumstances) effective as of the DT Separation Date. Mr. Tangen is

58 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

expected to continue to serve as a non-management member of CLNC’s board of directors until CLNC’s 2020 annual meeting of stockholders.
See “—Compensation Tables and Related Narrative” and the related compensation tables for information regarding the payments made to Mr. Tangen in connection with the DT Separation Agreement.
Separation Agreement with Kevin P. Traenkle
Mr. Traenkle’s employment agreement, dated March 16, 2015, set forth the terms and conditions of Mr. Traenkle’s service as our Chief Investment Officer. On February 26, 2020, the Company entered into a Separation and Release Agreement (the “KT Separation Agreement”) with Mr. Traenkle, which provided for his separation from us effective as of February 29, 2020 (the “KT Separation Date”).
Pursuant to the KT Separation Agreement, and provided that Mr. Traenkle executed a supplemental release of claims, attached as an annex to the KT Separation Agreement, within 21 days following the KT Separation Date and did not revoke such supplemental release within seven days of such execution, Mr. Traenkle received the benefits and payments provided for in his employment agreement, as amended (as described above) consisting of (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a pro-rated target bonus for the year of termination, (iii) his cash bonus for 2019 in the amount of $1,870,341, paid on February 27, 2020 (the same date as the payment of cash bonuses for all of the Company’s employees), (iv) continued medical, dental and vision benefits at active employee rates for 24 months following the KT Separation Date, and (v) full vesting of all equity-based awards of the Company and CLNC, carried interests and other like compensation that he holds to the extent unvested on the KT Separation Date. In addition, under the KT Separation Agreement, Mr. Traenkle received an additional lump sum payment of $833,333, in order to resolve a disagreement regarding contract interpretation. Mr. Traenkle’s receipt of the foregoing benefits was conditioned upon his execution of the supplemental release (and not revoking such release within the applicable revocation period), which contained a general release of claims by Mr. Traenkle against the Company.
In connection with his separation from the Company, Mr. Traenkle also resigned as CLNC’s Chief Executive Officer and President as well as all other officer and director positions at the Company and its affiliates (other than as a member of CLNC’s board of directors) effective as of the KT Separation Date. Mr. Traenkle is expected to continue to serve as a non-management member of CLNC’s board of directors until CLNC’s 2020 annual meeting of stockholders.
See “—Compensation Tables and Related Narrative” and the related compensation tables for information regarding the payments made to Mr. Traenkle in connection with the KT Separation Agreement.
NON-GAAP FINANCIAL MEASURES
We refer to non-GAAP financial measures within this Proxy Statement. The below provides definitions for these measures.
Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with generally accepted accounting principles (“GAAP”), excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, investments in unconsolidated joint ventures as well as investments in debt and other equity securities, as applicable.
The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) merger integration and restructuring costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in CLNC and NRE represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. CLNC’s Core Earnings reflect adjustments to GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or in full, upon a sale or monetization

59 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

of the related asset or loan and such realized loss would be reflected in CLNC’s Core Earnings and, as a result, the Company’s Core FFO. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.
FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.
The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance.
Core FFO ex-gains
The Company computes Core FFO ex-gains by adjusting Core FFO to exclude gains and losses from the Company’s Other Equity and Debt segment and the Company’s interest in CLNC and only include the portion of placement fees paid in cash.
Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity
The Company computes Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity by adjusting Core FFO ex-gains to account for variances between actual versus budgeted cash balances as of each fiscal quarter end for 2019. Core FFO Ex-Net Gains/Losses Adjusted for Cash Liquidity was used as part of the 2019 Annual Incentive Plan in order to appropriately align executive compensation with key strategic priorities. The budgeted quarterly 2019 cash balances were established in early 2019 in recognition of a key component of management’s strategic plan to monetize certain legacy assets and increase liquidity by the end of 2019. If actual cash balances were to be less than the budgeted cash balances, the assumption was that it would generally be due to lower than budgeted monetizations and/or greater deployment of capital, which should result in higher Core FFO than budgeted. As such, the Company predefined a liquidity adjustment factor to decrease actual Core FFO Ex-Gains/Losses if actual cash balances were to be less than the budgeted cash balances, and vice versa.
This was accomplished by taking the variance in cash balance in each quarter and multiplying it by an assumed annualized rate of return (i.e., target Core FFO yield minus target interest yield on cash balances) and deducting or adding to actual Core FFO Ex-Net Gains/Losses.

60 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION TABLES AND RELATED NARRATIVE
SUMMARY COMPENSATION TABLE
The following table shows the compensation for each of our named executive officers in accordance with Item 402(c) of Regulation S-K. The value of the stock awards shown in the table below is substantially higher than the current value of such awards. As of December 31, 2019, the fair value of outstanding unvested 2018 and 2019 CLNY equity awards of our named executive officers, calculated in accordance with FASB ASC Topic 718, has decreased by 42% over the grant date fair values of such awards. See “Compensation Discussion and Analysis-Pay for Performance Alignment”.

	YEAR(1)	SALARY ($)	BONUS ($)	STOCK AWARDS (2) ($)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($)		ALL OTHER COMPENSATION ($)		TOTAL COMPENSATION ($)
Thomas J. Barrack, Jr.	2019	$1,000,000	$—	$4,641,107	(3)	$5,448,925	(4)	$4,866,923	(5)	$15,956,955
Executive Chairman and Chief Executive Officer	2018	$1,000,000	$—	$3,521,957		$4,963,053	(3)	$40,656	(6)	$9,525,666
	2017	$1,000,000	$—	$—		$2,389,829		$30,650	(7)	$3,420,479
Darren J. Tangen	2019	$550,000	$—	$1,522,812		$2,194,533		$4,022,812	(5)	$8,290,157
President(8)	2018	$475,000	$—	$5,773,438	(9)	$2,346,600		$48,316	(6)	$8,643,354
	2017	$475,000	$—	$—		$885,788		$29,322	(7)	$1,390,110
Mark M. Hedstrom	2019	$500,000	$—	$1,195,870		$1,745,651		$1,758,344	(5)	$5,199,865
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2018	$475,000	$—	$1,092,806		$1,479,414		$42,717	(6)	$3,089,937
	2017	$475,000	$—	$—		$768,552		$29,772	(7)	$1,273,324
Ronald M. Sanders	2019	$450,000	$—	$966,516		$1,459,364		$1,716,035	(5)	$4,591,915
Executive Vice President, General Counsel and Secretary	2018	$432,000	$—	$883,446		$1,323,130		$42,250	(6)	$2,680,826
	2017	$432,000	$—	$—		$687,128		$23,326	(7)	$1,142,454
Kevin P. Traenkle	2019	$500,000	$—	$397,973		$1,870,341		$2,073,063	(5)	$4,841,377
Former Executive Vice President and Chief Investment Officer	2018	$472,000	$—	$870,791		$1,944,041		$49,352	(6)	$3,336,184
	2017	$472,000	$—	$—		$1,009,632		$29,322	(7)	$1,510,954

(1)
For periods prior to the Merger (January 10, 2017), reflects compensation paid by our predecessor, NSAM. As none of our named executive officers were officers or employed by NSAM prior to the Merger, they did not receive any compensation from NSAM prior to the Merger.

(2)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to our named executive officers. The awards in this column include grants of (i) restricted shares of Class A common stock, which vest in three annual installments following the date of grant, subject generally to the executive’s (other than Mr. Traenkle as a result of his separation agreement with the Company) continued employment with us or any of our subsidiaries through the applicable vesting dates; and (ii) restricted stock units which remain subject to the achievement of cumulative performance goals for a three-year period following the grant date (see “Compensation Discussion and Analysis-Elements of Compensation—Long-Term Incentive Equity Awards” for a discussion regarding the performance goals for these awards) and, except for Mr. Traenkle as a result of his separation agreement with the Company, are generally subject to the executive’s continued employment with us or any of our subsidiaries through such date. The fair value of the restricted shares of our Class A common stock was determined based on our stock price on the grant date. A discussion of the assumptions used in calculating the grant date fair value of the restricted stock units is set forth in Note 2 and Note 19 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. As required by SEC rules, the amounts shown in the Summary Compensation Table for the restricted stock units that are subject to performance conditions are based upon the probable outcome on the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

If we assumed achievement of the highest level of the performance goals and time vesting for the restricted stock units would be achieved at the grant date, the value of the awards at the grant date would have been as follows: For 2018: Thomas J. Barrack, Jr. -$2,006,128; Darren J. Tangen-$3,288,585; Mark M. Hedstrom-$622,469; Ronald M. Sanders-$503,216 and Kevin P. Traenkle-$496,008. For 2019: Thomas J. Barrack, Jr.-$4,276,733; Darren J. Tangen-$1,395,380; Mark M. Hedstrom-$1,095,797; Ronald M. Sanders-$885,636 and Kevin P. Traenkle-$364,670. For Mr. Barrack, $286,842 of the 2019 stock awards represents a one-time grant in connection with his appointment as our CEO in November 2018. See “Compensation Discussion and Analysis-Elements of Compensation—Long-Term Incentive Awards.”

(3)
In the “Non-Equity Incentive Plan Compensation” column, includes $1 million earned from the individual goals & objectives component of the 2018 Annual Incentive Plan, which the Compensation Committee and Mr. Barrack’s agreed to pay in the form of long-term incentive equity awards granted for 2019. In the “Stock Awards” column for 2019, such $1 million amount is excluded.

(4)
Reflects the Compensation Committee and Mr. Barrack’s agreement to pay 115% of his cash bonus that was earned and payable in cash pursuant to the 2019 Annual Incentive Plan in the form of shares of the Company’s Class A common stock, subject generally to a three-year lock-up. See “Compensation Discussion and Analysis—Elements of Compensation—2019 Annual Incentive Plan Overview.”

(5)
Represents (i) $4,818,520, $3,988,987, $,1,724,927, $1,686,073 and $2,039,646, paid to Messrs., Barrack, Tangen, Hedstrom, Sanders and Traenkle, respectively, in respect of incentive fee allocations, and (ii) matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Messrs. Tangen and Traenkle, certain club dues.

(6)
Represents (i) $15,540, $13,598, $7,770, $13,598, and $13,598 paid to Messrs., Barrack, Tangen, Hedstrom, Sanders and Traenkle, respectively, in respect of incentive fee allocations, and (ii) matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Messrs. Tangen and Traenkle, certain club dues.

61 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

(7)
Represents matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Mr. Barrack, an auto allowance.

(8)	On April 1, 2020, the Company and Mr. Tangen entered into a separation agreement in connection with Mr. Tangen’s resignation as the Company’s President, effective April 10, 2020.

(9)	For Mr. Tangen, 82% of the stock awards represent a one-time grant. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards.”
2019 GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about awards granted in 2019 to each of our named executive officers. There were no option awards in 2019.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS				ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3) (#)	GRANT DATE FAIR VALUE ($)
NAME	GRANT DATE	THRESHOLD ($)	TARGET(1) ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET(2) (#)		MAXIMUM(2) (#)
Thomas J. Barrack Jr.	3/15/19	—	—	—	—	—		—	549,452	2,846,161
	3/15/19	—	—	—	—	549,452		1,098,904	—	2,406,600
	3/15/19	—	—	—	—	1,315,789	(4)	1,315,789	—	286,842
	1/23/19	—	4,750,000	—	—	—		—	—	—
Darren J. Tangen	3/15/19	—	—	—	—	—		—	159,290	825,122
	3/15/19	—	—	—	—	159,290		318,580	—	697,690
	1/23/19	—	2,200,000	—	—	—		—	—	—
Mark M. Hedstrom	3/15/19	—	—	—	—	—		—	125,091	647,971
	3/15/19	—	—	—	—	125,091		250,182	—	547,899
	1/23/19	—	1,750,000	—	—	—		—	—	—
Ronald M. Sanders	3/15/19	—	—	—	—	—		—	101,100	523,698
	3/15/19	—	—	—	—	101,100		202,200	—	442,818
	1/23/19	—	1,462,500	—	—	—		—	—	—
Kevin P. Traenkle	3/15/19	—	—	—	—	—		—	41,629	215,638
	3/15/19	—	—	—	—	41,629		83,258	—	182,335
	1/23/19	—	1,875,000	—	—	—		—	—	—

(1)
Represents the target cash bonuses approved by the Compensation Committee on January 23, 2019 under the 2019 Annual Incentive Plan. For information about the amounts actually earned by each of our named executive officers under the 2019 Annual Incentive Plan, please refer to the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Amounts are considered earned in fiscal year 2019, although they were not paid until 2020. For Mr. Barrack, such amount was not paid in cash, but instead 115% of what he earned was paid in stock, subject generally to a three-year lock-up. For additional information about the 2019 Annual Incentive Plan, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Cash Bonus-2019 Annual Incentive Plan Overview.”

(2)
Represents awards of restricted stock units, which are subject to vesting based on the achievement of performance goals for the three-year period ending March 14, 2022 and, other than for Mr. Traenkle as a result of his separation agreement with the Company, generally subject to continued employment through such date. Dividends are accrued with respect to these equity awards, and are paid only if and when the restricted stock units are earned. For additional information about the 2019 performance-based awards, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Equity Awards.” Other than as described in Footnote (4) below, represents 50% of the long-term equity incentive award for 2019 granted by the Company to our named executive officers.

(3)
Represents awards of restricted shares of our Class A common stock, which are subject to time-based vesting in three equal installments beginning on March 15, 2019 and, other than for Mr. Traenkle as a result of his separation agreement with the Company, generally subject to continued employment. Dividends are paid currently with respect to these equity awards prior to vesting, including all dividends with a record date on or after March 15, 2019. Represents 50% of the long-term equity incentive award for 2019 granted by the Company to our named executive officers.

(4)
Represents a one-time award made in March 2019 in connection with Mr. Barrack’s increased responsibilities as Chief Executive Officer effective as of November 2018, which is subject to the significant performance-based vesting conditions based on the Company’s stock price described in “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Equity Awards-CEO One-Time Award”.

DISCUSSION OF SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES
The terms of the awards set forth in the 2019 Grants of Plan-Based Awards Table relating to the manner in which these awards are treated in connection with a termination of employment or change of control are described below in “Compensation Tables and Related Narrative-Potential Payments on Termination or Change of Control.”

62 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2019
The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2019 with respect to our named executive officers. No option awards were outstanding as of December 31, 2019.

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Thomas J. Barrack Jr.	847,382	$4,025,065	2,180,546	$10,357,594
Darren J. Tangen	669,701	$3,181,080	676,160	$3,211,760
Mark M. Hedstrom	215,580	$1,024,005	222,925	$1,058,894
Ronald M. Sanders	170,871	$811,637	180,191	$855,907
Kevin P. Traenkle	118,414	$562,467	119,587	$568,038

(1)	Includes the following restricted shares of Class A common stock with respect to such named executive officer:

NAME	VESTING DATE: MARCH 15, 2022	VESTING DATE: MARCH 15, 2021	VESTING DATE: MARCH 16, 2020	VESTING DATE: JANUARY 6, 2020	TOTAL
Thomas J. Barrack Jr.	183,152	288,253	288,251	87,726	847,382
Darren J. Tangen	53,098	506,918	84,620	25,065	669,701
Mark M. Hedstrom	41,697	74,309	74,308	25,266	215,580
Ronald M. Sanders	33,700	60,065	60,063	17,043	170,871
Kevin P. Traenkle	13,877	39,862	39,862	24,813	118,414

(2)	The value of the awards reflected in the table is based on a price per share or unit of $4.75, which was the closing price of our common stock as of December 31, 2019.

(3)
Includes the following restricted stock units (representing a target amount) that are subject to vesting based on the achievement of performance goals over a three-year period and, for all named executive officers other than Mr. Traenkle, generally subject to continued employment through such date, with respect to such named executive officer. See “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Equity Awards” for a description of the performance-based awards.

NAME	PERFORMANCE PERIOD END DATE: MARCH 14, 2022	PERFORMANCE PERIOD END DATE: MARCH 14, 2021	TOTAL
Thomas J. Barrack Jr.	1,865,241	315,305	2,180,546
Darren J. Tangen	159,290	516,870	676,160
Mark M. Hedstrom	125,091	97,834	222,925
Ronald M. Sanders	101,100	79,091	180,191
Kevin P. Traenkle	41,629	77,958	119,587

63 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

OPTION EXERCISES AND STOCK VESTED IN 2019
The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2019 with respect to our named executive officers.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Thomas J. Barrack Jr.	274,291	1,398,833
Darren J. Tangen	79,863	407,406
Mark M. Hedstrom	82,082	418,754
Ronald M. Sanders	59,235	302,564
Kevin P. Traenkle	73,841	376,275

(1)	Based on the closing price of our Class A common stock on the NYSE on the date of vesting.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL
TERMINATION/CHANGE OF CONTROL COMPENSATION TABLE
The following table shows the potential payments to our named executive officers upon a termination of employment without cause or for good reason, upon a change of control of Colony Capital and upon the death or disability of the executive officer based on agreements and plans in effect as of December 31, 2019.
The types of events constituting cause, good reason, disability and a change of control differed in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our named executive officers were not entitled to any payments if they were terminated for cause or resigned without good reason or if they retired, other than in the case of Mr. Barrack, who was entitled to receive full vesting of all equity awards of the Company, carried interests and other like compensation if he retired on or after his attainment of age 72. In preparing the tables below, we assumed the applicable event (i.e., termination, change of control or death or disability) occurred on December 31, 2019. Market values of equity awards were determined by multiplying the applicable number of shares or units by $4.75, the per share closing price of our Class A common stock as of December 31, 2019.

NAME	PAYMENTS/BENEFITS	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON		CHANGE OF CONTROL WITHOUT TERMINATION (1)	CHANGE OF CONTROL WITH TERMINATION (2)		DEATH OR DISABILITY
Thomas J. Barrack Jr.	Severance Payment	$19,142,885	(3)	$—	$19,142,885	(3)	$4,738,196	(4)
	Equity Award Acceleration(5)	$4,025,065		$4,025,065	$4,025,065		$4,025,065
Darren J. Tangen(6)	Severance Payment	$6,534,358	(3)	$—	$6,534,358	(3)	$2,194,533	(4)
	Equity Award Acceleration(5)	$3,181,080		$—	$3,181,080		$3,181,080
Mark M. Hedstrom	Severance Payment	$6,312,485	(3)	$—	$6,312,485	(3)	$1,745,651	(4)
	Equity Award Acceleration(5)	$1,024,005		$—	$1,024,005		$1,024,005
Ronald M. Sanders	Severance Payment	$4,590,865	(3)	$—	$4,590,865	(3)	$1,459,364	(4)
	Equity Award Acceleration(5)	$811,637		$—	$811,637		$811,637
Kevin P. Traenkle(7)	Severance Payment	$6,138,728	(3)	$—	$6,138,728	(3)	$1,870,341	(4)
	Equity Award Acceleration(5)	$562,467		$—	$562,467		$562,467

(1)	Represents the value of the payments and benefits that our named executive officers would have received in the event of a change of control on December 31, 2019.

(2)
Represents the value of the payments and benefits that our named executive officers would have received in the event of a termination by us without cause or by the executive for good reason on December 31, 2019 in connection with a change of control.

(3)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis-Employment Agreements,” represents (i) a lump sum cash payment equal to two times (or, for Mr. Barrack, three times) the sum of the executive’s base salary and average annual bonus with respect to the three prior calendar years (or, for Mr. Hedstrom, the target bonus in effect), (ii) lump sum payment of any unpaid bonus for 2018, if any, (iii) the lump sum pro-rata target bonus for the effective period of employment for the year ended December 31, 2019, assuming the bonus was not paid in calendar year 2019, (iv) continued medical, dental and vision benefits at active employee rates for 24 months and (v) the continuation of certain benefits for 24 months following termination, but excludes any perquisites and other personal benefits or property, if any, with an aggregate value less than $10,000. For Mr. Barrack, also includes the continuation of certain benefits for 24 months following termination and the continued use of his office and the services of a personal

64 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

assistant, and excludes continued use of the Company’s corporate jet for personal use which Mr. Barrack must reimburse the Company for the cost of any such use on the same terms as in effect prior to the date of termination.

(4)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis-Employment Agreements,” represents (i) any unpaid bonus for 2018, if any, and (ii) the pro-rata target bonus for the effective period of employment for the year ended December 31, 2019, assuming the bonus was not paid in calendar year 2019, in either case, which is payable in lump sum by the Company upon termination of the named executive officer’s employment by us due to his death or disability. For purposes of the employment agreements, “disability” is defined as physical or mental incapacity that substantially prevents the named executive officer from performing his duties and that has continued for at least 180 consecutive days.

(5)
Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis-Employment Agreements,” represents the value of all equity awards of the Company that would fully vest upon termination of the named executive officer’s employment by us without cause, by the named executive officer with good reason or upon death or disability. In addition, pursuant to Mr. Barrack’s employment agreement, as amended in March 2019 in connection with his November 2018 appointment as Chief Executive Officer, Mr. Barrack is entitled to a full vesting of all equity awards of the Company upon a change in control (as such term is defined in the CLNY Equity Incentive Plan). Amount excludes the value of the following performance-based restricted stock units, which are subject to performance-based conditions over a three-year period ending March 14, 2021 and March 14, 2022, respectively: Thomas J. Barrack, Jr.-315,305 and 1,865,241; Darren J. Tangen-516,870 and 159,250; Mark M. Hedstrom-97,834 and 125,091; Ronald M. Sanders-79,091 and 101,100; and Kevin P. Traenkle-77,958 and 41,629. Following the conclusion of the performance period, the named executive officer would be entitled to the number of units (with a potential payout percentage between (i) 0 and 125% for the units subject to the performance period ending March 14, 2021 and (ii) 0 and 200% for the units subject to the performance period ending March 14, 2022) that would have been earned had the named executive officer been an employee of the Company at such time. In addition, amounts exclude carried interests, which are subject to achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements for the Company’s managed private funds and other investment vehicles.

(6)
On April 1, 2020, the Company entered into a Separation and Release Agreement with Mr. Tangen, which provided for his separation from us effective as of April 10, 2020. See “Compensation Discussion and Analysis-Employment Agreements-Separation Agreement with Darren J. Tangen.”

(7)
On February 26, 2020, the Company entered into a Separation and Release Agreement with Mr. Traenkle, which provided for his separation from us effective as of February 29, 2020. See “Compensation Discussion and Analysis-Employment Agreements-Separation Agreement with Kevin P. Traenkle.”

The tables above do not include payments and benefits to the extent we generally provide them on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of two times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits. As a result of provisions in each of our named executive officers’ employment agreements, in the event that any payment or benefit to be paid or provided to such an executive set forth above would have been subject to the excise tax under Section 4999 of the Code, the payments and benefits to such executive would have been reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.
CEO Pay Ratio
The ratio of our Chief Executive Officer’s annual total compensation for 2019 to that of the median employee’s annual total compensation for 2019 is 91:1. This ratio is based on the 2019 annual total compensation of $15,956,955 for Mr. Barrack, as our Chief Executive Officer as of December 31, 2019 (the “Measurement Date”), as reported in the Summary Compensation Table above and the 2019 annual total compensation of $175,481 for the median employee, using the same components of compensation as used in the Summary Compensation Table for the Chief Executive Officer. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.
The median employee was determined using total cash compensation (including salaries and cash bonuses) paid by our company during 2019 to our employees (other than our Chief Executive Officer) as of the Measurement Date, which was consistent with the methodology used for last year’s determination as of December 31, 2018. Any compensation paid to employees in foreign currencies was converted to U.S. dollars as of the Measurement Date.

65 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EQUITY COMPENSATION PLAN INFORMATION
The following table provides summary information on the securities issuable under our equity compensation plans as of December 31, 2019.

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY INCENTIVE PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
PLAN CATEGORY	(a)		(b)	(c)
Equity compensation plans approved by security holders
CLNY Equity Incentive Plan	22,835,661	(2)	N/A	13,029,462	(3)
Pre-Merger Equity Awards	238,509	(4)	N/A	—
Total	23,074,170			13,029,462

(1)
As of December 31, 2019, represents shares issuable pursuant to awards of LTIP units and deferred stock units. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit could have been converted, at the election of the holder, into one OP Unit. Each of the OP Units underlying these LTIP units was redeemable at the election of the holder, at the Company’s option in its capacity as general partner of our Operating Company, for: (i) cash equal to the then fair value of one share of the Company’s Class A common stock; or (ii) one share of the Company’s Class A common stock. Deferred stock units are held by certain of our non-executive directors and are payable in shares of the Company’s Class A common stock either upon a director’s departure from our board of directors or in annual installments over three years following departure. Except as set forth in footnote (4) below, does not include securities issuable pursuant to NRF’s Third Amended and Restated 2004 Omnibus Stock Incentive Plan, which our company assumed on January 10, 2017 in accordance with the merger agreement.

(2)
Includes the maximum number of shares of our Class A common stock issuable pursuant to (i) awards of 1,315,789 restricted stock units subject to performance-based conditions, (ii) awards of 1,969,719 restricted stock units subject to performance-based conditions at the maximum payout of 125%, (iii) awards of 2,394,687 restricted stock units subject to performance-based conditions at the maximum payout of 200%, (iv) 13,506,387 LTIP units, of which 10,000,000 LTIP units are subject to performance-based conditions, and (v) 761,962 deferred stock units issued to our non-executive directors pursuant to the deferred compensation program, in each case, that were outstanding as of December 31, 2019.

(3)
Represents shares of our Class A common stock remaining available for issuance as of December 31, 2019, pursuant to the CLNY Equity Incentive Plan, other than the shares to be issued upon exercise of outstanding options, warrants and rights disclosed in the first column. Pursuant to the terms of the CLNY Equity Incentive Plan, the number of shares of common stock reserved for issuance thereunder automatically increases on January 1st of each year by 2% of the outstanding number of shares of our common stock on the immediately preceding December 31st.

(4)
Represents shares of the Company’s Class A common stock issuable pursuant to outstanding OP Units originally granted by, or issued with respect to awards that were originally granted by, NRF prior to the Merger, which were outstanding as a result of anti-dilution adjustments made in connection with the Merger. The issuance of shares of the Company’s Class A common stock pursuant to these awards was approved by NRF’s stockholders prior to the Merger and, as disclosed in connection with the Merger, the shares of the Company’s Class A common stock to be issued pursuant to these awards will not be issued pursuant to, and will not reduce availability under, the CLNY Equity Incentive Plan.

66 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY BY DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, as of March 19, 2020, the total number and the percentage of shares of our common stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

	COMMON SHARE EQUIVALENTS(2)			CLASS A COMMON STOCK(2)	CLASS B COMMON STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	NUMBER OF SHARES BENEFICIALLY OWNED		% OF COMMON SHARE EQUIVALENTS	% OF CLASS A SHARES	NUMBER OF SHARES BENEFICIALLY OWNED(2)	% OF CLASS B SHARES
Thomas J. Barrack, Jr.(3)	31,098,414		5.69%	*	733,931	100%
Darren J. Tangen(4)	1,317,787		*	*	—	*
Mark M. Hedstrom(4)(5)	3,110,042		*	*	—	*
Kevin P. Traenkle(4)	882,158		*	*	—	*
Ronald M. Sanders(4)	770,821		*	*	—	*
Neale W. Redington(4)	407,405		*	*	—	*
Douglas Crocker II(6)	103,045		*	*	—	*
Nancy A. Curtin(6)	102,722		*	*	—	*
Jeannie H. Diefenderfer	—		—	—	—	—
Jon A. Fosheim(6)	126,721		*	*	—	*
Craig M. Hatkoff(7)	61,218		*	*	—	*
Raymond C. Mikulich(6)	90,731		*	*	—	*
George G. C. Parker(7)	110,728		*	*	—	*
Dale Anne Reiss(7)	27,011		*	*	—	*
Charles W. Schoenherr(6)	127,263		*	*	—	*
John A. Somers(6)	178,096		*	*	—	*
John L. Steffens(6)	197,177		*	*	—	*

All directors, named executive officers and executive officers as a group (16 persons)	36,299,024	(8)	6.13%	1.18%	733,931	100%

*	Less than one percent.

(1)	The address of each of beneficial owner is c/o Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. “Common Share Equivalents” includes (A) 492,251,213 shares of our Class A common stock (which includes 5,540,734 non-voting shares held by a Company affiliate) and 733,931 shares of Class B common stock, in each case where (i) the investor actually owns beneficially or of record, (ii) over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and (iii) over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days, (B) 693,438 deferred stock units held by certain of our non-executive directors, which will be automatically settled in shares of our Class A common stock following each such director’s departure from our Board, and (C) 53,261,100 OP units and LTIP units which may be redeemed for cash or, at our option, shares of Class A common stock, subject to certain conditions, and in accordance with the limited liability company agreement of our Operating Company, in each case, as of March 19, 2020. The percentages presented in the table are based on (i) 541,939,682 common share equivalents, (ii) 492,251,213 shares of our Class A common stock and (iii) 733,931 shares of Class B common stock, in each case, as of March 19, 2020.

(3)
Includes (i) Class A common shares (subject to timing vesting) held in a family trust of which Mr. Barrack is trustee, (ii) Class B common shares held directly and (iii) 26,054,642 OP Units held by Colony Capital, LLC, a Delaware limited liability company controlled by Mr. Barrack, of which 4,815,450 OP Units have been allocated to certain current and former employees.

(4)
Includes shares of restricted Class A common stock subject to time-based vesting for Messrs. Barrack, Tangen, Hedstrom, Sanders and Redington. For Mr. Traenkle, based on information available to us as of March 19, 2020. Excludes restricted stock units subject to performance based vesting as follows: Mr. Barrack - 3,168,200; Mr. Tangen - 1,015,666; Mr. Hedstrom - 516,135; Mr. Sanders - 402,413; Mr. Redington - 165,410; and Mr. Traenkle - 119,587.

67 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

(5)
Includes 2,412,315 OP Units allocated to such person in connection with Colony Capital’s management internalization completed in 2015, and held by limited liability companies controlled by Mr. Barrack. The OP Units, subject to certain conditions, may be redeemed for cash or, at the Company’s option, Class A common stock, upon such redemption.

(6)
Includes deferred stock units as follows: Mr. Crocker - 103,045; Ms. Curtin - 80,659; Mr. Fosheim - 120,721; Mr. Mikulich - 40,731; Mr. Schoenherr - 80,659; Mr. Somers - 132,136; and Mr. Steffens - 135,487. Includes 33,968 units for Messrs. Crocker, Fosheim, Mikulich, Schoenherr, Sommers and Steffens, and Ms. Curtin not yet vested.

(7)	Includes 31,873 shares for Mr. Hatkoff and 27,011 shares for Ms. Reiss of Class A common stock not yet vested.

(8)	Adjusted to exclude an aggregate of 2,412,315 OP Units allocated to Mr. Hedstrom, and held by limited liability companies controlled by Mr. Barrack. See footnotes 3 and 5 above.
None of our named executive officers or directors owns any shares of our preferred stock, other than Mr. Barrack and Ms. Reiss, who each beneficially own certain shares of our preferred stock as set forth in the following table, as of March 19, 2020.

	SERIES G PREFERRED STOCK		SERIES H PREFERRED STOCK		SERIES I PREFERRED STOCK		SERIES J PREFERRED STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	NUMBER	%(2)	NUMBER	%(3)	NUMBER	%(4)	NUMBER	%(5)
Thomas J. Barrack, Jr.(6)	163,143	5.17%	29,988	*	67,218	*	15,524	*
Dale Anne Reiss	—	—	3,500	*	3,500	*	3,500	*

*	Less than one percent.

(1)	The address of each of beneficial owner is c/o Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071.

(2)	Based on 3,450,000 shares of our Series G preferred stock outstanding as of March 19, 2020.

(3)	Based on 11,500,000 shares of our Series H preferred stock outstanding as of March 19, 2020.

(4)	Based on 13,800,000 shares of our Series I preferred stock outstanding as of March 19, 2020.

(5)	Based on 12,600,000 shares of our Series J preferred stock outstanding as of March 19, 2020.

(6)
Represents acquisitions by an investment vehicle between (i) an investment fund sponsored and managed by affiliates of the Company and beneficially controlled by the reporting person through the general partner of such investment fund and (ii) a wholly-owned subsidiary of our Operating Company. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY BY 5% STOCKHOLDERS
The following table sets forth how many shares of our Class A common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Class A common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER	PERCENTAGE
The Vanguard Group(1)	69,996,330	13.61%
The Baupost Group, L.L.C.(2)	49,687,370	10.09%
BlackRock, Inc.(3)	32,274,330	6.56%
Caisse de dépôt et placement du Québec(4)	32,023,651	6.51%

(1)
Based solely on information provided in a Schedule 13G/A filed on February 11, 2020, The Vanguard Group, Inc. has sole voting power with respect to 760,760 shares of our Class A common stock, sole dispositive power with respect to 69,245,451 shares of our Class A common stock, shared voting power with respect to 561,266 shares of our Class A common stock, and shared dispositive power with respect to 750,879 shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
Based solely on information provided in a Schedule 13G/A filed on June 8, 2018, The Baupost Group, L.L.C. has sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 0 shares of our Class A common stock, shared voting power with respect to 49,687,370 shares of our Class A common stock, and shared dispositive power with respect to 49,687,370 shares. The address of The Baupost Group, L.L.C., as reported by it in the Schedule 13G/A, is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(3)
Based solely on information provided in a Schedule 13G/A filed on February 2, 2020, BlackRock, Inc. has sole voting power with respect to 30,227,090 shares of our Class A common stock, sole dispositive power with respect to 32,274,330 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

68 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management

(4)
Based solely on information provided in a Schedule 13G/A filed on February 14, 2020, Caisse de dépôt et placement du Québec has sole voting and dispositive power with respect to 32,023,651 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of Caisse de dépôt et placement du Québec, as reported by it in the Schedule 13G/A, is 1000, Place Jean-Paul Riopelle, Montréal, Québec,H2Z 2B3, Canada.

69 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

PROPOSAL NO. 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm

PROPOSAL NO. 3:	Ratification of Appointment of Our Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.
If this selection is not ratified by our stockholders, the Audit Committee may, but need not, reconsider its appointment and endorsement. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
Our Board of Directors Recommends a Vote “FOR” Ratification of the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2020.
AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of Messrs. Parker (Chairman), Crocker, Fosheim and Schoenherr and Ms. Reiss. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors.
One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2019 with our management.
The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 1301, “Communications with Audit Committees”.
The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for 2019 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
Audit Committee:
George G. C. Parker, Chairperson
Douglas Crocker II
Jon A. Fosheim
Dale Anne Reiss
Charles W. Schoenherr

70 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

Independent Registered Public Accounting Firm's Fees

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
Aggregate fees billed and expected to be billed by Ernst & Young LLP for the fiscal years ended December 31, 2019 and 2018 were as follows:

TYPE OF FEE	2019	2018
Audit Fees(1)	$7,516,356	$7,421,004
Audit-Related Fees(2)	475,161	807,258
Tax Fees(3)	1,574,106	1,080,500
All Other Fees(4)	7,200	3,582
Total	$9,572,823	$9,312,344

(1)
Fees for audit services for the fiscal years ended December 31, 2019 and 2018 include fees associated with the annual audits for such years, for both the Company and those audits required by statute or regulation, including the audit of the Company’s internal control over financial reporting, the quarterly review of the financial statements included in the Company’s quarterly reports on Form 10-Q, consultations with the Company’s management on technical accounting and regulatory issues and services provided for assistance with and review of other regulatory filings.

(2)
Audit-related fees for the year ended December 31, 2019 are for transaction advisory services in connection with the Company’s potential acquisitions. Audit-related fees for the year ended December 31, 2018 are for transaction advisory services in connection with the Company’s potential acquisitions and for agreed-upon procedures related to the final calculation of contingent consideration associated with Colony Capital’s management internalization completed in 2015.

(3)	Tax fees represent fees and expenses related to the review and assistance with the preparation of tax returns, tax consulting and structuring, and general federal, state and foreign tax consulting.

(4)	Other fees represent the annual subscription fee to EY’s accounting research tool.
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which will be reviewed and reassessed annually by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, provided that the estimated cost for such services shall not exceed $250,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

71 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
POLICY FOR REVIEW OF RELATED PARTY TRANSACTIONS
Our Board of Directors has adopted a written Related Party Transaction Policy in order to ensure that related party transactions are properly reviewed and fully disclosed in accordance with the rules and regulations of the SEC and NYSE. All related party transactions, including transactions between us and any executive officer, director, director nominee or more than 5% stockholder of the Company, or any of their immediate family members, where the amount involved exceeds $120,000 and in which such related person has a direct or indirect material interest, must be approved or ratified by either our Audit Committee or a majority of the disinterested members of our Board of Directors. For purposes of the policy, a related party transaction does not include any co-investments made by and between the Company (or its subsidiaries) and one or more investment vehicles formed, sponsored and managed by the Company or its subsidiaries, regardless of when such co-investment is made, or any transactions related to any such co-investment. As a general rule, all related party transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party; however, in such cases where it may be impractical or unnecessary to make such a comparison, the Audit Committee or a majority of the disinterested members of the Board may approve any such transaction at their discretion in accordance with the Related Party Transaction Policy.
In preparation of the Company’s proxy statement, each director and executive officer completes a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, has an interest. The Company’s chief compliance officer reviews the questionnaires to determine if there are any related party transactions that need to be disclosed to our Audit Committee.
Pursuant to our Audit Committee’s charter, in addition to conducting a review of all related party transactions in accordance with the Related Party Transaction Policy, the Audit Committee must review the Related Party Transaction Policy periodically and reports the results of such reviews to Board.
Arrangements with Company-Sponsored Private Fund
The Company co-invests alongside Company sponsored private funds through joint ventures between the Company and the sponsored private fund. These co-investment joint ventures are consolidated by the Company. The Company has capital commitments, as general partner, directly into the private fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company’s commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the private fund such as financing and administrative costs. Such costs expensed during the year ended December 31, 2019 were immaterial and they relate primarily to the Company’s share of deferred financing costs on borrowings of the fund.
Investment in Managed Investment Vehicles
Subject to the Company’s related party policies and procedures, senior management, investment professionals and certain other employees may participate on a discretionary basis in investment vehicles managed by the Company, either directly or indirectly through co-investment vehicles. These investments are generally not subject to management fees and incentive fees, but otherwise bear their proportionate share of other operating expenses of the investment vehicles. At December 31, 2019, there was $4.0 million of such investments in a consolidated fund of the Company, reflected in redeemable noncontrolling interests on the consolidated balance sheet, and their share of net income, included in net income attributable to redeemable noncontrolling interests on the consolidated statement of operations, was $2.5 million for the year ended December 31, 2019.
Incentive Fee Allocations
The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. A portion of the incentive fees earned by the Company is allocated to senior

72 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

management, investment professionals and certain other employees of the Company, generally at 50%, consistent with market terms. In January 2019 and February 2020, our executive officers were allocated an aggregate of 38.9% of the carried interest earned or to be earned from various funds, co-investment vehicles and NRE, all managed by affiliates of the Company.
Employees
Jodi Pitts, the daughter of Mr. Barrack, our Executive Chairman and Chief Executive Officer, has been employed since 2000 and is expected to continue to be employed at our company. Ms. Pitts is responsible for managing investor conferences and other investor relations functions. Gavin Hedstrom, the son of Mr. Hedstrom, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, has been employed since 2011 and is expected to continue to be employed as an associate in the finance & accounting department at our company. Neither Ms. Pitts nor Gavin Hedstrom was paid more than $250,000 by the Company as compensation for 2019, including salary and bonus compensation.
Certain of the Company’s employees (including an independent contractor) may from time to time provide services to Mr. Barrack’s family business. Mr. Barrack pays for a portion of the cash compensation paid by the Company, including a pro rata portion of overhead costs, to such employees based on an allocation of time spent on Mr. Barrack’s family business. These payments by Mr. Barrack to the Company amounted to approximately $718,000 for the year ended December 31, 2019.
Corporate Aircraft
In January 2019, the Company, through its subsidiary, Colony Capital Advisors, LLC, has entered into an amended and restated time sharing agreement with Thomas J. Barrack, Jr., the Company's Executive Chairman and Chief Executive Officer, under which Mr. Barrack may use the Company’s aircraft for personal travel. Under this arrangement, Mr. Barrack pays the Company for personal usage based on the incremental cost to the Company, including direct and indirect variable costs, but in no case more than the maximum reimbursement permitted by the Federal Aviation Regulations under the agreement. Mr. Barrack reimbursed the Company $1.4 million for personal flights taken during the year ended December 31, 2019.
DataBank Transaction
DataBank is a portfolio company sponsored by DBH and invested in by its founders, including Mr. Ganzi, Benjamin Jenkins, the Chairman of the Company’s digital realty platform, and other senior professionals alongside institutional partners. In addition, DBH principals, including Mr. Ganzi and Mr. Jenkins, received incentive stock units in DataBank. In connection with the Company’s acquisition in December 2019 of interests in DataBank from third parties, Mr. Ganzi, Mr. Jenkins and other senior DBH professionals retained their direct investments in DataBank and Mr. Ganzi and Mr. Jenkins entered into voting agreements with the Company, which provide the Company with majority voting power over DataBank's board. The Company took a series of steps to mitigate any resulting conflicts in the transaction. In particular, in addition to the Company receiving a fairness opinion on its purchase price from a nationally recognized third party valuation firm, the third party sellers reduced the Company’s purchase price by approximately $3.1 million, the implied value of Messrs. Ganzi and Jenkins’ incentive units allocable to the DataBank stake acquired by the Company. Further, Messrs. Ganzi and Jenkins contributed certain of their incentive units to Colony in exchange for OP units, with a value of $3.1 million, which are subject to a multi-year lock-up. The net effect is that Colony will not be subject to any carried interest payments to Messrs. Ganzi or Jenkins with respect to Colony’s investment in DataBank. In addition, the DataBank transaction was approved by the Company's board of directors.
Employment Agreements and Separation Agreements
We have entered into employment agreements with each of our named executive officers. In addition, in April 2020 and February 2020, we have entered into separation agreements with each of Mr. Tangen and Mr. Traenkle, respectively. For a description of these agreements, see “Compensation Discussion and Analysis—Employment Agreements.”

73 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

FREQUENTLY ASKED QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND VOTING
WHAT IS A PROXY?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving each of the persons named in the proxy card, Mark M. Hedstrom and Ronald M. Sanders, the authority to vote your shares in the manner you indicate on your proxy card. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations on each proposal.
WHO IS QUALIFIED TO VOTE?
You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our Class A common stock, par value $0.01 per share, or our Class B common stock, par value $0.01 per share, at the close of business on March 19, 2020, the record date for the 2020 Annual Meeting.
HOW MANY SHARES MAY VOTE AT THE MEETING?
On March 19, 2020, there were approximately 486,710,479 shares of Class A common stock outstanding and eligible to vote and 733,931 shares of Class B common stock outstanding and eligible to vote. Each Class A common share is entitled to one vote and each Class B common share is entitled to 36.5 votes. As a result, we expect that a total of 513,498,961 votes will be entitled to be cast (which we refer to in this Proxy Statement as the “voting shares”) on all matters presented to stockholders at the meeting.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
The presence at the 2020 Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be counted as present at the meeting for the purpose of determining a quorum. A broker non-vote occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner and the beneficial owner fails to provide the nominee with such instructions. If a quorum is not present, the 2020 Annual Meeting may be adjourned by the chairman of the meeting to a time and date not more than 120 days after the original record date without notice other than announcement at the meeting.
WHAT IS THE DIFFERENCE BETWEEN A “STOCKHOLDER OF RECORD” AND A “STREET NAME” HOLDER?
These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
HOW DO I VOTE MY SHARES?
If you are a “stockholder of record,” you have several choices. You can vote your shares by proxy:

•	Via the Internet;

•	By telephone; or

•	By mailing your proxy card.
Please refer to the specific instructions set forth on the enclosed printed proxy card or voting instruction form. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder. As such, please have readily available the control number provided to you on your proxy form when voting via the Internet or by telephone. If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.
CAN I VOTE MY SHARES IN PERSON AT THE MEETING?
If you are a “stockholder of record,” you may vote your shares in person at the virtual meeting by visiting www.viewproxy.com/colonycapital/2020. To vote, you will need your control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. Please note that even if you plan to attend the 2020 Annual Meeting, we

74 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

encourage you to submit a proxy in advance to ensure your shares are represented. Your voting in person at the 2020 Annual Meeting will automatically result in the revocation of any previously submitted proxy.
If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting, and you will be assigned a virtual control number in order to vote your shares during the 2020 Annual Meeting.
WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?
The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors named on the enclosed proxy card.

•	Proposal 2: FOR the advisory vote to approve executive compensation.

•	Proposal 3: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2020.

WHAT ARE BROKER NON-VOTES AND HOW WILL THEY AFFECT VOTING?
Under applicable NYSE rules, brokers holding shares of our Class A common stock for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Broker non-votes may arise in the context of voting for the election of directors and on the proposal to approve executive compensation as described in this proxy statement, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of directors and on the proposal to approve executive compensation. Accordingly, we urge stockholders who hold their shares through a broker or other nominee to provide voting instructions so that your shares of common stock may be voted on these proposals. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020 is a matter considered routine under applicable NYSE rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with this proposal.
Broker non-votes will not be counted as votes cast and, as a result, will have no impact on the outcome of the election of directors or the advisory vote to approve executive compensation.
If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card and sign the proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR the approval of the compensation of our named executive officers, and FOR ratification of the appointment of our independent registered public accounting firm).
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
To approve each of the proposals, the following votes are required from the holders of voting shares.

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors	Each director nominee will be elected by a majority of the votes cast. Stockholders may not cumulate votes.	Abstentions/broker non-votes will not be counted as votes cast and will have no impact on the outcome.
2	Advisory Vote to Approve Executive Compensation	This proposal is advisory and not binding. We will consider stockholders to have approved the proposal if it is approved by a majority of the votes cast.	Abstentions/broker non-votes will not be counted as votes cast and will have no impact on the outcome.
3	Ratification of Appointment of Independent Auditors	A majority of the votes cast.	Abstentions will not be counted as votes cast and will have no impact on the outcome.

75 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

WHY DID I RECEIVE MORE THAN ONE NOTICE OR PROXY CARD?
You will receive multiple Notices or proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.
CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY PROXY CARD?
If you are a “stockholder of record,” you may revoke your proxy by doing one of the following:

•	By authorizing a new proxy via telephone or Internet and submitting it so that it is received by 11:59 p.m. (Eastern Time) on May 4, 2020;

•
By sending written notice of revocation to our Chief Legal Officer and Secretary at 515 S. Flower Street, 44th Floor, Los Angeles, California 90071, which notice must be received by 5:00 p.m. (Eastern Time) on May 4, 2020;

•
By signing a later-dated proxy card and submitting it to our Chief Legal Officer and Secretary at 515 S. Flower Street, 44th Floor, Los Angeles, California 90071, so that it is received by 5:00 p.m. (Eastern Time) on May 4, 2020; or

•	By attending the meeting and voting your shares in person.
If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 406-2287
Email: CLNY@dfking.com

WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE 2020 ANNUAL MEETING?
We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the 2020 Annual Meeting. If other matters requiring a vote do properly come before the 2020 Annual Meeting, the persons named as proxies will have the discretion to vote on those matters for you.
WHO WILL COUNT THE VOTES?
A representative of First Coast Results, Inc. will be present at the meeting to count the votes and act as the independent inspector of election. We will publish the voting results in a filing with the SEC by the fourth business day after the 2020 Annual Meeting.
WHO PAYS THE COST OF THIS PROXY SOLICITATION?
As this proxy solicitation is by and on behalf of the Board of Directors, the Company will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. The Company has retained D.F. King to provide proxy solicitation services. Under our agreement with D.F. King, D.F. King will receive a fee of up to $25,000 plus the reimbursement of reasonable expenses. D.F. King will solicit proxies by mail, telephone, facsimile or email.

IS THIS PROXY STATEMENT THE ONLY WAY THAT PROXIES ARE BEING SOLICITED?
Certain officers, directors, employees or other representatives of the Company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
ATTEND OUR 2020 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 5, 2020, at 10:00 a.m., Eastern Time
Location:	www.viewproxy.com/colonycapital/2020

Record Date:	March 19, 2020

76 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

The Annual Meeting will be held on Tuesday, May 5, 2020 commencing at 10:00 a.m. Eastern Time. In light of public health concerns due to the coronavirus (COVID-19) pandemic, the Annual Meeting will be held in a virtual meeting format only and can be accessed online at www.viewproxy.com/colonycapital/2020. There is no physical location for the 2020 Annual Meeting.

In order to participate in the 2020 Annual Meeting live via the Internet, you must register at www.viewproxy.com/colonycapital/2020 by 11:59 p.m. Eastern Time on May 4, 2020. If you are a stockholder of record, you must register using your control number included on your proxy card or voting instructions form. If you hold your shares in street name, you must provide a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting, and you will be assigned a virtual control number in order to vote your shares during the 2020 Annual Meeting. Such legal proxy must be sent to colony@firstcoastresults.com by 11:59 p.m. Eastern Time on May 4, 2020. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2020 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership by following the instructions that are posted at www.viewproxy.com/colonycapital/2020. At the 2020 Annual Meeting, participants will be able to submit questions during the meeting. Further instructions on how to attend the Annual Meeting via live audio webcast, including how to vote your shares electronically at the 2020 Annual Meeting are posted on www.viewproxy.com/colonycapital/2020 under Frequently Asked Questions (FAQs). We encourage you to access the meeting prior to the start time. The online portal will open 15 minutes before the beginning of the 2020 Annual Meeting.

77 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

OTHER INFORMATION

OTHER INFORMATION
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2021
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2021 annual meeting of stockholders if they are received at our principal executive office, on or before December 2, 2020.
Proposals received from stockholders submitted outside of Rule 14a-8 under the Exchange Act or for a director nomination must comply with the advance notice and other requirements set forth in our bylaws in order to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the 2021 annual meeting of stockholders is advanced or delayed more than 30 days from the first anniversary of the date of this year’s annual meeting, be submitted to the Secretary of the Company at our principal executive office at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between November 2, 2020 and 5:00 p.m., Eastern Time, on December 2, 2020, based on the date of this year’s Proxy Statement of April 1, 2020).
ANNUAL REPORT
A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2019 is being mailed with these proxy materials to stockholders entitled to vote at the annual meeting. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to: Colony Capital, Inc., 515 S. Flower St., 44th Floor, Los Angeles, CA 90071, Attn: Chief Legal Officer and Secretary.
WHERE YOU CAN FIND MORE INFORMATION
We make available free of charge through our website at www.clny.com under the heading “Public Shareholders—SEC Filings” the periodic reports and other information we file with the SEC, as required by the Exchange Act. Copies may also be accessed electronically by means of the SEC home page on the Internet, at www.sec.gov.
ELIMINATING DUPLICATE MAILINGS
If you share an address with one or more other stockholders, you may have received notification that you will receive only a single copy of the Annual Report for your entire household unless you or another stockholder at that address notifies our transfer agent that they wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs.
If you wish to receive free of charge a separate Annual Report this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding,” please contact our transfer agent, American Stock Transfer & Trust Company, LLC, our transfer agent, at 1-800-937-5449. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

78 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

OTHER INFORMATION

INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on or accessible through these websites is not part of this Proxy Statement.

79 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

APPENDIX A–Proxy Card

APPENDIX A-PROXY CARD

PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. ET on May 4, 2020.

VOTE BY INTERNET **WWW.FCRVOTE.COM/CLNY**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. on May 4, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE **1-866-804-6288**

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. on May 4, 2020. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. **Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.**

CONTROL NUMBER

If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

COLONY CAPITAL, INC.

The Board of Directors recommends a vote "FOR" all nominees listed in Proposal 1.

1. Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
(01) Thomas J. Barrack, Jr.	☐	☐	☐	(07) Raymond C. Mikulich	☐	☐	☐
(02) Douglas Crocker II	☐	☐	☐	(08) George G. C. Parker	☐	☐	☐
(03) Nancy A. Curtin	☐	☐	☐	(09) Dale Anne Reiss	☐	☐	☐
(04) Jeannie H. Diefenderfer	☐	☐	☐	(10) Charles W. Schoenherr	☐	☐	☐
(05) Jon A. Fosheim	☐	☐	☐	(11) John A. Somers	☐	☐	☐
(06) Craig M. Hatkoff	☐	☐	☐	(12) John L. Steffens	☐	☐	☐

The Board of Directors recommends a vote "FOR" Proposals 2 and 3.

	FOR	AGAINST	ABSTAIN
2. Approval of an advisory proposal regarding the compensation paid to Colony Capital, Inc.'s named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent public auditor for the fiscal year ending December 31, 2020.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature

Signature (Capacity)

Date

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

A-1 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

APPENDIX A–Proxy Card

YOUR VOTE IS IMPORTANT.

PLEASE VOTE BY INTERNET OR TELEPHONE TO REGISTER YOUR VOTE PROMPTLY. INSTRUCTIONS ON REVERSE SIDE.

YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, MAY 4, 2020, TO BE INCLUDED IN THE VOTING RESULTS.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, **DATE** AND RETURN THIS PROXY **CARD** PROMPTLY **IN THE POSTAGE-PAID ENVELOPE PROVIDED.**

The Notice and Proxy Statement are available at www.**fcrvote.com/clny**

Continued and to be signed on the reverse side.

If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing.

COLONY CAPITAL, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS

May 5, 20**20**, **10**:00 **a**.m. **Eastern Time**

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark M. Hedstrom and Ronald M. Sanders, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Colony Capital, Inc., to be held virtually at www.viewproxy.com/colonycapital/2020 on May 5, 2020 at 10:00 A.M. Eastern Time, and at any adjournments or postponements thereof, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not provided and the signed card is returned, the proxies will vote in accordance with the Board of Directors recommendations listed on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED "FOR " ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.

A-2 COLONY CAPITAL, INC. 2020 PROXY STATEMENT